Exhibit 3.4

LIMITED LIABILITY LIMITED PARTNERSHIP AGREEMENT

OF

LADDER CAPITAL FINANCE HOLDINGS LLLP,

A DELAWARE LIMITED LIABILITY LIMITED PARTNERSHIP

Dated as of August 9, 2011

THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT IS SUBJECT TO THE CONDITIONS SPECIFIED IN THIS LIMITED LIABILITY LIMITED PARTNERSHIP AGREEMENT AMONG THE PARTNERS OF THE ISSUER.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY BE SUBJECT TO ONE OR MORE SUBSCRIPTION AGREEMENTS OR EQUITY GRANT AGREEMENTS, AS MAY BE AMENDED FROM TIME TO TIME, BY AND BETWEEN THE ISSUER AND ONE OR MORE OF THE ISSUER’S PARTNERS.

TABLE OF CONTENTS

ARTICLE I Definitions		2
1.1	Definitions	2
1.2	Other Interpretative Provisions	20

ARTICLE II Organization of the Partnership		20
2.1	Organization	20
2.2	Name	20
2.3	Registered Office; Agent	21
2.4	Term	21
2.5	Purposes and Powers	21

ARTICLE III Management of the Partnership		21
3.1	Board of Directors.	21
3.2	Committees of the Board	30
3.3	Officers	31
3.4	Fiduciary Duties	33
3.5	Performance of Duties; Liability of Directors and Officers	34
3.6	Indemnification	34

ARTICLE IV Annual Meeting; Partners; and General Partner		35
4.1	Annual Meeting for Holders of Participating Preferred Units	35
4.2	Registered Limited Partners	35
4.3	Limitation of Liability	35
4.4	Withdrawal or Resignation by a Limited Partner	35
4.5	Death of a Limited Partner	35
4.6	Authority	35
4.7	Outside Activities	36
4.8	General Partner; Transfer of General Partnership Interest	36

ARTICLE V Units; Limited Partnership Interests		36
5.1	Initial Limited Partners; Units Generally	36
5.2	Authorization of Units	37
5.3	Issuance of Units	38
5.4	New Limited Partners	38
5.5	Increase in Series B Commitments	38
5.6	Issuance of Series B Participating Preferred Units other than pursuant to the Series B Commitments	39
5.7	Increase in the Class A Common Percentage	40
5.8	Issuance of Dilutive Class A Common Units	42
5.9	Deemed Ownership of Forfeited Class A-2 Common Units	43
5.10	Deemed Ownership of Repurchased Class A-2 Common Units	43
5.11	Re-Issuance of Forfeited Class A-2 Common Units and Repurchased Class A-2 Common Units	44
5.12	Threshold Amount for Class A-2 Common Units	45
5.13	2008 Incentive Equity Plan	45

i

ARTICLE VI Commitments and Capital Accounts		45
6.1	Series A Commitments and Series B Commitments	45
6.2	Capital Accounts	49
6.3	Negative Capital Accounts	50
6.4	No Withdrawal	50
6.5	Loans From Partners	50
6.6	Status of Capital Contributions	50
6.7	Series B Limited Partner’s Default on Series B Commitment	51

ARTICLE VII Distributions		52
7.1	Generally	52
7.2	Discretionary Distributions	53
7.3	Tax Distributions	55

ARTICLE VIII Allocations		56
8.1	Allocations of Profits and Losses	56
8.2	Regulatory and Special Allocations	56
8.3	Curative Allocations	57
8.4	Forfeiture Allocations and Liquidation Value Safe Harbor	58
8.5	Tax Allocations	58

ARTICLE IX Elections and Reports		59
9.1	Generally	59
9.2	Tax Status	59
9.3	Tax Elections	59
9.4	Tax Controversies	59
9.5	Waiver of Section 17-305 of the Delaware LP Act	59
9.6	Schedule K-1	60

ARTICLE X Dissolution and Liquidation		60
10.1	Dissolution	60
10.2	Liquidation	60

ARTICLE XI Transfer of Units		62
11.1	Restrictions	62
11.2	Void Transfers	70
11.3	General Restrictions on Transfer	70
11.4	Procedures for Transfer	70
11.5	Limitations	71
11.6	Right of First Offer	71
11.7	Right of First Refusal	73
11.8	Pledge of Units	73

ARTICLE XII Certain Agreements		74
12.1	Approved Company Sale	74
12.2	Financial Statements; Confidentiality	75

12.3	Certain Partnership Actions that Require the Consent of the Participating Preferred Majority Holders	76
12.4	Blocker Corporations	76

ARTICLE XIII Miscellaneous Provisions		77
13.1	Notices	77
13.2	GOVERNING LAW	77
13.3	No Action for Partition	77
13.4	Headings and Sections	77
13.5	Amendments	78
13.6	Binding Effect	79
13.7	Counterparts; Facsimile	79
13.8	Severability	79
13.9	Remedies.	79
13.10	Business Days	79
13.11	Waiver of Jury Trial	79
13.12	No Strict Construction	80
13.13	Entire Agreement and Incorporation by Reference	80
13.14	Parties in Interest	80
13.15	Qualified Initial Public Offering	80
13.16	Mergers and Consolidations	81
13.17	Conflicting Agreements	81
13.18	Venue and Submission to Jurisdiction	81

EXHIBITS:

Exhibit A             Form of Joinder to Limited Liability Limited Partnership Agreement

EXHIBITS:

Schedule A          Officers of the Partnership as of August 9, 2011

Schedule B          Limited Partners Schedule as of August 9, 2011

LIMITED LIABILITY LIMITED PARTNERSHIP AGREEMENT

OF

LADDER CAPITAL FINANCE HOLDINGS LLLP

This LIMITED LIABILITY LIMITED PARTNERSHIP AGREEMENT (this “Agreement”), dated as of August 9, 2011 (the “Second Effective Date”), of Ladder Capital Finance Holdings LLLP, a Delaware limited liability limited partnership (the “Partnership”), is by and among (i) the General Partner (as herein defined) and (ii) each of the Persons who is a party to or otherwise bound by this Agreement as a Limited Partner (as herein defined). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in Article I.

RECITALS

WHEREAS, (i) Ladder Capital Finance Holdings LLC, a Delaware limited liability company (the “LLC”) was formed on February 25, 2008 by the execution and filing of a certificate of formation with the Secretary of State of the State of Delaware and (ii) as of immediately prior to the Conversion (as herein defined) the members of the LLC are parties to or are bound by that certain Amended and Restated Limited Liability Company Agreement of the LLC, dated as of September 22, 2008, as amended by that certain First Amendment, dated as of June 2, 2011 (the “Prior Agreement”);

WHEREAS, (i) the Board of Directors (as such term is defined in the Prior Agreement) of the LLC and (ii) the requisite Members (as such term is defined in the of the Prior Agreement) of the LLC, which include (A) the Series A Preferred Majority Holders, (B) the TowerBrook Majority Holders, (C) the GI Majority Holders, (D) the Class A-2 Common Majority Holders, (E) the Meridian Majority Holders and (F) the holders of a majority of the issued and outstanding Class A-1 Common Units (as such terms are defined in the Prior Agreement) have authorized and approved the conversion of the LLC into the Partnership, a Delaware limited liability limited partnership (the “Conversion”) pursuant to (I) Section 18-216 of the Delaware Limited Liability Company Act, as amended from time to time (the “Delaware LLC Act”) and (II) Section 17-217 of the Delaware Revised Uniform Limited Partnership Act, as amended from time to time (the “Delaware LP Act”);

WHEREAS, on the Second Effective Date, a Certificate of Conversion (the “Certificate of Conversion”) was filed with the Secretary of State of the State of Delaware to effectuate the Conversion and a Certificate of Limited Partnership (the “Certificate of Limited Partnership”) for the Partnership was filed with the Secretary of State of the State of Delaware, at which time (i) the Members (as such term is defined in the of the Prior Agreement) of the LLC as of immediately prior to the Conversion were admitted as Limited Partners of the Partnership and (ii) LCFH GP, LLC, a Delaware limited liability company (“LCFH GP”) was admitted as the General Partner of the Partnership;

WHEREAS, (A) the General Partner and (B) the Limited Partners signing this Agreement, which include:

(i) TI II Ladder Holdings, LLC, a Delaware limited liability company (“TowerBrook Holdings”) and TCP Ladder Blocker, Inc., a Delaware corporation (“TCP Blocker Corporation”; and collectively with TowerBrook Holdings, the “TowerBrook Funds”),

(ii) GI Ladder Holdco LLC, a Delaware limited liability company (“GI Partners Holdco”), GI Ladder Holdco ECI Blocker, Inc., a Delaware corporation (“GI ECI Blocker Corp”) and GI Ladder Holdco UBTI Blocker, Inc., a Delaware corporation (“GI UBTI Blocker Corp”; and collectively with GI Partners Holdco and GI ECI Blocker Corp, the “GI Funds”),

(iii) Brian Harris, Greta Guggenheim, Pamela McCormack, Robert Perelman, Marc Fox, Thomas M. Harney and Alan Fishman, and

(iv) Meridian LCF LLC, a Delaware limited liability company (“Meridian LCF”),

desire to enter into this Agreement in order for this Agreement to be the Partnership’s “partnership agreement” (as that term is used in the Delaware LP Act) as of the Second Effective Date; and

WHEREAS, contemporaneous with the effectiveness of this Agreement, (i) the Partnership will accept certain Series B Subscription Agreements (as herein defined) from each of GP09 Ladder Limited Partnership (the “Initial AIMCo Partner”), the TowerBrook Funds and the GI Funds and (ii) the Initial AIMCo Partner shall be, and, as a result of becoming a party to this Agreement, hereby is, admitted as a Limited Partner.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

1.1 Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided in this Agreement):

“2008 Incentive Equity Plan” means the Partnership’s 2008 Incentive Equity Plan, as may be amended or otherwise modified from time to time in accordance with its terms.

“Acceptance Notice” has the meaning set forth in Section 11.6(b).

“Additional Series B Commitments” has the meaning set forth in Section 5.5.

“Adjusted Capital Account Deficit” means, with respect to any Limited Partner, the deficit balance, if any, in such Limited Partner’s Capital Account as of the end of the relevant Taxable Year, after giving effect to the following adjustments:

(i) Crediting to such Capital Account any amount which such Limited Partner is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2 (g)(1), and 1.704-2(i); and

(ii) Debiting to such Capital Account the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Adjusted Taxable Income” of a Limited Partner for a Fiscal Year (or portion thereof) with respect to Units held by such Limited Partner means the federal taxable income (or alternative minimum taxable income, as the case may be) allocated by the Partnership to such Limited Partner with respect to such Units (as adjusted by any final determination in connection with any tax audit or other proceeding) for such Fiscal Year (or portion thereof); provided that such taxable income (or alternative minimum taxable income, as the case may be) shall be computed (i) as if all excess taxable losses and excess taxable credits allocated with respect to such Units were carried forward (taking into account the character of any such loss carry forward as capital or ordinary), and (ii) taking into account any special basis adjustment with respect to such Limited Partner resulting from an election by the Partnership under Code Section 754; provided, further, that Adjusted Taxable Income shall not include federal taxable income (or alternative minimum taxable income, as the case may be) arising as a result of (A) a sale of a material portion of the Partnership’s or any of its Subsidiaries’ assets (determined on a consolidated basis) to the extent the net proceeds of which are distributed pursuant to Section 7.2 or (B) an Approved Company Sale.

“Affiliate” means, when used with reference to a specified Person, any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise). With respect to any Person who is an individual, “Affiliates” shall also include any member of such individual’s Family Group.

“Aggregate Class A Common Units Outstanding” means, at any time, the sum of: (a) the aggregate number of Class A-1 Common Units issued and outstanding at such time plus (b) the aggregate number of Class A-2 Common Units (including both the Original Class A-2 Common Units and the Warehoused Class A-2 Common Units, if any) issued and outstanding at such time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“AIMCo” means Alberta Investment Management Corporation.

“AIMCo Letter Agreement” means that certain letter agreement, dated as of the Second Effective Date, by and among the Partnership, AIMCo Initial Partner and the other parties thereto.

“AIMCo Permitted Holder” means any person designated under section 6(3) of the Alberta Investment Management Corporation Act in respect of which AIMCo is to provide investment management services and any Affiliate of any such person, but excluding any “portfolio company” of any of the foregoing.

“Approved Company Sale” has the meaning set forth in Section 12.1.

“Blocker Corporations” means TCP Blocker Corporation and the GI Blocker Corporations.

“Board” or “Board of Directors” has the meaning set forth in Section 3.1(a).

“Book Value” means, with respect to any Partnership asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(A) The initial Book Value of any Partnership asset contributed by a Limited Partner to the Partnership shall be the gross Fair Market Value of such Partnership asset as of the date of such contribution;

(B) The Book Value of each Partnership asset shall be adjusted to equal its respective gross Fair Market Value, as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Limited Partner in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a Limited Partner of more than a de minimis amount of Partnership assets (other than cash) as consideration for all or part of its Units unless the Board determines that such adjustment is not necessary to reflect the relative economic interests of the Limited Partners in the Partnership; and (iii) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(C) The Book Value of a Partnership asset distributed to any Limited Partner shall be the Fair Market Value of such Partnership asset as of the date of distribution thereof;

(D) The Book Value of each Partnership asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted basis of such Partnership asset pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section § 1.704-1(b)(2)(iv)(m); provided that Book Values shall not be adjusted pursuant to this subparagraph (D) to the extent that an adjustment pursuant to subparagraph (B) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (D); and

(E) If the Book Value of a Partnership asset has been determined or adjusted pursuant to subparagraphs (A), (B) or (D) above, such Book Value shall thereafter be adjusted to reflect the Depreciation taken into account with respect to such Partnership asset for purposes of computing Profits and Losses.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks are authorized or required to close in the state of New York.

“Capital Account” means the capital account maintained for a Limited Partner pursuant to Section 6.2.

“Capital Call” has the meaning set forth in Section 6.1.

“Capital Call Notice” has the meaning set forth in Section 6.1.

“Capital Contribution” means, with respect to each Limited Partner, the amount of cash or property contributed by such Limited Partner to the Partnership pursuant to such Limited Partner’s Series A Commitment, Series B Commitment or otherwise.

“Certificate of Conversion” has the meaning set forth in the recitals to this Agreement.

“Certificate of Limited Partnership” has the meaning set forth in the recitals to this Agreement.

“Chairman” has the meaning set forth in Section 3.1(f).

“Class A Common Percentage” means 20%, as such percentage may from time to time be increased (but not decreased) pursuant to Section 5.7.

“Class A Common Percentage Increase” has the meaning set forth in Section 5.7.

“Class A Common Units” means, collectively, the Class A-1 Common Units and the Class A-2 Common Units.

“Class A Director” has the meaning set forth in Section 3.1(a).

“Class A-1 Common Percentage” means, at any time the Class A Common Percentage multiplied by a fraction, the numerator of which is the number of Class A-1 Common Units issued and outstanding at such time and the denominator of which is the number of Aggregate Class A Common Units Outstanding at such time. As of the Second Effective Date, the Class A-1 Common Percentage is 8.065256%.

“Class A-1 Common Unit” means a Unit having the rights and obligations specified with respect to a “Class A-1 Common Unit” in this Agreement.

“Class A-1 Common Unit Grant Agreement” means that certain Class A-1 Common Unit Grant Agreement, dated as of the Original Closing Date, by and among the Partnership, TowerBrook Investors II, L.P., TCP Blocker Corporation, TowerBrook Investors II Executive Fund, L.P., Brian Harris, Greta Guggenheim, Alan Fishman, GI Partners Holdco, GI ECI Blocker Corp, GI UBTI Blocker Corp, Meridian LCF, and the other Persons a party thereto.

“Class A-2 Common Majority Holders” means, at any time that Brian Harris is employed by the Partnership or any Subsidiary as a Chief Executive Officer, Brian Harris, or at any time that Brian Harris is not employed by the Partnership or any Subsidiary as a Chief Executive Officer, a Limited Partner or Limited Partners which own (or are deemed to own) a majority of the number of Class A-2 Common Units (including both the Original Class A-2 Common Units and the Warehoused Class A-2 Common Units, if any) issued and outstanding at such time.

“Class A-2 Common Percentage” means, at any time, the Class A Common Percentage multiplied by a fraction, the numerator of which is the number of Class A-2 Common Units (including both the Original Class A-2 Common Units and the Warehoused Class A-2 Common Units, if any) issued and outstanding at such time and the denominator of which is the number of Aggregate Class A Common Units Outstanding at such time. As of the Second Effective Date, the Class A-2 Common Percentage is 11.934744%.

“Class A-2 Common Unit” means a Unit having the rights and obligations specified with respect to “Class A-2 Common Units” in this Agreement, whether such Unit is vested or unvested.

“Class B Director” has the meaning set forth in Section 3.1(a).

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means any Series A Commitment or any Series B Commitment.

“Common Equivalent Percentage Point” has the meaning set forth in Section 11.1(b).

“Common Units” means a Unit having the rights and obligations specified with respect to “Common Units” in this Agreement (including the Class A-1 Common Units and the Class A-2 Common Units).

“Conversion” has the meaning set forth in the recitals to this Agreement.

“Defaulting Limited Partner” has the meaning set forth in Section 6.7(a).

“Delaware LLC Act” has the meaning set forth in the recitals this Agreement.

“Delaware LP Act” has the meaning set forth in the recitals this Agreement.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Board.

“Dilutive Class A Common Units” means any Class A Common Units that the Partnership issues after the Original Closing Date (including any Pro Rata Dilutive Class A-2 Common Units) other than (i) any Warehoused Class A-2 Common Units, (ii) any Re-Issued Class A-2 Common Units, (iii) any Non-Dilutive Class A-1 Common Units issued by the Partnership or (iv) any Non-Dilutive Class A-2 Common Units issued by the Partnership.

“Dilutive Class A-2 Common Units” means any Dilutive Class A Common Units that are Class A-2 Common Units.

“Directors” has the meaning set forth in Section 3.1(a).

“Equity Grant Agreement” means any grant agreement, as amended, that the Partnership enters into with any officer, director or employee of the Partnership or any Subsidiary of the Partnership with respect to the issuance of Class A-2 Common Units on or after the Original Closing Date.

“Estimated Tax Amount” of a Limited Partner for a Fiscal Year means the Limited Partner’s Tax Amount for such Fiscal Year as estimated in good faith from time to time by the Board. In making such estimate, the Board shall take into account amounts shown on Internal Revenue Service Form 1065 filed by the Partnership and similar state or local forms filed by the Partnership for the preceding taxable year and such other adjustments as in the reasonable business judgment of the Board are necessary or appropriate to reflect the estimated operations of the Partnership for the Fiscal Year.

“Excess Amount” has the meaning set forth in Section 7.3.

“Excluded Class A-2 Common Units” means any Class A-2 Common Units that are owned by any individual (or any direct or indirect Permitted Transferee of any such individual) on or after the date on which such individual is no longer an employee of the Partnership or any of its Subsidiaries.

“Exercise Period” has the meaning set forth in Section 11.6(a).

“Exercise Price” has the meaning set forth in Section 11.6(a).

“Fair Market Value” of any asset as of any date means the purchase price which a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s-length transaction, as determined in good faith by the Board, based on such factors as the Board, in the exercise of its reasonable business judgment, considers relevant.

“Family Group” means, with respect to any Person who is an individual, (i) such Person’s spouse, siblings, former spouse, ancestors and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing persons (collectively, “relatives”), (ii) the trustee, fiduciary or personal representative of such Person and any trust solely for the benefit of such Person and/or such Person’s relatives or (iii) any limited partnership, limited liability company or corporation the governing instruments of which provide that such Person shall have the exclusive, nontransferable power to direct the management and policies of such entity and of which the sole owners of partnership interests, membership interests or any other equity interests are limited to such Person and such Person’s relatives.

“Final Determination” has the meaning set forth in Section 6.1(d).

“Fiscal Year” means the Partnership’s Taxable Year.

“Forfeited Class A-2 Common Unit” means any Original Class A-2 Common Unit, other Forfeited Class A-2 Common Unit or Repurchased Class A-2 Common Unit that has been forfeited by the holder thereof pursuant to the terms of the applicable Equity Grant Agreement (other than as a result of becoming a Re-Issued Class A-2 Common Unit); provided that, for purposes of this Agreement, any Forfeited Class-2 Common Unit will cease to be (but may become again) a “Forfeited Class A-2 Common Unit” for purposes of this Agreement upon such Forfeited Class A-2 Common Unit becoming a “Re-Issued Class A-2 Common Unit” for purposes of this Agreement.

“Forfeiture Date” has the meaning set forth in Section 5.9.

“GCL” means the General Corporation Law of the State of Delaware, as the same may be amended from time to time.

“General Partner” means LCFH GP and its successors and permitted assigns as the sole general partner of the Partnership. As of the date hereof, LCFH GP is owned 50% by TowerBrook Investors and 50% by GI Investors; provided that in no event will the General Partner be deemed to be a TowerBrook Investor or a GI Investor for purposes of this Agreement.

“General Partnership Interest” means the interest acquired by the General Partner in the Partnership, including the General Partner’s right to the benefits to which the General Partner may be entitled as provided in this Agreement or the Delaware LP Act. The General Partnership Interest does not entitle the General Partner to any right to receive, and General Partner will not receive, any distributions under this Agreement (or otherwise from the Partnership) or any allocation of Profits, Losses, or other items of income, gain, loss, deduction or credits of the Partnership under this Agreement (or otherwise from the Partnership).

“GI Blocker Corporations” means GI ECI Blocker Corp and GI UBTI Blocker Corp.

“GI Director” has the meaning set forth in Section 3.1(c)(i)(E).

“GI ECI Blocker Corp” has the meaning set forth in the recitals to this Agreement.

“GI Funds” has the meaning set forth in the recitals to this Agreement.

“GI Investors” means, collectively, GI Partners Holdco, GI ECI Blocker Corp, GI UBTI Blocker Corp, any other private equity fund or investment vehicle advised or managed on a consistent and arms-length basis by GI Manager or one of its Affiliates that becomes a Limited Partner, and any of their respective Permitted Transferees.

“GI Majority Holders” means, at any time, a GI Investor or GI Investors which own a majority of the number of Class A-1 Common Units owned by the GI Investors at such time.

“GI Manager” means GI International L.P., a Delaware limited partnership, and any of its successors.

“GI Partners Holdco” has the meaning set forth in the recitals to this Agreement.

“GI Preferred Equity Securities” has the meaning set forth in Section 11.7.

“GI Related Person” means any Person that (i) is a partner, managing director, principal or employee of GI Manager or any Affiliate of GI Manager; provided that for purposes of this definition, no “portfolio company” of or any private equity fund of GI Manager shall be deemed an “Affiliate” of GI Manager or (ii) is an employee of (A) a “portfolio company” of any private equity fund managed by GI Manager or an Affiliate of GI Manager or (B) any Affiliate of any private equity fund managed by GI Manager or an Affiliate of GI Manager (in each case, other than the Partnership or any of its Subsidiaries).

“GI Specified Holders” means (i) with respect to the right pursuant to Section 3.1 to designate one GI Director, so long as GI Partners Fund III-A L.P. owns an equity interest in a Partner, GI Partners Fund III-A L.P., and (ii) with respect to any other applicable right hereunder other than the right pursuant to Section 3.1 to designate one GI Director referred to in clause (i) of this definition, the GI Majority Holders. As of Second Effective Date, the GI Director designated by GI Partners Fund III-A L.P. shall be Howard Park.

“GI UBTI Blocker Corp” has the meaning set forth in the recitals to this Agreement.

“Harris Director” has the meaning set forth in Section 3.1(c)(i)(B).

“Harris Offer Notice” has the meaning set forth in Section 11.6(a).

“Independent Director” means any Director that is not an Initial Manager, an employee of the Partnership or any of its Subsidiaries (but not including any individual being compensated by the Partnership or any of its Subsidiaries solely for being a member of the board of directors of the Partnership and/or any of its Subsidiaries, including as chairman), a TowerBrook Related Person or a GI Related Person.

“Independent Third Party” means any Person other than (i) any of TowerBrook Investors II, L.P., TCP Blocker Corporation, TowerBrook Investors II Executive Fund, L.P. or any of their respective Affiliates, (ii) GI Partners Fund III L.P., GI Partners Fund III-A L.P., GI Partners Fund III-B L.P. or any of their respective Affiliates or (iii) any Partner (other than Brian Harris) that has a contractual right to appoint a Director or any Affiliate of any such Partner.

“Initial Manager” means each of Brian Harris, Greta Guggenheim, Pamela McCormack and Robert Perelman.

“Initial AIMCo Partner” has the meaning set forth in the recitals to this Agreement.

“IPO Newco” has the meaning set forth in Section 13.15(a).

“Limited Partner” means each Person identified on the Limited Partners Schedule as of the date hereof who is a party to or is otherwise bound by this Agreement (other than the General Partner) and each Person who may hereafter be admitted as a Limited Partner in accordance with the terms of this Agreement. The Limited Partners shall constitute the “limited partners” (as that term is defined in the Delaware LP Act) of the Partnership.

“Limited Partners Schedule” has the meaning set forth in Section 5.1.

“Limited Partnership Interest” means, with respect to each Limited Partner, the interest acquired by a Limited Partner in the Partnership, including such Limited Partner’s right (based on the type and class and/or series of Unit or Units held by such Limited Partner), as applicable, (i) to a distributive share of Profits, Losses, and other items of income, gain, loss, deduction and credits of the Partnership, (ii) to a distributive share of the assets of the Partnership, and (iii) to any and all other benefits to which such Limited Partner may be entitled as provided in this Agreement or the Delaware LP Act.

“Liquidator” has the meaning set forth in Section 10.2(a).

“LLC” has the meaning set forth in the recitals to this Agreement.

“LLC Agreement” has the meaning set forth in Section 5.13.

“Losses” means items of loss and deduction of the Partnership determined according to Section 6.2(b).

“Majority of the Board” means, at any time, a majority of the votes attributable to the Directors who are then elected and qualified, including, without limitation, any rights to cast the votes of a TCP Director or GI Director who has resigned as contemplated pursuant to Sections 3.1(c)(ii) and 3.1(c)(iii) hereof.

“Material Breach Notice” has the meaning set forth in Section 6.1(d).

“Meridian Affiliate” means any of the following: (i) a Meridian Approved Person, (ii) a member of a Meridian Approved Person’s Family Group, (iii) Meridian Capital or (iv) any company or other entity owned, directly or indirectly, by one or more of the Persons described in clauses (i), (ii) and (iii) above (without regard to any minority ownership interest in such company or other entity by any employee or former employee of Meridian Capital).

“Meridian Approved Persons” means Aaron Birnbaum, Ralph Herzka, Daniel Heumann, Avi Weinstock, Eli Schron, Joseph Tabak and Reuven Wolfe.

“Meridian Capital” means Meridian Capital Group, LLC.

“Meridian Director” has the meaning set forth in Section 3.1(c)(i)(C).

“Meridian Investors” means, collectively, Alan Fishman, Meridian LCF and any Meridian Affiliate that becomes a Limited Partner, in each case, but only for so long as such Person is a Limited Partner.

“Meridian LCF” has the meaning set forth in the recitals to this Agreement

“Meridian Majority Holders” means, at any time, a Meridian Investor or Meridian Investors which own a majority of the number of Class A-1 Common Units owned by the Meridian Investors at such time.

“Meridian-Procured Commitments” means the $64.5 million in aggregate Series A Commitments from (i) Meridian LCF, (ii) Alan Fishman and (iii) BJH Realty LLC, Cam Elm Co. LLC, Arnold Goldstein, Scott Goldstein and LR LCF LLC, each of which acquired Series A Participating Preferred Units prior to the Second Effective Date by providing a Series A Commitment to the Partnership as a result of an initial contact from Meridian Capital or an Affiliate thereof (other than the Partnership or any other Subsidiary of the Partnership).

“Nine Month Date” has the meaning set forth in Section 6.1(e)(iii).

“Non-Dilutive Class A-1 Common Units” has the meaning set forth in Section 5.7(c).

“Non-Dilutive Class A-2 Common Units” has the meaning set forth in Section 5.7(a).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b).

“Offer Notice” has the meaning set forth in Section 11.6(a).

“Offered Holders” has the meaning set forth in Section 11.6(a).

“Offered Price” has the meaning set forth in Section 11.6(a).

“Offered Units” has the meaning set forth in Section 11.6(a).

“Offered Units Closing” has the meaning set forth in Section 11.6(b).

“Officer Employment Agreement” means any employment agreement between the Partnership or any of its Subsidiaries and any officer of the Partnership.

“officers” has the meaning set forth in Section 3.3(a).

“Original Class A-2 Common Unit” means at any time, (i) any Class A-2 Common Unit (including any Dilutive Class A-2 Common Unit and any Non-Dilutive Class A-2 Common Unit that may be issued by the Partnership after the Original Closing Date) that (A) has been issued by the Partnership pursuant to an Equity Grant Agreement and (B) has not become a

Forfeited Class A-2 Common Unit or a Repurchased Class A-2 Common Unit on or prior to such time or (ii) any Class A-2 Common Unit that (AA) is a Re-Issued Class A-2 Common Unit and (BB) has not become a Forfeited Class A-2 Common Unit or a Repurchased Class A-2 Common Unit during the period beginning as of the time such Class A-2 Common Unit becomes a Re-Issued Class A-2 Common Unit and ending on or prior to such time.

“Original Closing Date” means September 22, 2008.

“Other Units” has the meaning set forth in Section 5.3.

“Participating Investor” has the meaning set forth in Section 11.1(b).

“Participating Preferred Independent Supermajority Holders” means, at any time, a Limited Partner or Limited Partners which own at least two-thirds of the number of Participating Preferred Units (excluding all Participating Preferred Units owned by TowerBrook Investors, the GI Investors or their respective Affiliates) issued and outstanding at such time.

“Participating Preferred Majority Holders” means, at any time, a Limited Partner or Limited Partners which own a majority of the number of Participating Preferred Units issued and outstanding at such time.

“Participating Preferred Percentage” means, at any time, (A) one hundred percent (100%) minus (B) the Class A Common Percentage as of such time. As of the Second Effective Date, the Participating Preferred Percentage is 80%.

“Participating Preferred Units” means the Series A Participating Preferred Units and the Series B Participating Preferred Units.

“Participating Preferred Unreturned Original Capital Value” means (i) with respect to each Series A Participating Preferred Unit at any time, the amount of such Series A Participating Preferred Unit’s Series A Participating Preferred Unreturned Capital Value at such time and (ii) with respect to each Series B Participating Preferred Unit at any time, the amount of such Series B Participating Preferred Unit’s Series B Participating Preferred Unreturned Capital Value at such time.

“Participating Preferred Unreturned Total Capital Value” means (i) with respect to each Series A Participating Preferred Unit at any time, the sum of such Series A Participating Preferred Unit’s Series A Participating Preferred Unreturned Capital Value and Series A Participating Preferred Unreturned Second Capital Value at such time and (ii) with respect to each Series B Participating Preferred Unit at any time, the amount of such Series B Participating Preferred Unit’s Series B Participating Preferred Unreturned Capital Value at such time.

“Partner” means any of the Partners.

“Partner Minimum Gain” with respect to each Partner Nonrecourse Debt, means the amount of Partnership Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(d)(1)) that would result if such Partner Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Deduction” has the meaning set forth in Treasury Regulation Section 1.704-2(i).

“Partners” means the General Partner and the Limited Partners.

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Minimum Gain” has the meaning set forth for “partnership minimum gain” in Treasury Regulation Section 1.704-2(d).

“Permitted Transferees” has the meaning set forth in Section 11.1(c)(iv).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity or organization.

“Pre-Existing Class A Common Adjusted Common Percentage” has the meaning set forth in Section 5.7(b).

“Pre-Existing Class A Common Dilution Percentage” has the meaning set forth in Section 5.7(b).

“Preferred Units” means a Unit having the rights and obligations specified with respect to “Preferred Units” in this Agreement (including the Series A Participating Preferred Units and the Series B Participating Preferred Units).

“Prior Agreement” has the meaning set forth in the recitals to this Agreement.

“Pro Rata Aggregate Percentage Increase” has the meaning set forth in Section 5.7(b).

“Pro Rata Dilutive Class A-2 Common Units” has the meaning set forth in Section 5.7(b).

“Profits” means items of income and gain of the Partnership determined in accordance with Section 6.2(b).

“Protected Persons” has the meaning set forth in Section 3.6.

“Public Offering” means an underwritten public offering and sale of equity securities of the Partnership or any IPO Newco pursuant to an effective registration statement under the Securities Act; provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination pursuant to a registration statement on Form S-4 or any similar form, or an employee benefit plan pursuant to a registration statement on Form S-8 or any similar form.

“Qualified Initial Public Offering” means any Public Offering, but only if the aggregate gross proceeds received by the Partnership or any IPO Newco, as the case may be, and/or its equityholders (before the deduction of underwriting discounts and expenses) in such Public Offering in the aggregate are in excess of $125 million.

“Quarterly Estimated Tax Amount” of a Limited Partner for any calendar quarter of a Fiscal Year means the excess, if any of (i) the product of (A)  1/4 in the case of the first calendar quarter of the Fiscal Year,  1/2 in the case of the second calendar quarter of the Fiscal Year,  3/4 in the case of the third calendar quarter of the Fiscal Year, and 1 in the case of the fourth calendar quarter of the Fiscal Year and (B) the Limited Partner’s Estimated Tax Amount for such Fiscal Year over (ii) all distributions previously made with respect to such Fiscal Year to such Limited Partner pursuant to Section 7.3.

“Recipient Investor” has the meaning set forth in Section 11.1(b).

“Registration Rights Agreement” means each of (i) that certain Registration Rights Agreement, dated as of the Original Closing Date, by and among the Partnership and the other parties listed on the signature pages thereto, as such agreement may be amended and/or restated from time to time and (ii) the Registration Rights Agreement, dated as of the Second Effective Date, by and between the Partnership and GP09 Ladder Limited Partnership, as such agreement may be amended and/or restated from time to time.

“Regulatory Allocations” has the meaning set forth in Section 8.2(e).

“Re-Issuable Warehoused Class A-2 Common Unit” means, at any time, any Warehoused Class A-2 Common Unit other than a Vested Warehoused Class A-2 Common Unit.

“Re-Issued Class A-2 Common Unit” means any Forfeited Class A-2 Common Unit or Repurchased Class A-2 Common Unit that has been granted and re-issued by the Partnership to any director or employee of the Partnership or any Subsidiary of the Partnership pursuant to an Equity Grant Agreement in accordance with the provisions of Section 5.11 at any time following the date of the applicable forfeiture or repurchase, as the case may be.

“Repurchased Class A-2 Common Unit” means any Original Class A-2 Common Unit, Forfeited Class A-2 Common Unit or other Repurchased Class A-2 Common Unit that has been repurchased by the Partnership pursuant to the terms of the applicable Equity Grant Agreement or otherwise; provided that, for purposes of this Agreement, any Repurchased Class A-2 Common Unit will cease to be (and may become again) a “Repurchased Class A-2 Common Unit” for purposes of this Agreement upon such Repurchased Class A-2 Common Unit becoming a “Re-Issued Class A-2 Common Unit” for purposes of this Agreement.

“Repurchased Date” has the meaning set forth in Section 5.10.

“Repurchased Price Threshold Amount” has the meaning set forth in Section 5.12.

“ROFO Notice” has the meaning set forth in Section 11.6(a).

“ROFR Notice” has the meaning set forth in Section 11.7.

“ROFR Period” has the meaning set forth in Section 11.7.

“ROFR Transfer Closing” has the meaning set forth in Section 11.7.

“Sale Notice” has the meaning set forth in Section 11.1(b).

“Second Effective Date” has the meaning set forth in the in the recitals to this Agreement.

“Section 7.2(a)(ii) Amount” has the meaning set forth in Section 11.1(b)(v).

“Securities Act” has the meaning set forth on the cover page to this Agreement.

“Series A Commitment” means, with respect to each Limited Partner that entered into a subscription agreement with the Partnership prior to the expiration of the Series A Commitment Period pursuant to which such Limited Partner committed to make Capital Contributions to the Partnership in exchange for Series A Participating Preferred Units, the aggregate amount of cash agreed to be contributed to the Partnership as a Capital Contribution by such Limited Partner, as specified in such subscription agreement. As of the Second Effective Date, all Series A Commitments have been funded in full.

“Series A Commitment Period” means the period which commenced on the Original Closing Date and expired on March 22, 2010. Prior to the date hereof, the Series A Commitment Period was defined as the “Commitment Period”; and all such references to the “Commitment Period” prior to the date hereof shall mean the Series A Commitment Period.

“Series A Participating Preferred Capital Value” means, with respect to each Series A Participating Preferred Unit, $100.00.

“Series A Participating Preferred Second Capital Value” means, with respect to each Series A Participating Preferred Unit, that amount equal to the Series B Participating Preferred Capital Value minus the Series A Participating Preferred Capital Value.

“Series A Participating Preferred Unit” means a Unit having the rights and obligations specified with respect to a “Series A Participating Preferred Unit” in this Agreement.

“Series A Participating Preferred Unreturned Capital Value” means, with respect to each Series A Participating Preferred Unit at any time, the amount of the Series A Participating Preferred Capital Value for such Series A Participating Preferred Unit, reduced by the aggregate amount of all distributions made by the Partnership in respect of such Series A Participating Preferred Unit pursuant to Section 7.2(a)(i) prior to such time.

“Series A Participating Preferred Unreturned Second Capital Value” means, with respect to each Series A Participating Preferred Unit at any time, the amount of the Series A

Participating Preferred Second Capital Value for such Series A Participating Preferred Unit, reduced by the aggregate amount of all distributions made by the Partnership in respect of such Series A Participating Preferred Unit pursuant to Section 7.2(a)(ii) prior to such time.

“Series B Capital Call Notice” has the meaning set forth in Section 6.1(b).

“Series B Commitment” means, with respect to each Limited Partner that is a party to a Series B Subscription Agreement, the aggregate amount of cash agreed to be contributed to the Partnership as a Capital Contribution by such Limited Partner, as specified in such Limited Partner’s Series B Subscription Agreement.

“Series B Commitment Period” means the period commencing on the Second Effective Date and expiring on the first anniversary of the Second Effective Date (or expiring on such later date (which in no event will be later than the second anniversary of the Second Effective Date) as provided in Section 6.1(d)).

“Series B Limited Partner” means each Limited Partner that has made a Series B Commitment.

“Series B Participating Preferred Capital Value” means, with respect to each particular Series B Participating Preferred Unit, $124.00 unless such particular Series B Participating Preferred Unit has an issuance price (as determined pursuant to either Section 5.5 or 5.6 hereof) of less than $124.00, in which case, the “Series B Participating Preferred Capital Value” of such particular Series B Participating Preferred Unit shall be such issuance price for such particular Series B Participating Preferred Unit.

“Series B Participating Preferred Unit” means a Unit having the rights and obligations specified with respect to a “Series B Participating Preferred Unit” in this Agreement.

“Series B Participating Preferred Unreturned Capital Value” means, with respect to each Series B Participating Preferred Unit at any time, the amount of the Series B Participating Preferred Capital Value for such Series B Participating Preferred Unit, reduced by the aggregate amount of all distributions made by the Partnership in respect of such Series B Participating Preferred Unit pursuant to Section 7.2(a)(i) prior to such time.

“Series B Preferred Majority Holders” means, at any time, a Limited Partner or Limited Partners which own a majority of the number of Series B Participating Preferred Units issued and outstanding at such time.

“Series B Subscription Agreement” means any subscription agreement entered into by any Limited Partner and accepted by the Partnership prior to the expiration of the Series B Commitment Period pursuant to which such Limited Partner makes a Series B Commitment to make Capital Contributions in exchange for Series B Participating Preferred Units.

“Shortfall Amount” has the meaning set forth in Section 7.3.

“Six Month Date” has the meaning set forth in Section 6.1(e)(ii).

“Statement of LLLP Qualification” has the meaning set forth in Section 2.1(a).

“Subsequent Class A-2 Common Unit” has the meaning set forth in Section 5.12.

“Subsequent Closing Issuance Price” has the meaning set forth in Section 5.5.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or a general partner of such partnership, association or other business entity.

“Tag-Along Managers” means (i) each officer, director or employee of the Partnership or any Subsidiary of the Partnership that is issued Original Class A-2 Common Units after the Original Closing Date pursuant to an Equity Grant Agreement that specifically provides that such officer, director or employee shall be deemed a “Tag-Along Manager” for purposes of this Agreement, (ii) the Initial Managers and (iii) Alan Fishman.

“Tagging Investor” has the meaning set forth in Section 11.1(b).

“Tax Amount” of a Limited Partner for a Fiscal Year means the product of (A) the Tax Rate for such Fiscal Year and (B) the Adjusted Taxable Income of the Limited Partner for such Fiscal Year with respect to its Units.

“Tax Distribution” means any distributions made by the Partnership pursuant to Section 7.3

“Tax Matters Partner” has the meaning set forth in Code Section 6231.

“Tax Rate” of a Limited Partner for any period means the highest marginal blended federal, state and local income tax rate applicable for such period to an individual residing in New York, New York, taking into account for federal income tax purposes, the deductibility of state and local taxes. If higher, federal Tax Distributions will be based on federal alternative minimum taxable income (taking into account solely Partnership items and the principles contained in the definitions of Adjusted Taxable Income) and rates (using the highest marginal federal alternative minimum tax rate applicable to an individual).

“Taxable Year” means the Partnership’s taxable year ending on December 31 (or part thereof in the case of the Partnership’s first and last taxable year), or such other year as is (i) required by Section 706 of the Code or (ii) determined by the Board (if no year is so required by Section 706 of the Code).

“TCP” means TowerBrook Capital Partners L.P., a Delaware limited partnership, or its successor.

“TCP Blocker Corporation” has the meaning set forth in the recitals to this Agreement.

“TCP Director” has the meaning set forth in Section 3.1(c)(i)(D).

“Three Month Date” has the meaning set forth in Section 6.1(e)(i).

“Threshold Amount” has the meaning set forth in Section 5.12.

“TowerBrook Funds” has the meaning set forth in the recitals to this Agreement.

“TowerBrook Funds Class A-1 Common Units” means (i) the Class A-1 Common Units issued by the Partnership to any TowerBrook Investor (including, TowerBrook Investors II, L.P. and TowerBrook Investors II Executive Fund, L.P. while such entities were TowerBrook Investors) as of the Original Closing Date; provided that (i) any additional Class A-1 Common Units that may be reallocated to any TowerBrook Investor (including, TowerBrook Investors II, L.P. and TowerBrook Investors II Executive Fund, L.P. while such entities were TowerBrook Investors) after the Original Closing Date pursuant to the express terms of the Class A-1 Common Unit Grant Agreement shall, subject to clause (ii) below, thereafter be deemed to be “TowerBrook Funds Class A-1 Common Units” for purposes of this Agreement and (ii) any Class A-1 Common Units that are deemed “TowerBrook Funds Class A-1 Common Units” hereunder and that are subsequently reallocated from any TowerBrook Investor to any Limited Partner that is not a TowerBrook Investor pursuant to the express terms of the Class A-1 Common Unit Grant Agreement shall thereafter no longer be deemed to be “TowerBrook Funds Class A-1 Common Units” for purposes of this Agreement.

“TowerBrook Holdings” has the meaning set forth in the recitals to this Agreement.

“TowerBrook Investors” means, collectively, TowerBrook Holdings, TCP Blocker Corporation, TowerBrook Investors II, L.P. (but only if it becomes a Limited Partner), TowerBrook Investors II Executive Fund, L.P. (but only if it becomes a Limited Partner), TowerBrook Investors II AIV, L.P. (but only if it becomes a Limited Partner), TowerBrook II Co-Investors, L.P. (but only if it becomes a Limited Partner), any other private equity fund or investment vehicle advised or managed on a consistent and arms-length basis by TCP or one of its Affiliates that becomes a Limited Partner, and any of their respective Permitted Transferees.

“TowerBrook Majority Holders” means, at any time, a TowerBrook Investor or TowerBrook Investors which own a majority of the number of Class A-1 Common Units owned by the TowerBrook Investors at such time.

“TowerBrook Related Person” means any Director that (i) is a partner, managing director, principal or employee of TCP or any Affiliate of TCP; provided that for purposes of this definition, no “portfolio company” of a TowerBrook Fund or any other private equity fund of TCP shall be deemed an “Affiliate” of TCP or (ii) is an employee of (A) a “portfolio company” of a TowerBrook Fund or any other private equity fund managed by TCP or an Affiliate of TCP or (B) any Affiliate of a TowerBrook Fund or any other private equity fund managed by TCP or an Affiliate of TCP (in each case, other than the Partnership or any of its Subsidiaries).

“Transfer” means any direct or indirect sale, transfer, conveyance, assignment, pledge, hypothecation, gift, delivery or other disposition.

“Transferring Investor” has the meaning set forth in Section 11.1(b).

“Treasury Regulations” means the final or temporary regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Twelve Month Date” has the meaning set forth in Section 6.1(e)(iv).

“Unit” means a unit representing a fractional part of the Limited Partnership Interests of all of the Limited Partners and shall include all types and classes and/or series of Units; provided that any type, class or series of Unit shall have the designations, preferences and/or special rights set forth in this Agreement and the Limited Partnership Interests represented by such type or class or series of Unit shall be determined in accordance with such designations, preferences and/or special rights. As a point of clarity, the General Partnership Interest is not represented by Units.

“Unvested Original Class A-2 Common Unit” means any Original Class A-2 Common Unit that has not vested pursuant to the terms of the applicable Equity Grant Agreement.

“Unvested Warehoused Class A-2 Common Unit” means any Warehoused Class A-2 Common Unit that (i) is deemed owned pursuant to the terms of this Agreement by a holder of Original Class A-2 Common Units, solely in such holder’s capacity as such, and (ii) is not a Vested Warehoused Class A-2 Common Unit. As a point of clarity, this term “Unvested Warehoused Class A-2 Common Unit” shall not be applicable to any Warehoused Class A-2 Common Unit that is deemed owned pursuant to the terms of this Agreement by a holder of Participating Preferred Units, solely in such holder’s capacity as such, or by a holder of Class A-1 Common Units, solely in such holder’s capacity as such.

“Vested Original Class A-2 Common Unit” means any Original Class A-2 Common Unit that has vested pursuant to the terms of the applicable Equity Grant Agreement.

“Vested Warehoused Class A-2 Common Unit” means any Warehoused Class A-2 Common Unit that (i) is deemed owned pursuant to the terms of this Agreement by a holder of Original Class A-2 Common Units, solely in such holder’s capacity as such, and (ii) has vested pursuant to the terms of the applicable Equity Grant Agreement for such Original Class A-2 Common Unit during the time in which it is a Warehoused Class A-2 Common Unit for purposes of this Agreement. As a point of clarity, this term “Vested Warehoused Class A-2 Common Unit” shall not be applicable to any Warehoused Class A-2 Common Unit that is deemed owned pursuant to the terms of this Agreement by a holder of Participating Preferred Units, solely in such holder’s capacity as such, or by a holder of Class A-1 Common Units, solely in such holder’s capacity as such.

“Warehoused Class A-2 Common Units” means, at any time, the Forfeited Class A-2 Common Units and the Repurchased Class A-2 Common Units as of such time; provided that no Class A-2 Common Unit that as of a particular time is a Re-Issued Class A-2 Common Unit for purposes of this Agreement will also be a Warehoused Class A-2 Common Unit for purposes of this Agreement at such time. Any Warehoused Class A-2 Common Unit will be deemed an “issued and outstanding” Class A-2 Common Unit for purposes of this Agreement.

1.2 Other Interpretative Provisions. Where the context so indicates, (a) defined terms used in this Agreement in the singular shall import the plural and vice versa and (b) the masculine shall include the feminine, and the neuter shall include the masculine and feminine. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

ARTICLE II

Organization of the Partnership

2.1 Organization.

(a) As a result of the Conversion and the filing of (i) the Partnership’s Certificate of Limited Partnership and (ii) the Partnership’s Statement of Qualification for a Limited Liability Limited Partnership (the “Statement of LLLP Qualification”), in each case, with the Secretary of State of the State of Delaware on the Second Effective Date, the Partnership became organized as a Delaware limited liability limited partnership as of the Second Effective Date. For purposes of this Agreement, the term “Partnership” whenever used or otherwise applicable with respect to any period prior to Conversion shall be deemed to mean the LLC.

(b) This Agreement shall constitute the “partnership agreement” (as that term is used in the Delaware LP Act) of the Partnership. The rights, powers, duties, obligations and liabilities of the Partners shall be determined pursuant to the Delaware LP Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Partner are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware LP Act, control.

(c) As permitted by Section 17-214, the Partnership shall be a “limited liability limited partnership” (as that term is used in the Delaware LP Act).

2.2 Name. The name of the Partnership is “Ladder Capital Finance Holdings LLLP” or such other name or names as the Board may from time to time designate; provided that the name shall always contain the words “Limited Liability Limited Partnership”, “LLLP” or “L.L.L.P.”

2.3 Registered Office; Agent. The Partnership shall maintain a registered office in the State of Delaware at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808 or at such other place within the State of Delaware as an authorized officer of the Partnership may designate. The name and address of the Partnership’s registered agent for service of process on the Partnership in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808 or such other agent as an authorized officer of the Partnership may from time to time designate.

2.4 Term. The term of existence of the Partnership shall be perpetual, unless the Partnership is dissolved in accordance with the provisions of this Agreement.

2.5 Purposes and Powers. Subject to Section 12.3, the purposes and character of the business of the Partnership shall be to transact any or all lawful business for which limited liability limited partnerships may be organized under the Delaware LP Act. The Partnership shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Partnership, including the ability to incur and guaranty indebtedness, to the extent the same may be legally exercised by limited liability limited partnerships under the Delaware LP Act. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Partnership to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability limited partnership organized under the laws of the State of Delaware.

ARTICLE III

Management of the Partnership

3.1 Board of Directors.

(a) Establishment. There is hereby established a committee (the “Board” or the “Board of Directors”) comprised of natural persons (the “Directors”) having the authority and duties set forth in this Agreement. Each Director shall be designated as either a “Class A Director” or a “Class B Director”. Each Class A Director shall be entitled to two votes and each Class B Director shall be entitled to one vote. Any decisions to be made by the Board shall require the approval of a Majority of the Board. Except as provided in the immediately preceding sentence, no Director acting alone, or with any other Director or Directors, shall have the power to act for or on behalf of, or to bind the Partnership as further provided in this Section 3.1(a)). The Board of Directors shall constitute a committee within the meaning of Section 17-303(b)(7) of the Delaware LP Act.

(b) Management Generally. In order to enable the Board of Directors to manage the business and affairs of the Partnership, the General Partner hereby irrevocably delegates to the Board of Directors all management powers over the business and affairs of the Partnership that it may now or hereafter possess under applicable law (other than its obligations as Tax Matters Partner under Section 9.4 of this Agreement) as permitted under Section

17-403(c) of the Delaware LP Act. The General Partner further agrees to take any and all action necessary and appropriate, in the sole discretion of the Board of Directors, to effect any duly authorized actions by the Board of Directors or any officer of the Company, including executing or filing any agreements, instruments or certificates, delivering all documents, providing all information and taking or refraining from taking action as may be necessary or appropriate to achieve all the effective delegation of power described in this Section. Each of the Partners and each Person who may acquire an interest in a Limited Partnership Interest hereby approves, consents to, ratifies and confirms such delegation. The delegation by the General Partner to the Board of Directors of management powers over the business and affairs of the Partnership pursuant to the provisions of this Agreement shall not cause the General Partner to cease to be a general partner of the Partnership nor shall it cause the Board of Directors or any member thereof to be a general partner of the Partnership or to have or be subject to any liabilities of a general partner of the Partnership that may be applicable. Except as provided in Section 9.4 of this Agreement relating to the General Partner’s duties as the Tax Matters Partner and except as otherwise provided in this Agreement, the management of the Partnership shall be vested exclusively in the Board of Directors and, subject to the direction of the Board of Directors, the Company’s officers. Neither the General Partner nor any of the Limited Partners in their capacities as such shall have any part in the management of the Partnership (except, with respect to the General Partner, as provided in Section 9.4 of this Agreement relating to its duties as the Tax Matters Partner) and shall have no authority or right to act on behalf of the Partnership or deal with any third parties on behalf of the Partnership in connection with any matter, except as requested or authorized by the Board of Directors. All actions outside of the ordinary course of business of the Partnership to be taken by or on behalf of the Partnership shall require the approval of a Majority of the Board, except to the extent expressly provided herein or in any Initial Manager’s Officer Employment Agreement and except that any matter for which an Initial Manager’s Officer Employment Agreement specifically provides such Initial Manager may take action on behalf of the Partnership or any of its Subsidiaries without prior approval of the Board shall not require approval of a Majority of the Board for such Initial Manager to take such action on behalf of the Partnership or such Subsidiary. Notwithstanding the foregoing, the General Partner is authorized to sign, and cause to be filed with the Secretary of State of the State of Delaware, the Certificate of Conversion, the Certificate of Limited Partnership, the Statement of LLLP Qualification and any similar type filing that may be required in connection with the Conversion.

(c) Number of Directors; Term of Office. The authorized number of Directors is, as of the date hereof, four Class A Directors and six Class B Directors and, hereafter the authorized number of each class of Directors may be increased or decreased if jointly approved by the TowerBrook Majority Holders and the GI Majority Holders, in each case, in their sole discretion. The Directors shall, except as otherwise provided for in this Section 3.1(c), be jointly elected by the TowerBrook Majority Holders and the GI Majority Holders and shall hold office until their respective successors are elected and qualified or until their earlier death, resignation or removal. As of the date hereof, the four Class A Directors are Jonathan Bilzin, Neal Moszkowski, Howard Park and Amin Hariri, four of the six Class B Directors are Alan Fishman, Brian Harris, Joel C. Peterson and Ralph Herzka, and the two remaining positions for Class B Directors are vacant. As of the date hereof, (xx) the position on the Board for the fifth Class B Director is vacant, and shall hereafter be appointed by Brian Harris pursuant to clause (y) of Section 3.1(c)(i)(B) and (yy) the position on the Board for the sixth Class B Director is vacant, and shall hereafter be appointed by the GI Majority Holders pursuant to clause (II) of Section 3.1(c)(i)(E).

(i) Notwithstanding the foregoing:

(A) so long as Brian Harris is the Chief Executive Officer of the Partnership or any of its Subsidiaries, no individual shall be appointed as a Director that is not a partner, managing director or principal of TCP or GI Manager or any of their respective Affiliates, or, in the case of the Meridian Director, that is not a Meridian Approved Person, in each case, without the approval of Brian Harris (which approval shall not be unreasonably withheld, delayed or conditioned); provided that Brian Harris hereby consents to the appointment to the Board of each of the individuals that have been designated as a member of the Board as of the date hereof as set forth in the first paragraph of this Section 3.1(c) above;

(B) so long as Brian Harris is the Chief Executive Officer of the Partnership or any of its Subsidiaries, (x) Brian Harris and (y) subject to the approval of the TowerBrook Majority Holders and GI Majority Holders (in each case, which approval shall not be unreasonably withheld, delayed or conditioned) one additional individual (who shall be an Independent Director) designated by Brian Harris (each, a “Harris Director”) who shall be appointed as a Class B Director (provided that after the date hereof, Brian Harris shall, prior to designating any Independent Director pursuant to clause (y) of this Section 3.1(c)(i)(B), consult with the Meridian Director (but only if the Meridian Majority Holders have the right to designate, and have designated, a Meridian Director pursuant to Section 3.1(c)(i)(C) at such time) with respect to such designation; provided further that Brian Harris will not need to obtain the consent of the Meridian Director in order to make any such designation);

(C) so long as the aggregate issuance price of the Series A Participating Preferred Units held by the Meridian Investors is an amount greater than $5,000,000, one individual designated by the Meridian Majority Holders (the “Meridian Director”) who, as of the date hereof shall be Ralph Herzka, shall be appointed as a Class B Director (provided that Alan Fishman may only be the Meridian Director with the prior written consent of the TowerBrook Majority Holders and the GI Majority Holders, in their sole discretion) (provided further that after the date hereof, the Meridian Majority Holders shall, prior to designating any individual other than Ralph Herzka pursuant to this Section 3.1(c)(i)(C), consult with the GI Majority Holders and the TowerBrook Majority Holders, and if Brian Harris is the Chief Executive Officer of the Partnership or any of its Subsidiaries as of such time, then with Brian Harris (but need not obtain the consent of such GI Majority Holders, TowerBrook Majority Holders or, except to the extent required by Section 3.1(c)(i)(A), Brian Harris) with respect to such designation);

(D) (I) two individuals designated by the TowerBrook Majority Holders (each, a “TCP Director”) who, as of the date hereof shall be Jonathan Bilzin and Neal Moszkowski, shall each be appointed as a Class A Director and (II) one additional individual that must be an Independent Director who, as of the date hereof shall be Joel

C. Peterson, shall be appointed by the TowerBrook Majority Holders as a Class B Director (provided that after the date hereof, the TowerBrook Majority Holders shall, prior to designating any Independent Director other than Joel C. Peterson pursuant to clause (II) of this Section 3.1(c)(i)(D), consult with the GI Majority Holders, and if the Meridian Majority Holders have the right to designate, and have designated, a Meridian Director pursuant to Section 3.1(c)(i)(C) at such time, then with the Meridian Director (but need not obtain the consent of such GI Majority Holders or the Meridian Director (if applicable)) with respect to such designation); and

(E) (I) two individuals designated by the GI Specified Holders (each, a “GI Director”) who, as of the date hereof shall be Howard Park and Amin Hariri shall each be appointed as a Class A Director and (II) one additional individual that must be an Independent Director, who shall be appointed by the GI Majority Holders as a Class B Director (provided that after the date hereof, the GI Majority Holders shall, prior to designating any Independent Director pursuant to clause (II) of this Section 3.1(c)(i)(E), consult with the TowerBrook Majority Holders, and if the Meridian Majority Holders have the right to designate, and have designated, a Meridian Director pursuant to Section 3.1(c)(i)(C) at such time, then with the Meridian Director (but need not obtain the consent of such TowerBrook Majority Holders or the Meridian Director (if applicable)) with respect to such designation).

(ii) The TowerBrook Majority Holders and the GI Majority Holders, acting together, may remove, at any time and with or without cause, any Director and fill the vacancy; except that, so long as any of Brian Harris, the Meridian Majority Holders, the TowerBrook Majority Holders, the GI Specified Holders or the GI Majority Holders, as the case may be, has the right to appoint any Directors pursuant to Section 3.1(c)(i), only such Person(s) may remove any Director so appointed by such Person(s) and the resulting vacancy may be filled by such Person in accordance with Section 3.1(c)(i) (provided that, if a Harris Director is an employee of the Partnership or its Subsidiaries and such Director’s employment is terminated by the Partnership or such Subsidiary, such Harris Director may be removed at the joint request of the TowerBrook Majority Holders and the GI Majority Holders). Vacancies caused by any such removal by the applicable Person(s) and not filled by such Person(s) within 60 days may be filled by a majority of the votes of the Directors then in office, although less than a quorum, and any Director so elected to fill any such vacancy shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal; provided that such Director can be removed with or without cause and replaced by the Person or Persons, if any, which have the right to designate such Director pursuant to this Section 3.1(c); provided, further, that (i) Jonathan Bilzin (for so long as he is serving as a Director) (or such other partner, managing director or principal of TCP then serving as a Director that the TowerBrook Majority Holders may designate in their sole discretion) shall have the right to cast the votes of any TCP Director who has been so removed if the TowerBrook Majority Holders have not yet designated an individual to be such TCP Director pursuant to this Section 3.1(c); and (ii) Howard Park (for so long as he is serving as a Director) (or such other partner, managing director or principal of GI Manager then serving as a Director that the applicable GI Specified Holders may designate in their sole discretion) shall have the right to cast the votes of any GI Director who has been so removed if the applicable GI Specified Holders have not yet designated an individual to be such GI Director pursuant to this Section 3.1(c).

(iii) A Director may resign at any time by giving written notice to such effect to the Board. Any such resignation shall take effect at the time of the receipt of that notice or any later effective time specified in that notice and, unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective. Any vacancy caused by any such resignation or by the death of any Director or any vacancy for any other reason (including due to the authorization by the Board of a newly created directorship) and not filled by the Person(s) with the right to designate such Director pursuant to Section 3.1(c)(i) (or, if no Person or Persons have such right, then as jointly elected by the TowerBrook Majority Holders and the GI Majority Holders) may be filled by a majority of the votes of the Directors then in office, although less than a quorum, and any Director so elected to fill any such vacancy shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal; provided that such Director can be removed with or without cause and replaced by the Person or Persons, if any, which have the right to designate such Director pursuant to Section 3.1(c)(i) or, if no Person or Persons have such right, then as jointly elected by the TowerBrook Majority Holders and the GI Majority Holders; provided, further, that (i) Jonathan Bilzin (for so long as he is serving as a Director) (or such other partner, managing director or principal of TCP then serving as a Director that the TowerBrook Majority Holders may designate in their sole discretion) shall have the right to cast the votes of any TCP Director who has so resigned and/or who is no longer a Director by reason of death or otherwise if the TowerBrook Majority Holders have not yet designated an individual to be such TCP Director pursuant to Section 3.1(c) and (ii) Howard Park (for so long as he is serving as a Director) (or such other partner, managing director or principal of GI Manager then serving as a Director that the applicable GI Specified Holders may designate in their sole discretion) shall have the right to cast the votes of any GI Director who has so resigned and/or who is no longer a Director by reason of death or otherwise if the applicable GI Specified Holders have not yet designated an individual to be such GI Director pursuant to Section 3.1(c).

(d) Meetings of the Board. The Board shall meet at such time and at such place (either within or outside of the State of Delaware) as the Board may designate. Special meetings of the Board shall be held on the call of the Chairman or any two Directors upon at least two days (if the meeting is to be held in person) or twenty-four hours (if the meeting is to be held by telephone communications or video conference) oral or written notice to the Directors, or upon such shorter notice as may be approved by all the Directors. Any Director may waive such notice as to himself. A record shall be maintained by the Partnership of each meeting of the Board.

(i) Conduct of Meetings. Any meeting of the Directors may be held in person, telephonically or by video conference.

(ii) Quorum. A Majority of the Board shall constitute a quorum of the Board for purposes of conducting business. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting. If a quorum shall not be present at any meeting of the Board, then the Directors present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. A Director may vote or be present at a meeting either in person or by proxy. Jonathan Bilzin (for so long as he is serving as a Director) (or such other partner, managing director or principal of TCP then serving as a Director that the TowerBrook Majority Holders may designate in their sole discretion) shall have the right to cast the votes of any TCP Director who is absent or unavailable at any meeting of the Board. Howard Park (for so long as he is serving as a Director) (or such other partner, managing director or principal of GI Manager then serving as a Director that the applicable GI Specified Holders may designate in their sole discretion) shall have the right to cast the votes of any GI Director who is absent or unavailable at any meeting of the Board.

(iii) Attendance and Waiver of Notice. Attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

(iv) Actions Without a Meeting. Notwithstanding any provision contained in this Agreement, any action of the Board may be taken by written consent without a meeting. Any such action taken by the Board without a meeting shall be effective only if the consent or consents are in writing, set forth the action so taken, and are signed by the then Directors on the Board constituting a Majority of the Board; provided, that (A) for so long as Brian Harris is a Director, Brian Harris must be among the Directors so signing such written consent and (B) for so long as the Meridian Majority Holders have the right to designate, and have then designated, a Meridian Director pursuant to Section 3.1(c)(i)(C), either the Meridian Director or Alan Fishman (if he is then a Director and the Chairman) must be among the Directors so signing such written consent. Jonathan Bilzin (for so long as he is serving as a Director) (or such other partner, managing director or principal of TCP then serving as a Director that the TowerBrook Majority Holders may designate in their sole discretion) shall have the right to sign any such written consent on behalf of any other TCP Director who is unavailable to execute any written consent. Howard Park (for so long as he is serving as a Director) (or such other partner, managing director or principal of GI Manager then serving as a Director that the applicable GI Specified Holders may designate in their sole discretion) shall have the right to sign any such written consent on behalf of any other GI Director who is unavailable to execute any written consent.

(e) Compensation of the Directors. Directors, as such, shall not receive any stated salary for their services, but shall receive such compensation for their services as may be from time to time agreed upon by a Majority of the Board; provided that (i) no TCP Director that qualifies as a “TowerBrook Related Person” pursuant to clause (i) of the definition of a “TowerBrook Related Person” shall be entitled to any compensation or grants of Units and (ii) no GI Director that qualifies as a “GI Related Person” pursuant to clause (i) of the definition of a “GI Related Person” shall be entitled to any compensation or grants of Units. In addition, a fixed sum and reimbursement for out-of-pocket expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board; provided, further, that nothing contained in this Agreement shall be construed to preclude any Director (including the Chief Executive Officer) from serving the Partnership or any of its Subsidiaries in any other capacity and receiving compensation for such service.

(f) Chairman of the Board. The Chairman of the Board (the “Chairman”) shall be an individual designated jointly by the TowerBrook Majority Holders and the GI Majority Holders; provided that (A) as long as Brian Harris is the Chief Executive Officer of the Partnership or any of its Subsidiaries, such designee (x) shall be subject to the approval of Brian Harris (which approval shall not be unreasonably withheld, delayed or conditioned) and (y) shall be an Independent Director and (B) so long as the Meridian Majority Holders have the right to designate, and have then designated, a Meridian Director pursuant to Section 3.1(c)(i)(C), prior to any such designation of a Chairman after the Original Closing Date, the TowerBrook Majority Holders and the GI Majority Holders shall consult with the Meridian Director (if any) regarding such designation of a Chairman (but need not obtain the consent of the Meridian Director for any such designation of a Chairman). At any time, the Chairman, if any, may be removed from his or her position as Chairman jointly by the TowerBrook Majority Holders and the GI Majority Holders; provided that so long as the Meridian Majority Holders have the right to designate, and have then designated, a Meridian Director pursuant to Section 3.1(c)(i)(C), prior to any such removal, the TowerBrook Majority Holders and the GI Majority Holders shall consult with the Meridian Director (if any) regarding such removal (but need not obtain the consent of the Meridian Director for any such removal). The Chairman, in his or her capacity as the Chairman of the Board, shall not have any of the rights or powers of an officer of the Partnership, unless he or she, in his or her capacity as a Chairman of the Board, is appointed as an officer of the Partnership by the Board. The Chairman shall preside at all meetings of the Board and at all meetings of the Partners at which he or she shall be present. As of the date hereof, the Chairman is Alan Fishman.

(g) Subsidiary Boards. The TowerBrook Majority Holders and GI Majority Holders may, at any time, jointly direct that the composition of the board of directors of any direct or indirect Subsidiary of the Partnership be the same as the Board. So long as Brian Harris is the Chief Executive Officer of the Partnership or any of its Subsidiaries, Brian Harris shall have the right to be a member of the board of directors of any direct or indirect Subsidiary of the Partnership, which right Brian Harris may elect to exercise by providing written notice of such election to the Board. So long as the Meridian Majority Holders have the right to designate, and have then designated, a Meridian Director pursuant to Section 3.1(c)(i)(C), such Meridian Director shall have the right to be a member of the board of directors of any direct or indirect Subsidiary of the Partnership, which right such Meridian Director may elect to exercise by providing written notice of such election to the Board.

(h) Chairman of each Subsidiary Board. The chairman of the board of directors of any particular direct or indirect Subsidiary of the Partnership shall be an individual as designated by the Board; provided that as long as Brian Harris is the Chief Executive Officer of the Partnership or any of its Subsidiaries, such designee (x) shall be subject to the approval of Brian Harris (which approval shall not be unreasonably withheld, delayed or conditioned) and (y) shall be an individual that would qualify as an Independent Director.

(i) Certain Approval Rights. In addition to any other vote or consent required by applicable law, the Partnership shall not, and shall not permit its Subsidiaries to, without the prior unanimous approval of the TCP Directors and GI Directors:

(i) (A) effect any financing transaction (including any issuance of debt or equity securities by the Partnership or any recapitalization thereof), Approved Company Sale, Public Offering, dissolution and liquidation of the Partnership pursuant to ARTICLE X, (B) effect any other transaction, whether in one or a series of transactions, that results in (I) any merger, consolidation, joint venture or other business combination pursuant to which the business of the Partnership is combined with that of another Person or Persons and results in such Person or Persons owning a majority of the equity interests of such combined business or (II) the acquisition by a Person or Persons, directly or indirectly, of the General Partner and a majority of the outstanding number of Participating Preferred Units of the Partnership, by way of negotiated purchase or any other means or (C) effect the sale or exchange of any material assets or properties (other than the sale or exchange of any such assets or properties in the ordinary course of business, consistent with past practices);

(ii) amend any organizational documents of the Partnership or any of its Subsidiaries, including but not limited to this Agreement (other than as described in clause (xiv) below, in which case this clause (ii) shall not be applicable);

(iii) make any distribution to any Limited Partner or repurchase any Limited Partnership Interests from any Limited Partner, except as otherwise expressly provided for (A) in this Agreement, (B) that certain Subscription Agreement, dated as of the Original Closing Date, between the Partnership and Brian Harris, (C) that certain Subscription Agreement, dated as of the Original Closing Date, between the Partnership and Greta Guggenheim, (D) that certain Subscription Agreement, dated as of the Original Closing Date, between the Partnership and Alan Fishman or (E) any other written agreement otherwise unanimously approved by the TCP Directors and the GI Directors;

(iv) guarantee any obligation of any Person other than the Partnership or a Subsidiary of the Partnership, except in the ordinary course of business, consistent with past practices;

(v) enter into any new line of business, new division or geographic areas;

(vi) acquire any business from any Person;

(vii) acquire total capital assets in any calendar year in excess of 15% over the total capital expenditures provided for in the Partnership’s annual consolidated budget or acquire any single asset or group of related assets for an amount in excess of

$50,000,000, such amount to be adjusted by the Board from time to time (provided that no such unanimous approval of the GI Directors and TCP Directors shall be required with respect to any acquisition for which the consent of the Board is not required as set forth in the first sentence of Section 2(c)(ii) of that certain Employment Agreement dated as of the Original Closing Date, by and between Ladder Capital Finance LLC and Brian Harris, as may be amended from time to time);

(viii) approve the Partnership’s consolidated annual budget;

(ix) except in accordance with Section 3.1(j), make any material decision related to the employment of Ladder Capital Finance LLC’s Chief Executive Officer or President (or the Chief Executive Officer or President of any other subsidiary of the Partnership) (including hiring, firing and setting the compensation of any such officer);

(x) conduct any action outside of the ordinary course of business;

(xi) enter into any transactions with an Affiliate of the Partnership;

(xii) file for bankruptcy or make an assignment for the benefit of creditors;

(xiii) grant any registration rights not contemplated by the Registration Rights Agreement; and

(xiv) amend this Agreement or the Registration Rights Agreement or any organizational document of the Partnership such that (A) additional transfer restrictions are imposed on any of the GI Investors or the TowerBrook Investors, (B) the rights of the GI Investors, the GI Majority Holders, the GI Specified Holders, the TowerBrook Investors and/or the TowerBrook Majority Holders under Sections 11.1(b) or 3.2 or this Section 3.1 are limited in any way, (C) the rights of any of the GI Investors or the TowerBrook Investors to participate in Public Offerings as set forth in the Registration Rights Agreement are limited in any way or (D) any of the rights described in this Section 3.1(i) or Section 3.1(j) are modified in any way.

Notwithstanding the foregoing, if the GI Directors and the TCP Directors are not be able to reach unanimous agreement on any action set forth in this Section 3.1(i) (other than an action set forth in clause (xiv) of this Section 3.1(i)) for a period of 30 days following the date that the Partnership first proposes to take such action, a vote of the then Independent Directors (including the Chairman to the extent the Chairman is an Independent Director) shall be taken to determine whether the Partnership (and/or one or more of the Partnership’s Subsidiaries, to the extent applicable) shall take such action, and if a majority of the number of then Independent Directors approve such action, then such action shall be deemed approved by the Board, and the approval required by this Section 3.1(i) with respect to such action shall be deemed satisfied.

(j) Rights of the TCP Directors Regarding the Termination of the Chief Executive Officer of the Partnership or any of its Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the TCP Directors together shall have the right (without requiring the consent of the Board or any Partner) to terminate the employment of Ladder Capital Finance LLC’s (or any other applicable subsidiary of the Partnership’s) Chief Executive Officer; provided that (i) prior to any such termination that occurs before the third anniversary of the Original Closing Date, the TCP Directors shall consult with the GI Directors regarding such termination (but need not obtain the consent of such GI Directors for any such termination), (ii) the consent of the GI Directors (not to be unreasonably withheld, delayed or conditioned) shall be required with respect to any such termination that occurs on or after the third anniversary of the Original Closing Date and (iii) so long as the Meridian Majority Holders have the right to designate, and have then designated, a Meridian Director pursuant to Section 3.1(c)(i)(C), prior to any such termination, the TCP Directors shall consult with the Meridian Director (if any) regarding such termination (but need not obtain the consent of the Meridian Director for any such termination).

(k) Consultation Rights of the Meridian Director Regarding any Replacement Chief Executive Officer. So long as the Meridian Majority Holders have the right to designate, and have then designated, a Meridian Director pursuant to Section 3.1(c)(i)(C), prior to the Partnership or any of its Subsidiaries appointing any individual (other than Brian Harris) as its Chief Executive Officer, the TowerBrook Directors and the GI Directors will consult with the Meridian Director (if any) regarding such appointment (but in no event will the consent of the Meridian Director be required for any such appointment).

3.2 Committees of the Board.

(a) Creation. The Board may, by resolution, designate from among the Directors one or more committees (including an Audit Committee, a Risk and Underwriting Committee and a Compensation Committee), each of which shall be comprised of one or more Directors (provided that any such committee shall (i) be comprised of at least one, and, in any case, an equal number of, TCP Directors and GI Directors, except as otherwise agreed by the TowerBrook Majority Holders and the GI Majority Holders and (ii) so long as the Meridian Majority Holders have the right to designate, and have then designated, a Meridian Director pursuant to Section 3.1(c)(i)(C), include the Meridian Director (if any) as a member of such committee), and may designate one or more of the Directors as alternate members of any committee, who may, subject to any limitations imposed by the Board, replace absent or disqualified Directors at any meeting of that committee. Any such committee, to the extent provided in such resolution, shall have and may exercise all of the authority of the Board other than the right to approve any matters on behalf of the Partnership or the full Board, subject to the limitations set forth in the Delaware LP Act, if any, or in the establishment of the committee. Any member of any such committee that is not a TCP Director, a GI Director or the Meridian Director may be removed from such committee by a Majority of the Board; any member of any such committee that is a TCP Director may be removed from such committee only by the TowerBrook Majority Holders; any member of any such committee that is a GI Director may be removed from such committee only by the GI Majority Holders; and any member of any such committee that is the Meridian Director may be removed from such committee only by the Meridian Majority Holders (unless the Meridian Majority Holders no longer have the right to designate a Meridian Director pursuant to Section 3.1(c)(i)(C), in which case, by a Majority of the Board). Unless the resolution designating a particular committee or this Agreement expressly so provides, a committee of the Board shall not have the authority to authorize or make a distribution to the Limited Partners or to authorize the issuance of Units. Notwithstanding the foregoing, so long as Brian Harris is Chief Executive Officer of the Partnership or any of its Subsidiaries, with respect to any committee of the Board or any board of directors of any direct or indirect Subsidiary of the Partnership, Brian Harris shall have the right to attend and be heard at any meeting of such committee and to listen to the deliberation of such committee at any such meeting, in each case, except to the extent such meeting or deliberation concerns Brian Harris’ employment or compensation at the Partnership or any of its Subsidiaries. Any committee of the Board of Directors shall constitute a committee within the meaning of Section 17-303(b)(7) of the Delaware LP Act. Notwithstanding anything contained herein to the contrary, the delegation to any committee of the Board of any management powers over the business and affairs of the Partnership pursuant to the provisions of this Agreement shall not cause the General Partner to cease to be a general partner of the Partnership nor shall it cause such committee of the Board or any member thereof to be a general partner of the Partnership or to have or be subject to any liabilities of a general partner of the Partnership that may be applicable.

(b) Limitation of Authority. No committee of the Board shall have the authority of the Board in reference to:

(i) amending this Agreement;

(ii) approving a plan of merger of the Partnership, a Public Offering or an Approved Company Sale;

(iii) recommending to the Partners a voluntary dissolution of the Partnership or a revocation thereof;

(iv) filling vacancies in the Board;

(v) fixing the compensation of any member or alternate members of such committee; or

(vi) altering or repealing any resolution of the Board that by its terms provides that it shall not be so amendable or repealable.

3.3 Officers.

(a) Appointment of Officers. The Board shall appoint individuals as officers (“officers”) of the Partnership (which officers shall be agents of the Partnership), which officers may include a Chief Executive Officer, a President, a Chief Financial Officer, a Head of Asset Management, a General Counsel, a Head of Transaction Management, a Head of Underwriting, a Secretary and such other officers (such as a Treasurer or any number of Vice Presidents or Managing Directors) as the Board deems advisable. No officer need be a Partner or a Director. An individual may be appointed to more than one office. No officer of the Partnership shall have any rights or powers beyond the rights and powers granted to such officer in this Agreement. The officers of the Partnership as of the date hereof are listed on the attached Schedule A.

(b) Duties of Officers Generally. Subject to the terms of any Officer Employment Agreement, under the direction of and, at all times, subject to the authority of the

Board, the officers shall have full and complete discretion to manage and control the day-to-day business, operations and affairs of the Partnership in the ordinary course of its business, to make all decisions affecting the day-to-day business, operations and affairs of the Partnership in the ordinary course of its business and to take all such actions as they deem necessary or appropriate to accomplish the foregoing, in each case, unless the Board shall have previously restricted (specifically or generally) such powers. In addition, the officers shall have such other powers and duties as may be prescribed by the Board, this Agreement or such officer’s Officer Employment Agreement. The Chief Executive Officer and the President shall have the power and authority to delegate to any agents or employees of the Partnership rights and powers of officers of the Partnership to manage and control the day-to-day business, operations and affairs of the Partnership in the ordinary course of its business, as the Chief Executive Officer or the President may deem appropriate from time to time, in each case, unless the Board shall have previously restricted (specifically or generally) such powers. Notwithstanding anything contained herein to the contrary, the delegation to any officer of the Partnership of any management powers over the business and affairs of the Partnership pursuant to the provisions of this Agreement shall not cause the General Partner to cease to be a general partner of the Partnership nor shall it cause such officer of the Partnership to be a general partner of the Partnership or to have or be subject to any liabilities of a general partner of the Partnership that may be applicable. The officers of the Partnership shall constitute a committee within the meaning of Section 17-307(b)(7) of the Delaware LP Act.

(c) Authority of Officers. Subject to Section 3.3(b), any officer of the Partnership shall have the right, power and authority to transact business in the name of the Partnership or to act for or on behalf of or to bind the Partnership. With respect to all matters within the ordinary course of business of the Partnership, third parties dealing with the Partnership may rely conclusively upon any certificate of any officer to the effect that such officer is acting on behalf of the Partnership.

(d) Removal, Resignation and Filling of Vacancy of Officers. The Board may remove any officer, for any reason or for no reason, at any time. Any officer may resign at any time by giving written notice to the Board, and such resignation shall take effect at the date of the receipt of such notice or any later time specified in that notice; provided that unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Partnership or such officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled in the manner prescribed in this Agreement for regular appointments to such office.

(e) Compensation of Officers. The officers shall be entitled to receive compensation from the Partnership as determined by the Board and in accordance with any applicable Officer Employment Agreement.

(f) Chief Executive Officer. Under the direction of and, at all times, subject to the authority of the Board, the Chief Executive Officer shall have general supervision over the day-to-day business, operations and affairs of the Partnership and shall perform such duties and exercise such powers as are incident to the office of chief executive officer of a corporation organized under the GCL or as set forth in the Chief Executive Officer’s Officer Employment

Agreement. The Chief Executive Officer shall have such other powers and perform such other duties as may from time to time be prescribed by the Board or as set forth in the Chief Executive Officer’s Officer Employment Agreement.

(g) President. Under the direction of and, at all times, subject to the authority of the Board, the President, if any, shall perform such duties and exercise such powers as are incident to the office of president of a corporation organized under the GCL or as set forth in the President’s Officer Employment Agreement. In the absence of the Chief Executive Officer, the President shall perform the duties of the Chief Executive Officer. The President shall have such other powers and perform such other duties as may from time to time be prescribed by the Board or as set forth in the President’s Officer Employment Agreement.

(h) Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Partnership, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital and Units, and, in general, shall perform all the duties incident to the office of the chief financial officer of a corporation organized under the GCL. The Chief Financial Officer shall have the custody of the funds and securities of the Partnership, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Partnership. The Chief Financial Officer shall have such other powers and perform such other duties as may from time to time be prescribed by the Board, the Chief Executive Officer and/or the President.

(i) Secretary. The Secretary shall: (i) keep the minutes of the meetings of the Partners and the Board in one or more books provided for that purpose; (ii) cause all notices to be given by the Partnership are duly given in accordance with the provisions of this Agreement and as required by law; (iii) be custodian of the company records; (iv) keep a register of the addresses of each Partner which shall be furnished to the Secretary by such Partner; (v) have general charge of the Limited Partners Schedule; and (vi) in general perform all duties incident to the office of the secretary of a corporation organized under the GCL or as set forth in the Secretary’s Officer Employment Agreement, if any. The Secretary shall have such other powers and perform such other duties as may from time to time be prescribed by the Board, the Chief Executive Officer and/or the President.

(j) Other Officers. All other officers of the Partnership shall have such powers and perform such duties as may from time to time be prescribed by the Board and/or the Chief Executive Officer.

3.4 Fiduciary Duties. The Directors, in the performance of their duties as such, shall owe to the Partners all fiduciary duties of the type owed by the directors of a corporation to the stockholders of such corporation under the laws of the State of Delaware, including duties of loyalty and due care. The officers, in the performance of their duties as such, shall owe to the Partners duties of loyalty and due care of the type owed by the officers of a corporation to the stockholders of such corporation under the laws of the State of Delaware. Notwithstanding anything contained herein to the contrary, no Director or officer of the Partnership who is employed with, a member or partner of or a consultant to TCP, GI Manager, Meridian Capital, any Person that is an Affiliate of TCP, GI Manager or Meridian Capital, or any other Person as the Board may hereafter designate as being covered by the terms of this sentence (in each case, other than the Partnership or any of its Subsidiaries) shall have any duty or obligation to bring any “corporate opportunity” to the Partnership.

3.5 Performance of Duties; Liability of Directors and Officers. In performing his or her duties, each of the Directors and the officers shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports, or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Profits or Losses of the Partnership or any facts pertinent to the existence and amount of assets from which distributions to Limited Partners might properly be paid), of the following other Persons or groups: (a) one or more officers or employees of the Partnership or any of its Subsidiaries; (b) any attorney, independent accountant, or other Person employed or engaged by the Partnership or any of its Subsidiaries; or (c) any other Person who has been selected and monitored with reasonable care by or on behalf of the Partnership or any of its Subsidiaries, in each case, as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in the Delaware LP Act or otherwise pursuant to applicable Delaware law. No individual who is a Director or an officer of the Partnership, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Partnership or any of its Subsidiaries, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Director or an officer of the Partnership or any combination of the foregoing.

3.6 Indemnification. Notwithstanding Section 3.4, the General Partner, the Directors and officers of the Partnership and each officer, director, manager or member of the General Partner (collectively, with the Directors and officers of the Partnership and the General Partner, the “Protected Persons”) shall not be liable, responsible or accountable for damages or otherwise to the Partnership or any of its Subsidiaries, or to the Partners, and, to the fullest extent allowed by law, each Protected Person shall be indemnified and held harmless by the Partnership, including advancement of reasonable attorneys’ fees and other expenses from and against all claims, liabilities, and expenses arising out of any management of Partnership or any of its Subsidiaries’ affairs; provided that (a) such Protected Person’s course of conduct was pursued in good faith and believed by such Protected Person to be in the best interests of the Partnership and was reasonably believed by such Protected Person to be within the scope of authority conferred on such Protected Person pursuant to this Agreement and (b) such course of conduct did not constitute willful misconduct on the part of such Protected Person and otherwise was in accordance with the terms of this Agreement. The rights of indemnification provided in this Section 3.6 are intended to provide indemnification of the Protected Persons to the fullest extent permitted by the GCL regarding a corporation’s indemnification of its directors and officers and will be in addition to any rights to which the Protected Persons may otherwise be entitled by contract or as a matter of law and shall extend to such Protected Persons’ heirs, personal representatives and assigns. The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Section 3.6. The right of each Protected Person to indemnification pursuant to this Section 3.6 may be conditioned upon the delivery by such Protected Person of a written undertaking to repay such amount if such Protected Person is determined pursuant to this Section 3.6 or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation.

ARTICLE IV

Annual Meeting; Partners; and General Partner

4.1 Annual Meeting for Holders of Participating Preferred Units. The Partnership shall hold a general informational meeting for the holders of Participating Preferred Units each year.

4.2 Registered Limited Partners. The Partnership shall be entitled to treat the owner of record of any Units as the owner in fact of such Unit for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such Unit on the part of any other person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by this Agreement or the laws of the State of Delaware.

4.3 Limitation of Liability. No Partner (including any general partner) will be obligated personally for any debt, obligation or liability of the Partnership or of any of its Subsidiaries or other Partners by reason of being a Partner, whether arising in contract, tort or otherwise. Except as expressly provided Sections 5.5 (if applicable) and 6.1, no Partner shall be obligated to make any Capital Contribution to the Partnership. Except as otherwise required by the Delaware LP Act, by applicable law or expressly in this Agreement, no Partner will have any fiduciary or other duty to another Partner with respect to the business and affairs of the Partnership or of any of its Subsidiaries. No Partner will have any responsibility to restore any negative balance in his or her Capital Account or to contribute to or in respect of the liabilities or obligations of the Partnership or of any of its Subsidiaries or return distributions made by the Partnership; provided that a Partner shall be required to return any distribution made to it in error.

4.4 Withdrawal or Resignation by a Limited Partner. So long as a Limited Partner continues to own or hold any Units, such Limited Partner shall not have the ability to withdraw or resign as a Limited Partner prior to the dissolution and winding up of the Partnership and any such withdrawal, resignation, attempted withdrawal or attempted resignation by a Limited Partner prior to the dissolution and winding up of the Partnership shall be null and void. As soon as any Person who is a Limited Partner ceases to own or hold any Units, such Person shall no longer be Limited Partner.

4.5 Death of a Limited Partner. The death of any individual Limited Partner shall not cause the dissolution of the Partnership. In such event the Partnership and its business shall be continued by the remaining Partner or Partners and the Units owned by the deceased Limited Partner shall automatically be transferred to such Limited Partner’s heirs (provided that, within a reasonable time after such transfer, the applicable heirs shall sign a joinder to this Agreement substantially in the form of Exhibit A attached hereto).

4.6 Authority. No Limited Partner, in its capacity as a Limited Partner, shall have the power to act for or on behalf of, or to bind the Partnership.

4.7 Outside Activities. Subject to the terms of any written agreement by any Partner to the contrary (including the non-competition agreements with employees of the Partnership or any of its Subsidiaries), a Partner may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities which compete with the Partnership, and no Partner (unless such Partner is an employee of the Partnership or one of its Subsidiaries and his or her employment agreement with the Partnership or such Subsidiary, if any, does not provide to the contrary) shall have any duty or obligation to bring any “corporate opportunity” to the Partnership. Subject to the terms of any written agreement by any Partner to the contrary, neither the Partnership nor any other Partner shall have any rights by virtue of this Agreement in any business interests or activities of any Partner.

4.8 General Partner; Transfer of General Partnership Interest. In no event will the Partnership have more than one “general partner” (as that term is used in the Delaware LP Act), and, as of the date hereof, such general partner is LCFH GP. The General Partner has no right or obligation to make Capital Contributions, has no right to receive, and will not receive, any distributions under this Agreement (or otherwise from the Partnership) and has no right to receive, and will not receive, any allocation of Profits, Losses, or other items of income, gain, loss, deduction or credits of the Partnership under this Agreement (or otherwise from the Partnership). Except as required by applicable law, the General Partner agrees not to resign or withdraw from the Partnership except in connection with an Approved Company Sale. The General Partner may only transfer or assign the General Partnership Interest (i) if approved in writing by the Board and, so long as Brian Harris is the Chief Executive Officer of the Partnership or any of its Subsidiaries, Brian Harris or (ii) in connection with an Approved Company Sale. Any attempted transfer or assignment of the General Partnership Interest in violation of the preceding sentence shall be deemed null and void for all purposes. If an Approved Company Sale occurs, the General Partner hereby agrees to either (A) transfer and assign the General Partnership Interest to the applicable acquirer in connection with such Approved Company Sale, with no consideration being paid to the General Partner for such transfer and assignment of the General Partnership Interest to such applicable acquirer or (B) withdraw as the General Partner (with no consideration being paid to the General Partner for such withdrawal) with the applicable acquirer appointing a new general partner of the Partnership as the General Partner. Subject in all events to the restrictions on any transfer or assignment of the General Partnership Interest otherwise contained in this Section 4.8, no transfer or assignment of the General Partnership Interest otherwise permitted by this Section 4.8 may be completed until the prospective transferee is admitted as the general partner of the Partnership by executing and delivering to the Partnership a written undertaking to be bound by the terms and conditions of this Agreement as the general partner in such form as shall be reasonably acceptable to the Board, in which case the transferor (A) shall then cease to be the General Partner, and (B) shall then no longer possess or have the power to exercise any rights or powers of the General Partner of the Partnership.

ARTICLE V

Units; Limited Partnership Interests

5.1 Initial Limited Partners; Units Generally. The Limited Partnership Interests of the Limited Partners shall be represented by issued and outstanding Units, which may be divided into one or more types, classes or series, with each type, class or series having the rights and privileges set forth in this Agreement. As a result of the Conversion, each Member (as such term is defined in the Prior Agreement) of the LLC as of immediately prior to the Conversion is hereby admitted as a Limited Partner of the Partnership as of the time of the Conversion with ownership, as of immediately after the Conversion, of the same amount of Series A Participating Preferred Units, Class A-1 Common Units and Class A-2 Common Units, as applicable, as owned by such Limited Partner as of immediately prior to such Conversion when the Partnership was the LLC and with such Units being as defined in the Prior Agreement. The Partnership shall maintain a schedule of all Limited Partners from time to time, their respective Series B Commitments (for so long as any portion of the Series B Commitments remain callable by the Partnership and unfunded), mailing addresses and the Units held by them (as the same may be amended, modified or supplemented from time to time, the “Limited Partners Schedule”), a copy of which as of the execution of this Agreement is attached hereto as Schedule B. Ownership of a Unit (or fraction thereof) shall not entitle a Limited Partner to call for a partition or division of any property of the Partnership or for any accounting.

5.2 Authorization of Units.

(a) Series A Participating Preferred Units. The Partnership is hereby authorized to issue 6,115,500 Series A Participating Preferred Units, all of which are issued and outstanding as of the Second Effective Date.

(b) Series B Participating Preferred Units. The Partnership is hereby authorized to issue Series B Participating Preferred Units.

(c) Other Preferred Units. In addition to Series A Participating Preferred Units and Series B Participating Preferred Units, the Partnership is hereby authorized to issue other classes and series of Preferred Units. With respect to such other classes and series of Preferred Units, subject to the provisions of Section 5.3, the Board is authorized to provide for the issuance of such Preferred Units in any class or series by amending this Agreement to reflect such issuance and to establish the Preferred Units to be included in each such class or series, and to fix the relative rights, obligations, preferences and limitations of the Preferred Units of each such class or series.

(d) Class A-1 Common Units. The Partnership is hereby authorized to issue Class A-1 Common Units.

(e) Class A-2 Common Units. The Partnership is hereby authorized to issue Class A-2 Common Units.

(f) Other Common Units. In addition to Class A Common Units, the Partnership is hereby authorized to issue other classes and series of Common Units. With respect to such other classes and series of Common Units, subject to the foregoing and the provisions of Section 5.3, the Board is hereby authorized to provide for the issuance of such Common Units in any class or series by amending this Agreement to reflect such issuance and to establish the Common Units to be included in each such class or series, and to fix the relative rights, obligations, preferences and limitations of the Common Units of each such class or series.

(g) Additional Units. Except as expressly provided by this Agreement, the Partnership shall not authorize, issue or sell, or cause to be authorized, issued or sold, any Units.

5.3 Issuance of Units. Subject to the limitations contained in Section 11.5, and subject to Sections 5.5, 5.6, 5.7 and 5.8, after the Second Effective Date, the Partnership (with the approval of the Board) may issue additional Series B Participating Preferred Units, Class A-1 Common Units, Class A-2 Common Units or other Units that the Board may provide for pursuant to Sections 5.2(c) or 5.2(f) above (any such other Units, “Other Units”); provided that:

(i)	any such Other Unit may only be created in a manner that does not change the manner in which distributions are allocated among the holders of Series A Participating Preferred Units, Series B Participating Preferred Units, Class A-1 Common Units and Class A-2 Common Units as set forth in Sections 7.2, 7.3, 10.2(b) and 10.2(c);

(ii)	so long as Brian Harris is the Chief Executive Officer of the Partnership or any of its Subsidiaries, the Partnership shall not issue any Other Units at any time prior to a Qualified Initial Public Offering without the prior approval of Brian Harris; and

(iii)	if, in connection with the issuance of any such Other Units, (A) the holders of Participating Preferred Units immediately prior to such issuance are not entitled to participate in such issuance on a pro rata basis (based on their respective ownership of the number of then issued and outstanding Participating Preferred Units) and (B) a majority of such Other Units will be issued to the TowerBrook Funds, GI Investors and/or their respective Affiliates, then the issuance price per such Other Unit with respect to such issuance shall be subject to approval of a majority of the votes of the Directors that are not TowerBrook Related Persons or GI Related Persons.

Upon the issuance of Units, the Board shall adjust the Capital Accounts of the Limited Partners as necessary in accordance with Section 6.2.

5.4 New Limited Partners. In order for a Person to be admitted as a Limited Partner of the Partnership, such Person shall have executed and delivered to the Partnership a Series B Subscription Agreement or other written undertaking to be bound by the terms and conditions of this Agreement substantially in the form of Exhibit A hereto. Upon the amendment of the Limited Partners Schedule by the Partnership and the satisfaction of any other applicable conditions, including, if a condition, the receipt by the Partnership of payment for the issuance of any applicable Units, such Person shall be admitted as a Limited Partner and deemed listed as such on the books and records of the Partnership and shall be issued such Limited Partner’s Units, and the Partnership shall modify the Limited Partners Schedule to reflect such admittance. The Board shall also adjust the Capital Accounts of the Limited Partners as necessary in accordance with Section 6.2.

5.5 Increase in Series B Commitments. Subject to the limitations contained in Section 11.5, at any time prior to the expiration of the Series B Commitment Period, the

Partnership (with the approval of the Board) may accept additional Series B Commitments from existing or new Limited Partners (any such additional Series B Commitments, “Additional Series B Commitments”), and the Partnership shall modify the Limited Partners Schedule to reflect such Additional Series B Commitments. By no later than ten Business Days after the date on which the Partnership accepts any Additional Series B Commitments from an existing or new Limited Partner pursuant to the immediately preceding sentence, such Limited Partner shall be required to make a Capital Contribution in cash to the Partnership in an amount equal to the product of (i) such Limited Partner’s Additional Series B Commitment and (ii) a fraction, (A) the numerator of which is the amount that any Person who was a Limited Partner as of the Second Effective Date (other than a Defaulting Limited Partner) has contributed to the Partnership as of the date of the Partnership’s acceptance of such Additional Series B Commitment in respect of such Person’s Series B Commitment as of the Second Effective Date and (B) the denominator of which is such Person’s Series B Commitment as of the Second Effective Date; and in exchange for such Capital Contribution such Limited Partner will be issued a number of Series B Participating Preferred Units equal to the amount of such Capital Contribution divided by such Additional Series B Commitment’s Subsequent Closing Issuance Price (as herein defined). With respect to each Additional Series B Commitment accepted by the Partnership, the Board shall determine in good faith the issuance price per Series B Participating Preferred Unit for the Series B Participating Preferred Units to be issued to the applicable Limited Partner in exchange for the Capital Contributions made (or to be made) by such Limited Partner to the Partnership with respect to such Additional Series B Commitment, with consideration given by the Board to the Partnership’s then equity book value and any premium to such book value as may be appropriate given the market conditions as of the date of the Partnership’s acceptance of such Additional Series B Commitment, and with any such determination by the Board being final and binding on all Limited Partners (any such issuance price per Series B Participating Preferred Unit, the “Subsequent Closing Issuance Price”); provided that if, in connection with the acceptance of any such Additional Series B Commitments on a particular date, (i) the holders of Participating Preferred Units immediately prior to such acceptance are not entitled to participate in the subscription for the aggregate amount of such Additional Series B Commitments on a pro rata basis (based on their respective ownership of the number of then issued and outstanding Participating Preferred Units) and (ii) a majority of the aggregate amount of such Additional Series B Commitments are from the TowerBrook Funds, GI Investors and/or their respective Affiliates, then the Subsequent Closing Issuance Price with respect to such Additional Series B Commitments to be accepted as of such particular date shall be subject to approval of a majority of the votes of the Directors that are not TowerBrook Related Persons or GI Related Persons.

5.6 Issuance of Series B Participating Preferred Units other than pursuant to the Series B Commitments. Subject to the limitations contained in Section 11.5, at any time after the first to occur of (A) the date on which all of the Series B Commitments have been funded in full (other than with respect to a failure to so fund by any Defaulting Limited Partner) and (B) the expiration of the Series B Commitment Period, the Partnership (with the approval of the Board) may issue additional Series B Participating Preferred Units to any Limited Partner, or to any Person that becomes a Limited Partner in connection with such issuance, in exchange for an issuance price per Series B Participating Preferred Unit, as determined in good faith by the Board in its sole discretion, with consideration given to the Partnership’s then equity book value and any premium to such book value as may be appropriate given the market conditions as of the date of such issuance, and with any such determination by the Board being final and binding on all Partners; provided that if, in connection with the issuance of any such additional Series B Participating Preferred Units, (i) the holders of Participating Preferred Units immediately prior to such issuance are not entitled to participate in such issuance on a pro rata basis (based on their respective ownership of the number of then issued and outstanding Participating Preferred Units) and (ii) a majority of such additional Series B Participating Preferred Units will be issued to the TowerBrook Funds, GI Investors and/or their respective Affiliates, then the issuance price per Series B Participating Preferred Unit with respect to such issuance shall be subject to approval of a majority of the votes of the Directors that are not TowerBrook Related Persons or GI Related Persons. Upon the issuance of any such Series B Participating Preferred Units, the Board shall adjust the Capital Accounts of the Limited Partners as necessary in accordance with Section 6.2.

5.7 Increase in the Class A Common Percentage.

(a) Non-Dilutive Class A-2 Common Units. At any time after the Second Effective Date, the Board may elect to increase the Class A Common Percentage (the amount of any such increase, a “Class A Common Percentage Increase” (e.g., if pursuant to this Section 5.7(a) the Class A Common Percentage is increased from 20% to 21%, then the applicable Class A Common Percentage Increase will be 1%)) in order for the Partnership to grant additional Class A-2 Common Units (such additional Class A-2 Common Units, “Non-Dilutive Class A-2 Common Units”) to one or more employees and/or directors of the Partnership or any of its Subsidiaries (other than a TCP Director that qualifies as a “TowerBrook Related Person” pursuant to clause (i) of the definition of a “TowerBrook Related Person” or a GI Director that qualifies as a “GI Related Person” pursuant to clause (i) of the definition of a “GI Related Person”); provided that the Class A Common Percentage Increase pursuant to this Section 5.7(a) must have the same proportionate relationship to the Class A Common Percentage immediately prior to such increase as the number of Non-Dilutive Class A-2 Common Units to be so granted has to the Aggregate Class A Common Units Outstanding as of immediately prior to such grant by the Partnership of such Non-Dilutive Class A-2 Common Units (e.g., if pursuant to this Section 5.7(a) the Class A Common Percentage is increased from 20% to 21%, at a time when there are 20,000,000 Aggregate Class A Common Units Outstanding, then the corresponding number of Non-Dilutive Class A-2 Common Units to be granted by the Partnership will be 1,000,000); provided further, that no such increase in the Class A Common Percentage will be effective for purposes of this Agreement until such time as the corresponding Non-Dilutive Class A-2 Common Units are actually granted to the applicable employees and/or directors of the Partnership or any of its Subsidiaries.

(b) Pro Rata Dilutive Class A-2 Common Units. At any time after the Second Effective Date, the Board may elect to increase the Class A Common Percentage (the amount of any such increase, a “Class A Common Percentage Increase” (e.g., if pursuant to this Section 5.7(b), the Class A Common Percentage is increased from 20% to 21.6%, then the applicable Class A Common Percentage Increase will be 1.6%)) in order for the Partnership to grant additional Class A-2 Common Units (such additional Class A-2 Common Units, “Pro Rata Dilutive Class A-2 Common Units”) to one or more employees and/or directors of the Partnership or any of its Subsidiaries (other than a TCP Director that qualifies as a “TowerBrook Related Person” pursuant to clause (i) of the definition of a “TowerBrook Related Person” or a GI Director that qualifies as a “GI Related Person” pursuant to clause (i) of the definition of a “GI Related Person”) in a manner that dilutes the then Class A Common Percentage (without regard to such increase) and the Participating Preferred Percentage on a pro rata basis; provided that, so long as Brian Harris is the Chief Executive Officer of the Partnership or any of its Subsidiaries, the Board shall not make any election to increase the Class A Common Percentage pursuant to this Section 5.7(b) and, as required by Section 5.8(a), the Partnership shall not issue any Pro Rata Dilutive Class A-2 Common Units, in each case, without the prior approval of Brian Harris. For purposes of this Section 5.7(b), with respect to any particular increase in the Class A Common Percentage pursuant to this Section 5.7(b):

(i) the term “Pro Rata Aggregate Percentage Increase” means the amount equal to the applicable Class A Common Percentage Increase with respect to such increase divided by the Participating Preferred Percentage immediately prior to such increase;

(ii) the term “Pre-Existing Class A Common Dilution Percentage” means the amount equal to the Pro Rata Aggregate Percentage Increase for such increase minus the applicable Class A Common Percentage Increase with respect to such increase; and

(iii) the term “Pre-Existing Class A Common Adjusted Common Percentage” means the amount equal to the Class A Common Percentage immediately prior to such increase minus the applicable Pre-Existing Class A Common Dilution Percentage with respect to such increase (e.g., if pursuant to this Section 5.7(b), the applicable Class A Common Percentage Increase is 1.6% at a time when, immediately prior to the applicable increase in Class A Common Percentage, the Participating Preferred Percentage is 80% and the Class A Common Percentage is 20%, then the applicable “Pro Rata Aggregate Percentage Increase” will be 2%, the applicable “Pre-Existing Class A Common Dilution Percentage” will be 0.4% and the applicable “Pre-Existing Class A Common Adjusted Common Percentage” will be 19.6%).

With respect to any particular increase in the Class A Common Percentage pursuant to this Section 5.7(b), the applicable number of Pro Rata Dilutive Class A-2 Common Units to be granted in connection with such increase must have the same proportionate relationship to the Aggregate Class A Common Units Outstanding as of immediately prior to such grant by the Partnership of such Pro Rata Dilutive Class A-2 Common Units, as the applicable Pro Rata Aggregate Percentage Increase with respect thereto has to the Pre-Existing Class A Common Adjusted Common Percentage with respect thereto (e.g., if pursuant to this Section 5.7(b) the Class A Common Percentage is increased from 20% to 21.6%, at a time when there are 20,000,000 Aggregate Class A Common Units Outstanding, then the corresponding number of Pro Rata Dilutive Class A-2 Common Units to be granted by the Partnership will be 2,040,816); provided that no such increase in the Class A Common Percentage will be effective for purposes of this Agreement until such time as the corresponding Pro Rata Dilutive Class A-2 Common Units are actually granted to the applicable employees and/or directors of the Partnership or any of its Subsidiaries.

Further detail of the example described in this Section 5.7(b) is as follows: if the Class A Common Percentage is increased pursuant to this Section 5.7(b) from 20% to 21.6%, at a time when there are 20,000,000 Aggregate Class A Common Units Outstanding, then (i) the Class A

Common Percentage Increase would be 1.6%; (ii) the Participating Preferred Percentage immediately prior to such increase would be 80%; (iii) the Pro Rata Aggregate Percentage Increase would be 2% (or 1.6% divided by 80%); (iv) the Pre-Existing Class A Common Dilution Percentage would be 0.4% (or 2.0% minus 1.6%); (v) the Pre-Existing Class A Common Adjusted Common Percentage would be 19.6% (or 20% minus 0.4%); (vi) the ratio of the number of Pro Rata Class A-2 Common Units to be granted in connection with such increase (2,040,816 Class A-2 Common Units) to the Aggregate Class A Common Units Outstanding immediately prior to such increase (20,000,000 Class A Common Units) would be the same as the ratio of the applicable Pro Rata Aggregate Percentage Increase (2%) to the applicable Pre-Existing Class A Common Adjusted Common Percentage (19.6%); and (vii) the Participating Preferred Percentage immediately after such increase would be 78.4%.

(c) Non-Dilutive Class A-1 Common Units. At any time after the Second Effective Date, with the prior written consent of the Participating Preferred Independent Supermajority Holders, the Board may elect to increase the Class A Common Percentage (the amount of any such increase, also, a “Class A Common Percentage Increase”) in order for the Partnership to issue additional Class A-1 Common Units (such additional Class A-1 Common Units, “Non-Dilutive Class A-1 Common Units”) to any Person; provided that the Class A Common Percentage Increase pursuant to this Section 5.7(c) must have the same proportionate relationship to the Class A Common Percentage immediately prior to such increase as the number of Non-Dilutive Class A-1 Common Units to be so issued has to the Aggregate Class A Common Units Outstanding as of immediately prior to such issuance by the Partnership of such Non-Dilutive Class A-1 Common Units (e.g., if pursuant to this Section 5.7(c) the Class A Common Percentage is increased from 20% to 21%, at a time when there are 20,000,000 Aggregate Class A Common Units Outstanding, then the corresponding number of Non-Dilutive Class A-1 Common Units to be issued by the Partnership will be 1,000,000); provided, further, that no such increase in the Class A Common Percentage will be effective for purposes of this Agreement until such time as the corresponding Non-Dilutive Class A-1 Common Units are actually issued to the applicable Person(s).

5.8 Issuance of Dilutive Class A Common Units.

(a) So long as Brian Harris is the Chief Executive Officer of the Partnership or any of its Subsidiaries, the Partnership shall not issue or grant any Dilutive Class A Common Units at any time prior to the occurrence of a Qualified Initial Public Offering without the prior approval of Brian Harris, which approval Brian Harris does not currently intend to provide; provided that Brian Harris may at any time provide such approval in his sole discretion.

(b) At any time prior to the occurrence of a Qualified Initial Public Offering when Brian Harris is not the Chief Executive Officer of the Partnership or any of its Subsidiaries, the Partnership shall not issue or grant any Dilutive Class A Common Units (other than Pro Rata Dilutive Class A-2 Common Units) without the prior written approval of the Class A-2 Common Majority Holders; provided that, as a point of clarity, at any time that Brian Harris is not the Chief Executive Officer of the Partnership or any of its Subsidiaries, the Partnership may (with the approval of the Board) issue or grant Pro Rata Dilutive Class A-2 Common Units.

(c) Notwithstanding Sections 5.8(a) and 5.8(b) above, if at the time of any proposed issuance or grant by the Partnership of Class A-2 Common Units that are Dilutive Class A Common Units there are Re-Issuable Warehoused Class A-2 Common Units, then, to the extent permitted by Section 5.11, the Partnership shall first grant and re-issue such Re-Issuable Warehoused Class A-2 Common Units prior to issuing or granting such Class A-2 Common Units that are Dilutive Class A Common Units.

5.9 Deemed Ownership of Forfeited Class A-2 Common Units.

(a) If at any date prior to the occurrence of a Qualified Initial Public Offering when Brian Harris is the Chief Executive Officer of the Partnership or any of its Subsidiaries, any Class A-2 Common Units become Forfeited Class A-2 Common Units (such date, a “Forfeiture Date”), then, subject to any such Forfeited Class A-2 Common Units becoming Re-Issued Class A-2 Common Units pursuant to the terms of this Agreement, such Forfeited Class A-2 Common Units shall thereafter be deemed to be owned by the holders of the issued and outstanding Class A-2 Common Units (other than any then Excluded Class A-2 Common Units) pro rata based on such holders’ relative ownership of the number of issued and outstanding Class A-2 Common Units (other than any then Excluded Class A-2 Common Units) as of such Forfeiture Date.

(b) If at any date prior to the occurrence of a Qualified Initial Public Offering when Brian Harris is not the Chief Executive Officer of the Partnership or any of its Subsidiaries, any Class A-2 Common Units become Forfeited Class A-2 Common Units (such date, also a “Forfeiture Date”), then, subject to any such Forfeited Class A-2 Common Units becoming Re-Issued Class A-2 Common Units pursuant to the terms of this Agreement, such Forfeited Class A-2 Common Units shall thereafter be deemed to be owned by the holders of the issued and outstanding Class A-1 Common Units and Class A-2 Common Units (other than any then Excluded Class A-2 Common Units) pro rata based on such holders’ relative ownership of the number of issued and outstanding Class A-1 Common Units and Class A-2 Common Units (other than any then Excluded Class A-2 Common Units) as of such Forfeiture Date.

(c) As a point of clarity, to the extent any particular Forfeited Class A-2 Common Units are forfeited by the holder thereof pursuant to the terms of the applicable Equity Grant Agreement (other than as a result of becoming Re-Issued Class A-2 Common Units), such particular Forfeited Class A-2 Common Units will be deemed to have become “Forfeited Class A-2 Common Units” for purposes of this Section 5.9 with a Forfeiture Date of the date of such forfeiture.

5.10 Deemed Ownership of Repurchased Class A-2 Common Units. If at any date prior to the occurrence of a Qualified Initial Public Offering, any Class A-2 Common Units become Repurchased Class A-2 Common Units (such date, a “Repurchased Date”), then, subject to any such Repurchased Class A-2 Common Units becoming Re-Issued Class A-2 Common Units pursuant to the terms of this Agreement, (i) a number of such Repurchased Class A-2 Common Units equal to (A) the then Participating Preferred Percentage multiplied by (B) the aggregate number of Repurchased Class A-2 Common Units shall thereafter be deemed to be owned by the holders of the issued and outstanding Participating Preferred Units pro rata based on such holders’ relative ownership of the number of issued and outstanding Participating

Preferred Units as of such Repurchased Date and (ii) a number of such Repurchased Class A-2 Common Units equal to (AA) the then Class A Common Percentage multiplied by (BB) the aggregate number of such Repurchased Class A-2 Common Units shall thereafter be deemed to be owned by the holders of the issued and outstanding Class A-1 Common Units and Class A-2 Common Units (other than any then Excluded Class A-2 Common Units) pro rata based on such holders’ relative ownership of the number of issued and outstanding Class A-1 Common Units and Class A-2 Common Units (other than any then Excluded Class A-2 Common Units) as of such Repurchased Date. As a point of clarity, to the extent any particular Repurchased Class A-2 Common Units are repurchased by the Partnership pursuant to the terms of the applicable Equity Grant Agreement or otherwise, such particular Repurchased Class A-2 Common Units will be deemed to have become “Repurchased Class A-2 Common Units” for purposes of this Section 5.10 with a Repurchased Date of the date of such repurchase.

5.11 Re-Issuance of Forfeited Class A-2 Common Units and Repurchased Class A-2 Common Units.

(a) At any time prior to the occurrence of an Approved Company Sale or a Qualified Initial Public Offering when there are any Re-Issuable Warehoused Class A-2 Common Units, the Board may elect to grant and re-issue any number of such Re-Issuable Warehoused Class A-2 Common Units to any employee or director of the Partnership or any of its Subsidiaries (other than a TCP Director that qualifies as a “TowerBrook Related Person” pursuant to clause (i) of the definition of a “TowerBrook Related Person” or a GI Director that qualifies as a “GI Related Person” pursuant to clause (i) of the definition of a “GI Related Person”), in which case, immediately upon such grant and re-issuance, such Re-Issuable Warehoused Class A-2 Common Units (i) will immediately cease to be deemed owned by the applicable Limited Partners that were deemed to own such Re-Issuable Warehoused Class A-2 Common Units pursuant to Section 5.9 or Section 5.10, as the case may be, and (ii) will be an Original Class A-2 Common Unit and a Re-Issued Class A-2 Common Unit for purposes of this Agreement; provided that so long as Brian Harris is the Chief Executive Officer of the Partnership or any of its Subsidiaries, the Board may elect to grant and re-issue Re-Issuable Warehoused Class A-2 Common Units only with the approval of Brian Harris.

(b) Re-Issuable Warehoused Class A-2 Common Units that are granted and re-issued pursuant to Section 5.11(a) above shall be so granted and re-issued from the then Re-Issuable Warehoused Class A-2 Common Units (i) in the order in which the then Re-Issuable Warehoused Class A-2 Common Units became Warehoused Class A-2 Common Units (i.e., the particular Re-Issuable Class A-2 Common Units that first became Re-Issuable Class A-2 Common Units would be the first Re-Issuable Class A-2 Common Units to be so granted and re-issued) and (ii) in the event any such grant and issuance includes only a portion of a particular number of Re-Issuable Warehoused Class A-2 Common Units that become Re-Issuable Warehoused Class A-2 Common Units on the same date, then pro rata among the Limited Partners that are deemed to own such particular number of Re-Issuable Warehoused Class A-2 Common Units pursuant to Section 5.9 or Section 5.10, as the case may be, based on such Limited Partners’ relative deemed ownership of such particular number of Re-Issuable Warehoused Class A-2 Common Units.

5.12 Threshold Amount for Class A-2 Common Units.

(a) With respect to any Original Class A-2 Common Unit issued or granted by the Partnership after the Original Closing Date (a “Subsequent Class A-2 Common Unit”), the Board shall designate a “Threshold Amount” applicable to such Subsequent Class A-2 Common Unit, which Threshold Amount will be set forth in the applicable Equity Grant Agreement pursuant to which such Subsequent Class A-2 Common Unit is issued or granted by the Partnership. In so designating a Threshold Amount applicable to any Subsequent Class A-2 Common Unit, the Board shall designate as such Subsequent Class A-2 Common Unit’s Threshold Amount, a dollar amount equal to the amount that would, in the reasonable determination of the Board, be distributed with respect to one of the Partnership’s then issued and outstanding Original Class A-2 Common Units with a Threshold Amount of zero dollars ($0), if immediately prior to the issuance or grant of such Subsequent Class A-2 Common Unit, the assets of the Partnership were sold for their Fair Market Value and the proceeds of such sale were distributed pursuant to Section 10.2(b). The Threshold Amount for each Class A-2 Common Unit issued and outstanding as of the Original Closing Date is zero dollars ($0).

(b) Notwithstanding anything contained herein to the contrary, any Repurchased Class A-2 Common Unit will thereafter have a Threshold Amount attributable to such Repurchased Class A-2 Common Unit equal to the repurchase price paid by the Partnership for such Repurchased Class A-2 Common Unit (such Threshold Amount, a “Repurchased Price Threshold Amount”), and no such Repurchased Class A-2 Common Unit will be granted and re-issued pursuant to Section 5.11 unless the Re-Issued Class A-2 Common Unit granted and re-issued with respect thereto has a designated Threshold Amount attributable to such Re-Issued Class A-2 Common Unit equal to no less than the Repurchased Price Threshold Amount (but giving effect to any forgone distributions attributable to such Repurchased Price Threshold Amount pursuant to Section 7.2(b)) attributable to such Repurchased Class A-2 Common Unit. Any such Repurchased Price Threshold Amount will continue to be a Repurchased Price Threshold Amount (but giving effect to any forgone distributions attributable to such Repurchased Price Threshold Amount pursuant to Section 7.2(b)) for purposes of this Agreement with respect to the applicable Class A-2 Common Unit that is such Repurchased Class A-2 Common Unit even if such Repurchased Class A-2 Common Unit subsequently becomes a Re-Issued Class A-2 Common Unit or any other type of Class A-2 Common Unit hereunder.

5.13 2008 Incentive Equity Plan. Each owner of Class A-2 Common Units that have been granted pursuant to the 2008 Incentive Equity Plan hereby acknowledges and agrees that, from and after the Second Effective Date, the term “LLC Agreement” as used in the 2008 Incentive Equity Plan, as well as each Equity Grant Agreement entered into under the 2008 Incentive Equity Plan, shall mean this Agreement, as amended and/or restated from time to time.

ARTICLE VI

Commitments and Capital Accounts

6.1 Series A Commitments and Series B Commitments.

(a) Series A Commitments. Each Limited Partner with a Series A Commitment has previously made Capital Contributions to the Partnership with respect to such

Limited Partner’s Series A Commitment in the aggregate amount equal to such Limited Partner’s Series A Commitment. For each Capital Contribution made by a Limited Partner to the Partnership with respect to such Limited Partner’s Series A Commitment as described in the immediately preceding sentence, the Partnership has issued to such Limited Partner a number of Series A Participating Preferred Units equal to the amount of such Capital Contribution divided by $100.00. Each Limited Partner’s obligation to fund its Series A Commitment expired at the end of the last day of the Series A Commitment Period.

(b) Series B Commitments. Subject to the Series B Subscription Agreement to which it is a party and Sections 5.4, 6.7 and 6.1(d), each Series B Limited Partner with a Series B Commitment shall make Capital Contributions to the Partnership, payable in cash in U.S. Dollars, in the aggregate amount equal to such Series B Limited Partner’s Series B Commitment, by contributing in installments when and as called by the Partnership (with the approval of the Board) (a “Capital Call”) during the Series B Commitment Period upon at least ten Business Days prior written notice (a “Series B Capital Call Notice”). Subject to Section 5.4, such installments shall be made pro rata among all Series B Limited Partners based upon their respective Series B Commitments. For each Capital Contribution made by a Series B Limited Partner to the Partnership pursuant to this Section 6.1(b) with respect to such Series B Limited Partner’s Series B Commitment, the Partnership will issue to such Series B Limited Partner a number of Series B Participating Preferred Units equal to the amount of such Capital Contribution divided by the Series B Participating Preferred Capital Value (or, if such Series B Commitment is an Additional Series B Commitment, then a number of Series B Participating Preferred Units equal to the amount of such Capital Contribution divided by such Additional Series B Commitment’s Subsequent Closing Issuance Price). Each Capital Contribution to the Partnership shall be made by means of a certified or cashier’s check or by wire transfer of immediately available funds to an account designated by the Partnership. Notwithstanding anything to the contrary contained in this Section 6.1(b) and subject to Section 6.1(e), each Series B Limited Partner’s obligation to fund its Series B Commitment will expire at the end of the last day of the Series B Commitment Period.

(c) Additional Defined Terms. For purposes of this Agreement the following terms have the following meanings:

“Fundamental Representations” means Sections 4(b), 4(c), 4(d), 4(e), 4(g), and 4(h) of any Significant Series B Limited Partner’s Series B Subscription Agreement.

“Ladder Fraud” actual fraud of the Partnership.

“Ladder Material Misrepresentation” means (i) a breach by the Partnership of any of the Fundamental Representations or (ii) a Ladder Fraud.

“Significant Series B Limited Partner” means a Series B Limited Partner with a Series B Commitment of at least $150 million.

(d) Ladder Material Misrepresentation. At any time prior to the expiration of the Series B Commitment Period, a Significant Series B Limited Partner may deliver a written notice (a “Material Breach Notice”) to the Partnership stating that a Ladder Material

Misrepresentation has occurred (which Material Breach Notice must include a reasonable description of such Ladder Material Misrepresentation). Upon receipt of a Material Breach Notice, notwithstanding anything contained herein to the contrary, the Partnership will have no further right or obligation to make any Capital Calls, and no Series B Limited Partner will have any further obligation with respect to its Series B Commitment, in each case, unless and until a final determination (a “Final Determination”) is made prior to the second anniversary of the Second Effective Date that no Ladder Material Misrepresentation has occurred (which Final Determination may occur either by mutual written agreement by such Significant Series B Limited Partner and the Partnership, or by a final, non-appealable court order); provided that in no event will any Material Breach Notice that may be received by the Partnership from a Significant Series B Limited Partner affect in any way the validity or enforceability of any previously funded Capital Call that may been made by the Partnership prior to the Partnership’s receipt of such Material Breach Notice; provided further that any particular Series B Limited Partner may (in its sole discretion) permit (which permission must be evidenced by a written consent from such Series B Limited Partner) the Partnership to make a Capital Call solely with respect to such Series B Limited Partner’s Series B Commitment during the Series B Commitment Period notwithstanding the Partnership having received a Material Breach Notice from a Significant Series B Limited Partner and a Final Determination with respect thereto having not occurred (in which case, such Series B Limited Partner shall only be obligated to fund Capital Calls that may thereafter be made to all of the Series B Limited Partners with Series B Commitments to the extent such Series B Limited Partner continues to have an unfunded Series B Commitment and only at such time as the other Series B Limited Partners have made Capital Contributions to the Partnership with respect to their Series B Commitments in an amount sufficient for such other Series B Limited Partners’ to have the same percentage of their respective Series B Commitments remaining as unfunded as such Series B Limited Partner). If the Partnership receives a Material Breach Notice from a Significant Series B Limited Partner during the Series B Commitment Period, the Partnership may thereafter either (i) elect, by delivering written notice to all of the Series B Limited Partners, to terminate all remaining unfunded Series B Commitments and the Series B Commitment Period, in which case, the Partnership will have no further ability or obligation to make any Capital Calls, no Series B Investor shall have any further obligation to make any Capital Contributions with respect to the Series B Commitments and the Series B Commitment Period will be deemed to have terminated or (ii) dispute that a Ladder Material Misrepresentation has occurred by delivering written notice of such dispute to such Significant Series B Limited Partner, in which case, (A) if the Final Determination of such dispute occurs prior to the second anniversary of the Second Effective Date and results in a determination that a Ladder Material Misrepresentation has not occurred, then the Series B Commitment Period will be deemed to have been extended until the later of (x) the first anniversary of the Second Effective Date and (y) the date 90 days after the date of such Final Determination, and thereafter the Partnership will be permitted to again make Capital Calls with respect to the remaining uncalled Series B Commitments during the Series B Commitment Period (as extended by the provisions of this subclause (A)), or (B) if the Final Determination of such dispute results in a determination that a Ladder Material Misrepresentation has occurred, or if a Final Determination of such dispute does not occur by the second anniversary of the Second Effective Date, then the Partnership will have no further ability or obligation to make any Capital Calls, no Series B Investor shall have any further obligation to make any Capital Contributions with respect to the Series B Commitments and the Series B Commitment Period will be deemed to have terminated.

(e) Requirement by the Partnership to make Capital Calls. The Partnership hereby agrees that (unless the Partnership has received a Material Breach Notice from a Significant Series B Limited Partner, in which case the provisions of this Section 6.1(e) shall be null and void):

(i) by the date three months after the commencement of the Series B Commitment Period (the “Three Month Date”), the Partnership shall have made Capital Calls (which for this purposes will include any Capital Contributions required to be made pursuant to Section 5.5 with respect to any Additional Series B Commitments accepted by the Partnership prior to the Three Month Date) for at least 25% (unless the aggregate amount of the Series B Commitments as of the Three Month Date is in excess of $350 million, in which case, that percentage equal to (A) 25% of the aggregate amount of the Series B Commitments as of the Three Month Date divided by (B) $350 million (but in no event will such percentage be greater than 100%)) of the aggregate amount of the Series B Commitments as of the Three Month Date;

(ii) by the date six months after the commencement of the Series B Commitment Period (the “Six Month Date”), the Partnership shall have made Capital Calls (which for this purposes will include any Capital Contributions required to be made pursuant to Section 5.5 with respect to any Additional Series B Commitments accepted by the Partnership prior to the Six Month Date) for at least 50% (unless the aggregate amount of the Series B Commitments as of the Six Month Date is in excess of $350 million, in which case, that percentage equal to (A) 50% of the aggregate amount of the Series B Commitments as of the Sixth Month Date divided by (B) $350 million (but in no event will such percentage be greater than 100%)) of the aggregate amount of the Series B Commitments as of the Six Month Date;

(iii) by the date nine months after the commencement of the Series B Commitment Period (the “Nine Month Date”), the Partnership shall have made Capital Calls (which for this purposes will include any Capital Contributions required to be made pursuant to Section 5.5 with respect to any Additional Series B Commitments accepted by the Partnership prior to the Nine Month Date) for at least 75% (unless the aggregate amount of the Series B Commitments as of the Nine Month Date is in excess of $350 million, in which case, that percentage equal to (A) 75% of the aggregate amount of the Series B Commitments as of the Nine Month Date divided by (B) $350 million (but in no event will such percentage be greater than 100%)) of the aggregate amount of the Series B Commitments as of the Nine Month Date;

(iv) by the date twelve months after the commencement of the Series B Commitment Period (the “Twelve Month Date”), the Partnership shall have made Capital Calls for all of the aggregate amount of the Series B Commitments as of the Twelve Month Date; and

(v) prior to the consummation of any Approved Company Sale or any Qualified Initial Public Offering, the Partnership shall have made Capital Calls for all of the aggregate amount of the then Series B Commitments.

6.2 Capital Accounts.

(a) Maintenance Rules. The Partnership shall maintain for each Limited Partner a separate capital account (a “Capital Account”) in accordance with this Section 6.2(a). Each Capital Account shall be maintained in accordance with the following provisions:

(i) Such Capital Account shall be increased by the cash amount or Book Value of any property contributed by such Limited Partner to the Partnership pursuant to this Agreement, such Limited Partner’s allocable share of Profits and any items in the nature of income or gains which are specially allocated to such Limited Partner pursuant to Section 8.2 or Section 8.3, and the amount of any liabilities of the Partnership assumed by such Limited Partner or which are secured by any property distributed to such Limited Partner.

(ii) Such Capital Account shall be decreased by the cash amount or Book Value of any property distributed to such Limited Partner pursuant to this Agreement, such Limited Partner’s allocable share of Losses and any items in the nature of deductions or losses which are specially allocated to such Limited Partner pursuant to Section 8.2 or Section 8.3 and the amount of any liabilities of such Limited Partner assumed by the Partnership or which are secured by any property contributed by such Limited Partner to the Partnership.

(iii) If all or any portion of a Unit is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Unit (or portion thereof).

(iv) Upon any revaluation described in paragraph (B) of the definition of “Book Value”, the Capital Accounts of the Limited Partners shall be adjusted in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f).

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Board may authorize such modifications.

(b) Definition of Profits and Losses. “Profits” and “Losses” mean, for each Taxable Year or other period, an amount equal to the Partnership’s taxable income or loss, respectively, for such Taxable Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) The computation of all items of income, gain, loss and deduction shall include tax-exempt income and those items described in Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(ii) If the Book Value of any Partnership property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property (provided that if the Book Value of any Partnership property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f)(5)(i), the allocation of gain or loss shall be made immediately prior to the related acquisition of the interest in the Partnership).

(iii) Items of income, gain, loss or deduction attributable to the disposition of Partnership property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv) Items of depreciation, amortization and other cost recovery deductions with respect to Partnership property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

(v) To the extent an adjustment to the adjusted tax basis of any Partnership property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

6.3 Negative Capital Accounts. If any Partner has a deficit balance in its Capital Account, such Partner shall have no obligation to restore such negative balance or to make any Capital Contributions to the Partnership by reason thereof, and such negative balance shall not be considered an asset of the Partnership or of any Partner.

6.4 No Withdrawal. No Limited Partner will be entitled to withdraw any part of his or its Capital Contribution or Capital Account or to receive any distribution from the Partnership, except as expressly provided in this Agreement.

6.5 Loans From Partners. Loans by Partners to the Partnership shall not be considered Capital Contributions.

6.6 Status of Capital Contributions. No Partner shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise specifically provided in this Agreement. Except as otherwise provided herein, no Partner shall be required to lend any funds to the Partnership or to make any additional Capital Contributions to the Partnership.

6.7 Series B Limited Partner’s Default on Series B Commitment.

(a) If any Series B Limited Partner (a “Defaulting Limited Partner”) fails to make full payment of any portion of its Series B Commitment when due and such failure is not cured within ten Business Days after receipt by such Series B Limited Partner of written notice from the Partnership with respect to such failure to pay, the Partnership may, in its sole discretion, undertake any one or more of the following steps:

(i) The Partnership may pursue and enforce all rights and remedies the Partnership may have against such Defaulting Limited Partner with respect thereto, including a lawsuit to collect the overdue amount with interest calculated thereon at a rate equal to 20% per annum (but not in excess of the highest rate per annum permitted by law).

(ii) The Partnership may purchase all or any part of the Defaulting Limited Partner’s interest in the Partnership on the terms set forth below. If the Partnership does not elect to purchase the entire interest of the Defaulting Limited Partner, the Partnership may offer such unpurchased interest to one or more Persons (which may or may not include other Limited Partners but shall not include any Defaulting Limited Partner) on the same terms. At the closing of such purchase (on a date and at a place designated by the Partnership), each purchasing Person shall, as payment in full for the Defaulting Limited Partner’s interest being purchased, (A) deliver a non-interest bearing, non-recourse ten-year promissory note (in a form approved by the Partnership), secured only by the Defaulting Limited Partner’s interest being purchased, payable to the Defaulting Limited Partner in an amount equal to 10% of the portion of the Defaulting Limited Partner’s Capital Account being purchased by such Person, and (B) assume the portion of the Defaulting Limited Partner’s obligation to make both defaulted and future Capital Contributions pursuant to its Series B Commitment which are commensurate with the portion of the Defaulting Limited Partner’s interest being purchased by such Person. The Partnership shall handle the mechanics of making the offers set forth herein and shall in its discretion set time limits for acceptance.

(iii) In addition to, or instead of, the other remedies and undertakings available to the Partnership pursuant to this Section 6.7(a), the Partnership may, in its sole discretion, reduce (and such reduction shall be deemed to be effective as of the date of the default, without giving effect to any applicable cure period) any portion of such Defaulting Limited Partner’s Series B Commitment (which has not been assumed by another Limited Partner) to the amount of the Capital Contributions (which have not been purchased by another Limited Partner) made by such Defaulting Limited Partner; provided that the Partnership shall take some action under this Agreement to ensure that a Defaulting Limited Partner does not receive distributions for any of such Defaulting Limited Partner’s Series B Commitments for which it fails to make Capital Contributions in accordance with this Agreement.

(iv) Notwithstanding anything contained herein to the contrary, from and after any date on which a Defaulting Limited Partner’s Series B Commitment is reduced pursuant to subparagraph (iii) above, (A) such Defaulting Limited Partner will have no right to receive any distributions, except for distributions made upon the Partnership’s liquidation, (B) such Defaulting Limited Partner’s Capital Account will not be credited with any items of income or gain, which shall instead be treated as increasing the net profit or reducing the net loss allocable to the Limited Partners (other than any Defaulting Limited Partners) but such Defaulting Limited Partner’s Capital Account will be debited with items of Losses or deduction as otherwise provided herein and (C) notwithstanding Section 10.2(b), upon liquidation such Defaulting Limited Partner shall receive only an amount equal to its Capital Account.

(b) The failure of any Partner to fulfill an obligation hereunder shall not relieve any other Partner of any of its obligations under this Agreement.

(c) In connection with any purchase of a Limited Partnership Interest pursuant to this Section 6.7, upon the Partnership’s request, the Defaulting Limited Partner shall make customary representations and warranties to each purchaser and will execute a customary transfer agreement.

(d) Each Partner hereby acknowledges that certain provisions of this Agreement (including this Section 6.7) provide for specific consequences in the event of a breach of this Agreement by a Partner. Each Partner hereby agrees that the default provisions of this Agreement are fair and reasonable and, in light of the difficulty of determining actual damages, represent a prior agreement among the Partners as to appropriate liquidated damages. Without limiting the general effect of the preceding sentence, the Partners hereby specifically acknowledge and agree that the enforceability of this Section 6.7 is essential to the stability of the Partnership as an organization and to the ability of the Partnership to effectively serve its purpose and conduct its business operations.

(e) Each Partner hereby specifically agrees that, in the event such Partner violates the terms of this Agreement, such Partner shall not be entitled to claim that the Partnership or any of the other Partners are precluded, on the basis of any fiduciary or other duty arising in respect of such Partner’s status as such, from seeking any of the penalties or other remedies permitted under this Agreement or applicable law.

ARTICLE VII

Distributions

7.1 Generally.

(a) Subject to Sections 7.2 and 7.3, the Board shall have sole discretion regarding the amounts and timing of distributions to Limited Partners, in each case subject to the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Partnership which shall include the payment or the making of provision for the payment when due of the Partnership’s obligations, including the payment of any management or administrative fees and expenses or any other obligations.

(b) Notwithstanding any provision to the contrary contained in this Agreement, (i) the Partnership shall not make any distribution to Limited Partners if such distribution would violate Section 17-607 of the Delaware LP Act or other applicable law and (ii) in no event with the General Partner be entitled to receive any distributions from the Partnership.

7.2 Discretionary Distributions.

(a) Distributions. Subject to Section 7.3, available cash or other assets (taking such other assets into account at their Fair Market Value at the time of distributions) shall be distributed, at such times and in such amounts as the Board determines in its sole discretion, in the following order and priority:

(i) First, to the holders of Participating Preferred Units, in proportion to and to the extent of the Participating Preferred Unreturned Original Capital Value in respect of the Participating Preferred Units owned by each such holder as of the time of such distribution;

(ii) Second, subject to Section 7.2(b) and until such time as the Series A Participating Preferred Unreturned Second Capital Value in respect of the Series A Participating Preferred Units is reduced to zero dollars ($0), to the holders of Series A Participating Preferred Units and Class A Common Units as follows: (A) to the holders of the Series A Participating Preferred Units (pro rata based on the number of then issued and outstanding Series A Participating Preferred Units), an amount equal to the product of (x) the Participating Preferred Percentage as of the date of such distribution multiplied by (y) the amount to be distributed pursuant to this Section 7.2(a)(ii); and (B) to the holders of the Class A Common Units, (pro rata based on the then Aggregate Class A Common Units Outstanding), including any deemed owners of Class A-2 Common Units pursuant to Sections 5.9 or 5.10, an amount equal to the product of (xx) the Class A Common Percentage as of the date of such distribution multiplied by (yy) the amount to be distributed pursuant to this Section 7.2(a)(ii);

(iii) Third, subject to Section 7.2(b), to the holders of Participating Preferred Units and Class A Common Units as follows: (A) to the holders of the Participating Preferred Units (pro rata based on the number of then issued and outstanding Participating Preferred Units), an amount equal to the product of (x) the Participating Preferred Percentage as of the date of such distribution multiplied by (y) the amount to be distributed pursuant to this Section 7.2(a)(iii); and (B) to the holders of the Class A Common Units, (pro rata based on the then Aggregate Class A Common Units Outstanding), including any deemed owners of Class A-2 Common Units pursuant to Sections 5.9 or 5.10, an amount equal to the product of (xx) the Class A Common Percentage as of the date of such distribution multiplied by (yy) the amount to be distributed pursuant to this Section 7.2(a)(iii).

(b) No Right to Receive Certain Distributions. Notwithstanding anything to the contrary contained in Sections 7.2(a)(ii) and 7.2(a)(iii):

(i) Class A-2 Common Units with a Threshold Amount. Distributions with respect to each Class A-2 Common Unit with a Threshold Amount which would otherwise be made in respect of such Class A-2 Common Unit from time to time pursuant to Section 7.2(a)(ii) or 7.2(a)(iii) (including by virtue of Section 10.2(b)) will be foregone by the holder thereof in such amount(s) as may be required so that the aggregate amount of distributions foregone with respect to such Class A-2 Common Unit by reason of this Section 7.2(b)(i) is equal to the Threshold Amount for such Class A-2 Common Unit. The amount of any distribution forgone with respect to any Class A-2 Common Unit shall be treated as received with respect to such Class A-2 Common Unit solely for purposes of calculating the right of the holder of such Class A-2 Common Unit to receive further distributions under Sections 7.2(a)(ii) and 7.2(a)(iii). No holder of any Class A-2 Common Unit will later have the right to receive any distribution which is foregone pursuant to this Section 7.2(b)(i), except to the extent that any portion of such foregone distribution may be reallocated to such holder in accordance with Section 7.2(b)(ii).

(ii) Reallocation. Any distribution withheld in respect of any Class A-2 Common Unit pursuant to Section 7.2(b)(i) will be reallocated and paid instead to the holders of Class A Common Units in accordance with the provisions of subclause (B) of Section 7.2(a)(ii) and/or subclause (B) of Section 7.2(a)(iii), as applicable (subject again to being foregone pursuant to Section 7.2(b)(i)), unless such distribution withheld in respect of any Class A-2 Common Unit pursuant to Section 7.2(b)(i) is with respect to a Repurchased Price Threshold Amount, in which case, such distribution will be reallocated and paid instead to the holders of the Participating Preferred Units and the Class A Common Units in accordance with the provisions of Section 7.2(a)(ii) and/or Section 7.2(a)(iii), as applicable (subject again to being foregone pursuant to Section 7.2(b)(i)).

(c) Meridian Good News Equity Amount.

(i) For purposes of this Section 7.2(c), the following terms have the following meanings:

“Excess Equity Amount” means, in connection with a Qualified Exit Event, the aggregate amount of the fair market value of the proceeds that the holders of the Partnership’s Units are entitled to receive on the date of such Qualified Exit Event that are in excess of 150% of the then Ladder Equity Book Value, all as determined by the Board in good faith in a manner consistent with the definition of Qualified Exit Event set forth herein.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Ladder Equity Book Value” means, as of any time, the Partnership’s equity book value, as determined in good faith by the Board based on the Partnership’s then most recent month-end GAAP financial statements, prepared in accordance with the Partnership’s past practices.

“Meridian Applicable Percentage” means 0.80625% (which has been calculated pursuant to the following formula: (A) 1.25% multiplied by (B) (i) $64,500,000 (which represents the aggregate amount of Meridian-Procured Commitments) divided by (ii) $100,000,000).

“Meridian Good News Equity Amount” means, in connection with a Qualified Exit Event, any proceeds that the holders of the Partnership’s Units are entitled to receive on the date of such Qualified Exit Event that (i) constitute an Excess Equity Amount with respect to such Qualified Exit Event and (ii) are distributable (or otherwise receivable) in connection with such Qualified Exit Event (without regard to the provisions of this Section 7.2(c)) solely with respect to issued and outstanding Class A Common Units with a Class A Common Percentage equal to the then Meridian Applicable Percentage.

“Qualified Exit Event” means an Approved Company Sale or a Qualified Initial Public Offering as a result of which the holders of the Partnership’s Units are entitled to receive proceeds (in cash or other equity) with a fair market value as of such Approved Company Sale or Qualified Initial Public Offering, as the case may be (which fair market value, in the case of a Qualified Initial Public Offering, shall be determined as set forth in Section 13.15(b) hereof), in excess of 150% of the then Ladder Equity Book Value.

(ii) If, upon the first to occur of an Approved Company Sale or a Qualified Initial Public Offering, such Approved Company Sale or Qualified Initial Public Offering, as the case may be, is a Qualified Exit Event, then an amount of the applicable proceeds otherwise to be received on the date of such Qualified Exit Event by the holders of the Partnership’s Class A Common Units with a fair market value equal to such Qualified Exit Event’s Meridian Good News Equity Amount shall be reallocated to Meridian LCF with respect to its Class A Common Units and distributed or otherwise paid to Meridian LCF rather than to the applicable holders of Class A Common Units in the following manner: (i) 40% of such Meridian Good News Equity Amount shall result in a reduction of the amount otherwise distributable or payable on the date of such Qualified Exit Event to the holders of the then issued and outstanding Class A Common Units (other than any Class A-2 Common Units that were actually issued (as opposed to deemed issued) to, and are then still owned by, Alan Fishman), pro rata based on such holders’ relative ownership of the issued and outstanding Class A Common Units and (ii) 60% of such Meridian Good News Equity Amount shall result in a reduction of the amount otherwise distributable or payable on the date of such Qualified Exit Event to the then holders of the TowerBrook Funds Class A-1 Common Units (whether such holders are then any of the TowerBrook Funds or any other Person), pro rata based on such holders’ relative ownership of the issued and outstanding TowerBrook Funds Class A-1 Common Units.

7.3 Tax Distributions. Subject to the restrictions of any of the Partnership’s and/or its Subsidiaries’ then applicable debt financing agreements and subject to the retention of any other amounts necessary to satisfy the Partnership’s and/or its Subsidiaries’ obligations, at least five days before each date prescribed by the Code for a calendar year corporation to pay quarterly installments of estimated tax, the Partnership shall use commercially reasonable efforts to distribute to each Limited Partner cash in proportion to and to the extent of such Limited

Partner’s Quarterly Estimated Tax Amount for the applicable calendar quarter. If, at any time after the final Quarterly Estimated Tax Amount has been distributed pursuant to the previous sentence with respect to any Fiscal Year, the aggregate Tax Distributions to any Limited Partner with respect to such Fiscal Year are less than such Limited Partner’s Tax Amount for such Fiscal Year (a “Shortfall Amount”), the Partnership shall use commercially reasonable efforts to distribute cash in proportion to and to the extent of each Limited Partner’s Shortfall Amount. The Partnership shall use commercially reasonable efforts to distribute Shortfall Amounts with respect to a Fiscal Year before the 75th day of the next succeeding Fiscal Year (provided that if the Partnership has made distributions other than pursuant to this Section 7.3, the Board may apply such distributions to reduce any Shortfall Amount). If the aggregate distributions made to any Limited Partner pursuant to this Section 7.3 for any Fiscal Year exceed such Limited Partner’s Tax Amount (an “Excess Amount”) such Excess Amount shall reduce subsequent distributions that would be made to such Limited Partner pursuant to this Section 7.3. Distributions made pursuant to this Section 7.3 shall not be considered advances on distributions made pursuant to Section 7.2, and shall not reduce the distributions to be made to any Limited Partner under Section 7.2. No Limited Partner shall be liable to the Partnership for any amount distributed to it pursuant to this Section 7.3 or for any interest on such amount.

ARTICLE VIII

Allocations

8.1 Allocations of Profits and Losses. The Partnership’s Profit and Loss for any fiscal period shall be allocated among the Limited Partners in such a manner that, as of the end of such fiscal period and to the extent possible, the Capital Account of each Limited Partner shall be equal to the respective net amount which would be distributed to such Limited Partner under this Agreement, determined as if the Partnership were to (a) liquidate the assets of the Partnership for an amount equal to their Book Value as of the end of such fiscal period and (b) distribute the proceeds in liquidation in accordance with Section 10.2.

8.2 Regulatory and Special Allocations. Notwithstanding the provisions of Section 8.1:

(a) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated, as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), as an item of Profit (if the adjustment increases the basis of the asset) or Loss (if the adjustment decreases such basis) and such Profit or Loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to the Treasury Regulations.

(b) If there is a net decrease in Partnership Minimum Gain (determined according to Treasury Regulation Section 1.704-2(d)(1)) during any Taxable Year, each Limited Partner shall be specially allocated Profits for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(f)(6) and 1.704-2(j)(2). This paragraph is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(c) Partner Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Minimum Gain during any Taxable Year, each Limited Partner that has a share of such Partner Minimum Gain shall be specially allocated Profits for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to that Partner’s share of the net decrease in Partner Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulation Section 1.704-2(i)(4) and 1.704-2(j)(2). This paragraph is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(d) In the event any Limited Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Profits shall be specially allocated to such Limited Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This paragraph is intended to comply with the qualified income offset requirement in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e) The allocations set forth in paragraphs (a), (b), (c) and (d) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article VIII (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Profits and Losses among Partners so that, to the extent possible, the net amount of such allocations of Profits and Losses and other items and the Regulatory Allocations to each Limited Partner shall be equal to the net amount that would have been allocated to such Limited Partner if the Regulatory Allocations had not occurred.

8.3 Curative Allocations. If the Tax Matters Partner determines, after consultation with counsel experienced in income tax matters, that the allocation of any item of Partnership income, gain, loss, deduction or credit is not specified in this Article VIII (an “unallocated item”), or that the allocation of any item of Partnership income, gain, loss, deduction or credit hereunder is clearly inconsistent with the Partners’ economic interests in the Partnership (determined by reference to the general principles of Treasury Regulation Section 1.704-1(b) and the factors set forth in Treasury Regulation Section 1.704-1(b)(3)(ii)) (a “misallocated item”), then the Board may allocate such unallocated items, or reallocate such misallocated items, to reflect such economic interests; provided that no such allocation will be made without the prior consent of each Limited Partner that would be affected thereby (which consent no such Limited Partner may unreasonably withhold); and provided, further, that no such allocation shall have any material effect on the amounts distributable to any Partner, including the amounts to be distributed upon the complete liquidation of the Partnership.

8.4 Forfeiture Allocations and Liquidation Value Safe Harbor.

(a) Notwithstanding Section 8.1 (but subject to Section 8.2), allocations relating to a forfeiture of Class A-2 Common Units with respect to which an election has been made pursuant to Section 83(b) of the Code shall be made in accordance with Proposed Treasury Regulations 1.704-1(b)(4)(xii) or its successor, or otherwise in accordance with Code Section 704(b).

(b) To the extent provided for in Treasury Regulations, revenue rulings, revenue procedures and/or other Internal Revenue Service guidance issued after the Original Closing Date, the Partnership is hereby authorized to, and at the direction of the Board shall, elect a safe harbor under which the fair market value of any unvested Class A-2 Common Units granted after the effective date of such Treasury Regulations (or other guidance) will be treated as equal to the liquidation value of such Class A-2 Common Units (i.e., a value equal to the amount that would, in the reasonable determination of the Board, be distributed with respect to such Class A-2 Common Units, if immediately after the issuance or grant of such Class A-2 Common Units, the assets of the Partnership were sold for their Fair Market Value and the proceeds of such sale (net of any liabilities of the Partnership) were distributed pursuant to Section 7.2). In the event that the Partnership makes a safe harbor election as described in the preceding sentence, each Partner hereby agrees to comply with all safe harbor requirements with respect to transfers of Class A-2 Common Units while the safe harbor election remains effective.

8.5 Tax Allocations.

(a) All income, gains, losses, deductions and credits of the Partnership shall be allocated, for federal, state and local income tax purposes, among the Partners in accordance with the allocation of such income, gains, losses, deductions and credits among the Partners for computing their Capital Accounts, except that if any such allocation for tax purposes is not permitted by the Code or other applicable law, the Partnership’s subsequent income, gains, losses, deductions and credits shall be allocated among the Partners for tax purposes, to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts. Each item of income, gain, loss, deduction and credit realized by the Partnership in any taxable year shall be allocated pro rata to the Partners according to the amount of Profit or Loss, as the case may be, allocated to them in such year.

(b) Items of Partnership taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall be allocated among the Partners in accordance with Code Section 704(c) and the traditional method of Treasury Regulation Section 1.704-3(b), or such other method elected by the Board, so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Book Value.

(c) If the Book Value of any Partnership property is adjusted pursuant to Section 6.2(a)(iv), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d) Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Partners according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(e) Allocations pursuant to this Section 8.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, distributions or other items pursuant to any provisions of this Agreement.

ARTICLE IX

Elections and Reports

9.1 Generally. The Partnership will keep appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 12.2.

9.2 Tax Status. The Partners intend that the Partnership be treated as a partnership for federal, state and local income tax purposes and the Partnership and each Partner shall file all tax returns on the basis consistent therewith.

9.3 Tax Elections. The Board will determine whether to make or revoke any available election pursuant to the Code. Each Partner will upon request supply the information necessary to give proper effect to any such election.

9.4 Tax Controversies. The General Partner shall be the “Tax Matters Partner” (as such term is defined in Code Section 6231) for the Partnership. The Tax Matters Partner is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably requested by the Tax Matters Partner with respect to the conduct of such proceedings. Subject to the foregoing proviso, the Tax Matters Partner will have sole discretion to determine whether the Partnership (either in its own behalf or on behalf of the Partners) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. Any deficiency for taxes imposed on any Partner (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Partner.

9.5 Waiver of Section 17-305 of the Delaware LP Act. Each Limited Partner hereby irrevocably waives any and all rights that such Limited Partner may have to receive information from the Partnership or the General Partner pursuant to Section 17-305 of the Delaware LP Act.

9.6 Schedule K-1. The Partnership shall use reasonable efforts to provide each Partner with such Partner’s U.S. Internal Revenue Schedule K-1 for each fiscal year within 90 days after the end of such fiscal year.

ARTICLE X

Dissolution and Liquidation

10.1 Dissolution. The Partnership shall be dissolved and its affairs wound up only upon the happening of any of the following events:

(a) Upon the election to dissolve the Partnership by action of the Board; or

(b) The entry of a decree of judicial dissolution under Section 17-802 of the Delaware LP Act; provided that, notwithstanding anything contained herein to the contrary, no Partner shall make an application for the dissolution of the Partnership pursuant to Section 17-802 of the Delaware LP Act without the unanimous approval of the Partners.

Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the winding up of the Partnership has been completed, the assets of the Partnership have been distributed as provided in Section 10.2 and the Certificate of Limited Partnership shall have been canceled.

10.2 Liquidation.

(a) Liquidator. Upon dissolution of the Partnership, the Board will appoint a person to act as the “Liquidator”, and such person shall act as the Liquidator unless and until a successor Liquidator is appointed as provided in this Section 10.2. The Liquidator will agree not to resign at any time without 30 days’ prior written notice to the Board. The Liquidator may be removed at any time, with or without cause, by notice of removal and appointment of a successor Liquidator approved by the Board. Any successor Liquidator will succeed to all rights, powers and duties of the former Liquidator. The right to appoint a successor or substitute Liquidator in the manner provided in this Section 10.2 will be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions of this Agreement, and every reference in this Agreement to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner provided in this Section 10.2. The Liquidator will receive as compensation for its services (1) no additional compensation, if the Liquidator is an employee of the Partnership or any of its Subsidiaries or is a TowerBrook Investor, GI Investor or any of their respective Affiliates, or (2) if the Liquidator is not such a Person, such compensation as the Board may approve, plus, in either case, reimbursement of the Liquidator’s reasonable out-of-pocket expenses in performing its duties.

(b) Liquidating Actions. The Liquidator will liquidate the assets of the Partnership and apply and distribute the proceeds of such liquidation, in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(i) First, to the payment of the Partnership’s debts and obligations to its creditors (including Partners), including sales commissions and other expenses incident to any sale of the assets of the Partnership, in order of the priority provided by law.

(ii) Second, to the establishment of and additions to such reserves as the Board deems necessary or appropriate.

(iii) Third, to the Partners, in accordance with Section 7.2.

The reserves established pursuant to clause (ii) above will be paid over by the Liquidator to a bank or other financial institution, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Board deems advisable, such reserves will be distributed to the Partners in accordance with Section 7.2 in the manner provided above in this Section 10.2(b). The allocations and distributions provided for in this Agreement are intended to result in the Capital Account of each Partner immediately prior to the distribution of the Partnership’s assets pursuant to this Section 10.2(b) being equal to the amount distributable to such Partner pursuant to this Section 10.2(b).

(c) Distribution in Kind. Notwithstanding the provisions of Section 10.2(b) which require the liquidation of the assets of the Partnership, but subject to the order of priorities set forth in Section 10.2(b) and subject to the terms of the AIMCo Letter Agreement, if upon dissolution of the Partnership the Board determines that an immediate sale of part or all of the Partnership’s assets would be impractical or could cause undue loss to the Partners, the Board may, in its sole discretion, defer the liquidation of any assets except those necessary to satisfy Partnership liabilities and reserves, and may, in its absolute discretion, distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 10.2(b), undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind will be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value.

(d) Reasonable Time for Winding Up. A reasonable time will be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 10.2(b) in order to minimize any losses otherwise attendant upon such winding up. Distributions upon liquidation of the Partnership (or any Partner’s interest in the Partnership) and related adjustments will be made by the end of the Fiscal Year of the liquidation (or, if later, within 90 days after the date of such liquidation) or as otherwise permitted by Treasury Regulation Section 1.704-1(b)(2)(ii)(b).

(e) Termination. Upon completion of the distribution of the assets of the Partnership as provided in Section 10.2(b), the Partnership shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Limited Partnership in the State of Delaware and shall take such other actions as may be necessary to terminate the Partnership.

ARTICLE XI

Transfer of Units

11.1 Restrictions.

(a) Transfer Restrictions. Except as otherwise expressly provided in this Agreement, each TowerBrook Investor and GI Investor may Transfer any Units it holds to (i) any of its Permitted Transferees pursuant to Section 11.1(c)(i), (ii) any other Person so long such TowerBrook Investor or GI Investor, as the case may be, has complied with the terms and requirements of Sections 11.1(b), 11.6 and 11.7 (as applicable), (iii) in connection with the exercise of its rights pursuant to Section 11.1(b), and (iv) in connection with an Approved Company Sale pursuant to Section 12.1; provided that, notwithstanding the foregoing, no TowerBrook Investor or GI Investor shall be permitted to Transfer any Re-Issuable Warehoused Class A-2 Common Units pursuant to clauses (ii) or (iii) above. Except as otherwise expressly provided in this Agreement, each Limited Partner (other than any TowerBrook Investor or GI Investor) may only Transfer any Units it holds (i) to any of its Permitted Transferees pursuant to Section 11.1(c)(i), (ii) if approved in writing by the Board (which approval the Board shall provide only in its sole discretion, unless a Limited Partner proposes to Transfer any Vested Original Class A-2 Common Unit or any Vested Warehoused Class A-2 Common Unit as a gift without consideration to a charitable organization, in which case such approval shall not be unreasonably withheld by the Board), (iii) in connection with the exercise of its rights, if any, pursuant to Section 11.1(b), (iv) in connection with an Approved Company Sale pursuant to Section 12.1, or (v) to the Partnership; provided that, notwithstanding the foregoing, no Limited Partner shall be permitted to Transfer any Re-Issuable Warehoused Class A-2 Common Units pursuant to clause (iii) above.

(b) Tag-Along Rights.

(i) General. Subject to Section 11.1(c) and except as provided in (ii) below, at least 10 Business Days prior to the Transfer by any TowerBrook Investor or GI Investor (the “Transferring Investor”) of any Series B Participating Preferred Units, Series A Participating Preferred Units, Class A-1 Common Units or Class A-2 Common Units (if applicable) to any Person(s) (including a Transfer of any such Units pursuant to Section 11.6) the applicable Transferring Investor shall deliver a written notice (the “Sale Notice”) to each holder of Participating Preferred Units that is not a Transferring Investor (but only if the Transferring Investor is Transferring Participating Preferred Units) and to each Tag-Along Manager (regardless of the class or series of Units being transferred) (collectively, the “Recipient Investors”), specifying in reasonable detail the type, class or series, and the number of such Units to be Transferred, and the purchase price therefor, as well as the other material terms of the proposed Transfer. Any of the applicable Recipient Investors may elect to participate in such contemplated Transfer pursuant to the terms of this subsection (b) by delivering written notice to the applicable Transferring Investor within 10 Business Days after delivery of the applicable Sale Notice.

(ii) Exceptions. A Transferring Investor shall not be obligated to deliver a Sale Notice and the provisions of subsections (b)(i) and (b)(iii) through (b)(viii) shall not apply to Transfers pursuant to a Public Offering or pursuant to any of clause (i)

or (iv) of the first sentence of Section 11.1(a) above, and (I) with respect to up to 5% in the aggregate of the number of Class A-1 Common Units owned by the TowerBrook Investors as of the Original Closing Date and with respect to up to 5% in the aggregate of the number of Class A-1 Common Units owned by the GI Investors as of the Original Closing Date, (II) with respect to up to 5% in the aggregate of the Series A Participating Preferred Units owned by the TowerBrook Investors or the GI Investors, as the case may be, as of the Second Effective Date, (III) with respect to up to 5% in the aggregate of the Series B Participating Preferred Units issuable to the TowerBrook Investors or the GI Investors, as the case may be, as of the Second Effective Date assuming such Persons have funded their aggregate Series B Commitments as of the Second Effective Date in full (provided that if upon the expiration of the Series B Commitment Period such Series B Commitments have not been funded in full, then with respect to up to 5% in the aggregate of the number of Series B Participating Preferred Units actually issued to the TowerBrook Investors or GI Investors, as the case may be, with respect to their aggregate Series B Commitments as of the Second Effective Date) and (IV) in the case of any GI Investor, any Transfer by such GI Investor during any ROFR Period so long as such GI Investor has complied with the terms of Section 11.7.

(iii) Transfer of Class A Common Units. If any Tag-Along Manager that is a Recipient Investor elects to participate in any such Transfer by a Transferring Investor of Class A Common Units, such Tag-Along Manager who elects to participate (the “Tagging Investor”, and collectively with the applicable Transferring Investor, the “Participating Investors”) shall be entitled to sell in such contemplated Transfer of Class A Common Units, at the same price and on the same terms (but appropriately taking into account any applicable Threshold Amount), up to a number of Class A-1 Common Units and Class A-2 Common Units equal to the product of (x) a fraction, (A) the numerator of which is the number of Class A-1 Common Units and Class A-2 Common Units owned by such Tagging Investor and (B) the denominator of which is the aggregate number of Class A-1 Common Units and Class A-2 Common Units owned by all of the Participating Investors (in each case, other than any Re-Issuable Warehoused Class A-2 Common Units), multiplied by (y) the aggregate Class A Common Units contemplated to be sold by such Transferring Investor in such contemplated Transfer (provided that, to the extent that any such Tag-Along Manager that is a Tagging Investor elects to so participate, such Tag-Along Manager must first include in such Transfer the Class A-1 Common Units owned by such Tag-Along Manager; then, if available, the Vested Original Class A-2 Common Units owned by such Tag-Along Manager; then, if available, the Vested Warehoused Class A-2 Common Units owned by such Tag-Along Manager; and finally, if available, the Unvested Original Class A-2 Common Units owned by such Tag-Along Manager).

(iv) Transfer of Participating Preferred Units. If any Recipient Investor elects to participate in such Transfer by a Transferring Investor of Participating Preferred Units, each Recipient Investor who elects to participate (also, the “Tagging Investors”, and collectively with the applicable Transferring Investor, also, the “Participating Investors”) shall be entitled to sell in such contemplated Transfer, on the same terms and at the price determined in the next sentence but subject to subsection (vii) below, up to a number of Participating Preferred Units to be sold in such contemplated Transfer equal to the product of (x) a fraction, (A) the numerator of which is the number of Participating Preferred Units owned by such Tagging Investor and (B) the denominator of which is the aggregate number of Participating Preferred Units owned collectively by all of the Participating Investors, multiplied by (y) the aggregate number of Participating Preferred Units to be sold in such contemplated Transfer (with an allocation of Series A Participating Preferred Units and/or Series B Participating Preferred Units to be included by the Tagging Investor in such contemplated Transfer to be as close as reasonably possible (given the ownership of Series A Participating Preferred Units and/or Series B Participating Preferred Units by the Tagging Investor) as the allocation of Series A Participating Preferred Units and/or Series B Participating Preferred Units to be included by the Transferring Investor in such contemplated Transfer). If the Transferring Investor contemplates Transferring any Series B Participating Preferred Unit for a purchase price per Series B Participating Preferred Unit in excess of the then Series B Participating Preferred Unreturned Capital Value, then the Recipient Investor shall be entitled to sell in such contemplated Transfer at the same price per Participating Preferred Unit as the Transferring Investor; if the Transferring Investor contemplates Transferring any Series A Participating Preferred Unit for a purchase price per Series A Participating Preferred Unit in excess of the then Participating Preferred Unreturned Total Capital Value of such Series A Participating Preferred Unit, then the Recipient Investor shall be entitled to sell in such contemplated Transfer at the same price per Participating Preferred Unit as the Transferring Investor; if the Transferring Investor contemplates transferring any Series A Participating Preferred Unit for a purchase price per Series A Participating Preferred Unit in excess of the then Participating Preferred Unreturned Capital Value of such Series A Participating Preferred Unit but less than or equal to the Participating Preferred Unreturned Total Capital Value of such Series A Participating Preferred Unit, then the Recipient Investor shall be entitled to sell in such contemplated Transfer (A) Series A Participating Preferred Units at the same price per Participating Preferred Unit as the Transferring Investor and (B) Series B Participating Preferred Units at a price per Series B Participating Preferred Unit equal to the then Series B Participating Preferred Unreturned Capital Value; and if the Transferring Investor contemplates transferring any Participating Preferred Unit for a purchase price per Participating Preferred Unit less than the then Participating Preferred Unreturned Original Capital Value, then the Recipient Investor shall be entitled to sell in such contemplated Transfer at a price per Participating Preferred Unit that reflects the same ratio of purchase price to Participating Preferred Unreturned Original Capital Value as will be paid to the Transferring Investor.

(v) Ability of Tag-Along Managers to Participate in Certain Applicable Transfers of Participating Preferred Units. If the Transferring Investor contemplates transferring any Participating Preferred Unit for a purchase price per Participating Preferred Unit in excess of the then Participating Preferred Unreturned Total Capital Value attributable to such Participating Preferred Units, then, so long as a Tag-Along Manager has exercised his or her rights under this Section 11.1(b) to include all of his or her available Participating Preferred Units, if any, in such contemplated Transfer, such Tag-Along Manager also will be entitled to sell a number of Class A-1 Common Units and Class A-2 Common Units (other than Re-Issuable Warehoused Class A-2 Common Units) determined according to the following provisions: First, solely with respect to the contemplated Transfer, each Participating Preferred Unit will be assigned a “Common Equivalent Percentage Point” equal to the then Participating Preferred Percentage divided by the aggregate number of outstanding Participating Preferred Units. Second, solely with respect to the contemplated Transfer, each Class A Common Unit will be assigned a “Common Equivalent Percentage Point” equal to the then Class A Common Percentage divided by the Aggregate Outstanding Class A Common Units. Third, each Tag-Along Manager to whom this subsection applies shall be entitled to sell a number of Class A Common Units with aggregate Common Equivalent Percentage Points equal to (I) the product of (X) the aggregate number of Common Equivalent Percentage Points to be sold in the contemplated Transfer multiplied by (Y) a fraction, the numerator of which is the aggregate Common Equivalent Percentage Points owned by such Tag-Along Manager (other than with respect to any Re-Issuable Warehoused Class A-2 Common Units owned by such Tag-Along Manager) and the denominator of which is the aggregate Common Equivalent Percentage Points owned collectively by all Participating Investors (other than with respect to any Re-Issuable Warehoused Class A-2 Common Units) minus (II) the Common Equivalent Percentage Points associated with the Participating Preferred Units of such Tag-Along Manager that are to be sold in such contemplated Transfer (provided that, to the extent that any such Tag-Along Manager that is a Tagging Investor elects to so participate, such Tag-Along Manager must first include in such Transfer the Class A-1 Common Units owned by such Tag-Along Manager; then, if available, the Vested Original Class A-2 Common Units owned by such Tag-Along Manager; then, if available, the Vested Warehoused Class A-2 Common Units owned by such Tag-Along Manager; and finally, if available, the Unvested Original Class A-2 Common Units owned by such Tag-Along Manager). In the event any Tag-Along Managers elect to include any Class A-1 Common Units and/or Class A-2 Common Units in any such Transfer as provided in the immediately preceding sentence, the number of Participating Preferred Units that would otherwise be included by the Participating Investors in such Transfer shall be appropriately reduced (pro rata based on the relative number of such Participating Preferred Units such Participating Investors had elected to include in such Transfer) so that the aggregate Common Equivalent Percentage Points Transferred after giving effect to this Section 11.1(b) is the same as the aggregate Common Equivalent Percentage Points initially proposed to the Transferred. Each seller of Participating Preferred Units shall be permitted to identify the Participating Preferred Units originally proposed to be Transferred that after application of this Section 11.1(b) will not be Transferred. The aggregate purchase price in connection with the contemplated Transfer shall be reduced by (AA) the Participating Preferred Unreturned Total Capital Value associated with any Participating Preferred Units that will not be Transferred solely as a result of any Tag-Along Manager’s inclusion of Class A Common Units in such contemplated Transfer as a result of the provisions of this Section 11.1(b) minus (BB) the aggregate amount that would be received with respect to the Class A Common Units to be Transferred solely as a result of any Tag-Along Manager’s inclusion of Class A Common Units in such contemplated Transfer as a result of the provisions of this Section 11.1(b) in a liquidating distribution pursuant to Section 10.2(b)(iii) but solely with respect to distributions pursuant to Section 7.2(a)(ii) had a Participating Preferred Unit received the amount to be paid in the contemplated Transfer in the same liquidating distribution (the “Section 7.2(a)(ii) Amount”). The purchase price paid in connection with such Transfer equal to (A) the Participating Preferred Unreturned Total Capital Value associated with the Participating Preferred Units to be actually Transferred shall be paid with respect to those Participating Preferred Units, (B) the Section 7.2(a)(ii) Amount shall be paid with respect to the Class A Common Units to be Transferred solely as a result of any Tag-Along Manager’s inclusion of Class A Common Units in such contemplated Transfer as a result of the provisions of this Section 11.1(b) and the amount of such purchase price in excess of the sum of (A) and (B) shall be allocated among the holders of the Participating Preferred Units, Class A-1 Common Units and Class A-2 Common Units to be actually Transferred pro rata based on the Common Equivalent Percentage Points to be sold by each of them (but appropriately taking into account any applicable Threshold Amount).

(vi) Ability of Tag-Along Managers to Participate in Certain Other Transfers of Series A Participating Preferred Units. If the Transferring Investor contemplates transferring any Series A Participating Preferred Unit for a purchase price per Series A Participating Preferred Unit in excess of the then Series A Participating Preferred Unreturned Capital Value but less than the Participating Preferred Unreturned Total Capital Value attributable to such Series A Participating Preferred Unit, then, so long as a Tag-Along Manager has exercised his or her rights under this Section 11.1(b) to include all of his or her available Participating Preferred Units, if any, in such contemplated Transfer, such Tag-Along Manager also will be entitled to sell a number of Class A-1 Common Units and Class A-2 Common Units (other than Re-Issuable Warehoused Class A-2 Common Units) determined according to the following provisions: First, solely with respect to the contemplated Transfer, each Participating Preferred Unit will be assigned a “Common Equivalent Percentage Point” equal to the then Participating Preferred Percentage divided by the aggregate number of outstanding Participating Preferred Units. Second, solely with respect to the contemplated Transfer, each Class A Common Unit will be assigned a “Common Equivalent Percentage Point” equal to the then Class A Common Percentage divided by the Aggregate Outstanding Class A Common Units. Third, each Tag-Along Manager to whom this subsection applies shall be entitled to sell a number of Class A Common Units with aggregate Common Equivalent Percentage Points equal to (I) the product of (X) the aggregate number of Common Equivalent Percentage Points to be sold in the contemplated Transfer multiplied by (Y) a fraction, the numerator of which is the aggregate Common Equivalent Percentage Points owned by such Tag-Along Manager (other than with respect to any Re-Issuable Warehoused Class A-2 Common Units owned by such Tag-Along Manager) and the denominator of which is the aggregate Common Equivalent Percentage Points owned collectively by all Participating Investors (other than with respect to any Re-Issuable Warehoused Class A-2 Common Units) minus (II) the Common Equivalent Percentage Points associated with the Participating Preferred Units of such Tag-Along Manager that are to be sold in such contemplated Transfer (provided that, to the extent that any such Tag-Along Manager that is a Tagging Investor elects to so participate, such Tag-Along Manager must first include in such Transfer the Class A-1 Common Units owned by such Tag-Along Manager; then, if available, the Vested Original Class A-2 Common Units owned by such Tag-Along Manager; then, if available, the Vested Warehoused Class A-2 Common Units owned by such Tag-Along Manager; and finally, if available, the Unvested Original Class A-2 Common Units owned by such Tag-Along

Manager). In the event any Tag-Along Managers elect to include any Class A-1 Common Units and/or Class A-2 Common Units in any such Transfer as provided in the immediately preceding sentence, the number of Series A Participating Preferred Units that would otherwise be included by the Participating Investors in such Transfer shall be appropriately reduced (pro rata based on the relative number of such Series A Participating Preferred Units such Participating Investors had elected to include in such Transfer) so that the aggregate Common Equivalent Percentage Points Transferred after giving effect to this Section 11.1(b) is the same as the aggregate Common Equivalent Percentage Points initially proposed to the Transferred. Each seller of Series A Participating Preferred Units shall be permitted to identify the Series A Participating Preferred Units originally proposed to be Transferred that after application of this Section 11.1(b) will not be Transferred. The purchase price in connection with the contemplated Transfer paid for any Series A Participating Preferred Unit shall be the purchase price per Series A Participating Preferred Unit originally proposed to the Transferring Investor. The purchase price in connection with the contemplated Transfer paid for any Class A Common Unit shall be an amount per Class A Common Unit that would be received in a liquidating distribution pursuant to Section 10.2(b)(iii) had a Series A Participating Preferred Unit received the amount to be paid in the contemplated Transfer in the same liquidating distribution.

(vii) Coordination of Subsections (iv), (v) and (vi). In the event a Tag-Along Manager proposes to Transfer Class A Common Units pursuant to subsection (v) or (vi), then with respect to such proposed Transfer the provisions of subsection (iv) shall be applied first and for purposes of subsections (v) and (vi) the Transferors of Participating Preferred Units (after giving effect to subsection (iv)) shall be treated as a single Transferring Investor. The reduction in Participating Preferred Units to be sold as a result of the application of subsection (v) or (vi) shall be applied pro rata (based on the number of Participating Units to be sold prior to the application of subsection (v) or (vi)).

(viii) Miscellaneous. Each Limited Partner Transferring Units pursuant to this Section 11.1(b) shall pay its pro rata share (based on the amount of consideration received) of the reasonable out-of-pocket expenses incurred by the applicable Transferring Investor in connection with such Transfer (provided that if the Partnership covers such expenses for any Limited Partner it shall cover such expenses for all Limited Partners) and shall take all reasonably necessary and desirable actions as reasonably directed by the applicable Transferring Investor in connection with the consummation of such Transfer, including executing the applicable purchase agreement so long as the representations, warranties and covenants therein are substantially the same (as applicable) as those given by the Transferring Investor. Notwithstanding the foregoing, in connection with any such Transfer, (i) no Limited Partner shall have any liability relating to any representation, warranty or covenant made by any other Limited Partner, (ii) any direct liability of any Limited Partner in respect of any representation, warranty or covenant made by the Partnership shall be several (but not joint) with the other selling Limited Partners (pro rata based on the aggregate consideration to be paid to such Limited Partners in connection with such sale) and (iii) other than acts of fraud or intentional misrepresentation by such Limited Partner, the aggregate liability of any Limited Partner in respect of any representation or warranty of the Partnership or such

Limited Partner or covenant made by the Partnership shall not exceed the amount of the consideration received by such Limited Partner. With respect to any particular Transfer by any TowerBrook Investor or GI Investor, as the case may be, that is subject to the provisions of this Section 11.1(b), the rights granted under this Section 11.1(b) to the Tag-Along Managers with respect to such particular Transfer may be waived in writing by the Class A-2 Common Majority Holders, in which case, no Tag-Along Manager will have any rights under this Section 11.1(b) with respect to such particular Transfer by such Person. This Section 11.1(b) shall terminate and be of no further force or effect upon the consummation of an Approved Company Sale or a Qualified Initial Public Offering. Notwithstanding anything contained herein to the contrary, (i) the TowerBrook Investors agree that the rights and obligations with respect to sales or other transfers for economic value (including by way of a merger, consolidation or other similar transaction) of capital stock of TCP Blocker Corporation shall apply for the benefit of the Recipient Investors with equal force to a sale or other transfer for economic value (including by way of a merger, consolidation or other similar transaction) of Units as set forth herein, but only to the extent any such sale or other transfer of capital stock of TCP Blocker Corporation would give rise to any such rights and obligations pursuant to this Section 11.1(b) if such sale or other transfer was made of Units owned directly by TCP Blocker Corporation and (ii) subject to Section 11.1(c), the GI Investors agree that the rights and obligations with respect to sales or other transfers for economic value (including by way of a merger, consolidation or other similar transaction) of capital stock of any GI Blocker Corporation or equity securities of GI Partners Holdco shall apply for the benefit of the Recipient Investors with equal force to a sale or other transfer for economic value (including by way of a merger, consolidation or other similar transaction) of Units as set forth herein, but only to the extent any such sale or other transfer of capital stock of such GI Blocker Corporation or equity securities of GI Partners Holdco would give rise to any such rights and obligations pursuant to this Section 11.1(b) if such sale or other transfer was made of Units owned directly by such GI Blocker Corporation or GI Partners Holdco. In such event, the Recipient Investors may Transfer a pro rata number of their Units as determined by the participating parties in good faith, in order that the provisions of this Section 11.1(b) are replicated to the maximum extent possible, and the applicable terms and conditions of this Section 11.1(b) shall apply to the indirect transfer.

(c) Permitted Transfers.

(i) The restrictions contained in Sections 11.1(a), 11.1(b) and 11.6 shall not apply with respect to any Transfer of Units by any Limited Partner (A) in the case of an individual Limited Partner, pursuant to applicable laws of descent and distribution or, to such Limited Partner’s Family Group, (B) in the case of a non-individual Limited Partner, to its Affiliates (which, for purposes of this Section 11.1(c), (1) with respect to any TowerBrook Investor, shall include, without limitation, (x) the respective partners, members or stockholders of such TowerBrook Investor and (y) any other TowerBrook Investor and the respective partners, members or stockholders of any other TowerBrook Investor, (2) with respect to any GI Investor, shall include, without limitation, (xx) the respective partners, members or stockholders of such GI Investor and (yy) any other GI Investor and the respective partners, members or stockholders of any other GI Investor) and (3) with respect to any Meridian Investor

(other than Alan Fishman), shall include, without limitation, any Meridian Affiliate, or (C) in the case of the Initial AIMCo Partner or any other AIMCo Permitted Holder that may become a Limited Partner, to an AIMCo Permitted Holder; provided, in each case, that any such transferee shall have complied with the requirements of Section 11.1(c)(iv).

(ii) Notwithstanding anything to the contrary in this Agreement, the restrictions contained in Sections 11.1(a), 11.1(b) and 11.6 shall not apply with respect to any Transfer (including, without limitation, any sale or other transfer for economic value (including, without limitation, by way of merger, consolidation or other similar transaction)) of (I) any capital stock of TCP Blocker Corporation or any equity securities of TowerBrook Holdings to (A) any private equity fund advised or managed on a consistent and arms-length basis by TCP or any Affiliate of TCP or (B) any Affiliate of TCP or any TowerBrook Investor, or (II) any capital stock of any GI Blocker Corporation or any equity securities of GI Partners Holdco to (AA) any private equity fund advised or managed on a consistent and arms-length basis by GI Manager or any Affiliate of GI Manager or (BB) any Affiliate of GI Manager or any GI Investor.

(iii) Notwithstanding anything to the contrary in this Agreement, the restrictions contained in Sections 11.1(a), 11.1(b) and 11.6 shall not apply with respect to any reallocation of any Class A-1 Common Units as expressly provided for in the Class A-1 Common Unit Grant Agreement.

(iv) Prior to any proposed transferee’s acquisition of Units pursuant to a Transfer permitted by Section 11.1(a) (other than a Transfer made to the Partnership or in connection with an Approved Company Sale pursuant to Section 12.1) unless waived in writing by the Partnership (after receiving approval from the Board, provided that any such waiver in connection with any Transfer by a TowerBrook Investor or a GI Investor shall require approval from a majority of the votes of the then Independent Directors), such proposed transferee must agree to take such Units subject to and to be fully bound by the terms of this Agreement applicable to such Units by executing a joinder to this Agreement substantially in the form attached hereto as Exhibit A and delivering such executed joinder to the Partnership prior to the effectiveness of such Transfer (unless such Transfer is pursuant to applicable laws of descent and distribution, in which case, such executed joinder shall be delivered to the Partnership as soon as reasonably practicable after such Transfer). All transferees acquiring Units and executing a joinder in compliance with this Section 11.1(c)(iv) are collectively referred to herein as “Permitted Transferees”.

(v) If any Limited Partner Transfers Units to an Affiliate and an event occurs which causes such Affiliate to cease to be an Affiliate of such Limited Partner unless, prior to such event, such Affiliate Transfers such Units back to such Limited Partner or to another Affiliate of such Limited Partner (but only if such Limited Partner or such Affiliate of such Limited Partner has complied with the provisions of Sections 11.1(c)(i) and 11.1(c)(iv)), then, in each case, such event or Transfer shall be deemed a Transfer of Units subject to all of the restrictions on Transfers of Units set forth in this Agreement, including this Section 11.1.

11.2 Void Transfers. Except for Transfers of Units pursuant to a Approved Company Sale (to which this Article XI shall not apply), each Limited Partner acknowledges and agrees that such Limited Partner shall not Transfer any Unit(s) except in accordance with the provisions of this Article XI. Any attempted Transfer of any Unit(s) in violation of the preceding sentence shall be deemed null and void for all purposes, and the Partnership will not record any such Transfer on its books or treat any purported transferee as the owner of such Unit(s) for any purpose.

11.3 General Restrictions on Transfer.

(a) Notwithstanding anything to the contrary in this Agreement, (i) no transferee of any Unit(s) received pursuant to a Transfer (but excluding transferees that were Limited Partners immediately prior to such a Transfer, who shall automatically become a Limited Partner with respect to any additional Units they so acquire) shall become a Limited Partner in respect of or be deemed to have any ownership rights in the Unit(s) so Transferred unless the purported transferee is admitted as a Limited Partner as set forth in Section 11.4 and (ii) unless waived by the Partnership, no Limited Partner may Transfer any Units (except pursuant to an effective registration statement under the Securities Act or to members of such Limited Partner’s Family Group without consideration (but only if the Partnership has received from the transferor written evidence that is reasonably satisfactory to the Partnership demonstrating that such Transfer is to a member of such Limited Partner’s Family Group without consideration)) without, at the Partnership’s request, first delivering to the Partnership an opinion of counsel reasonably acceptable in form and substance to the Partnership (which counsel will be reasonably acceptable to the Partnership) that registration under the Securities Act is not required in connection with such Transfer. The Partnership shall modify the Limited Partners Schedule from time to time to reflect the admittance of any such Limited Partner.

(b) Following a Transfer of any Unit(s) that is permitted under this Article XI, the transferee of such Unit(s) shall succeed to the Capital Account associated with such Unit(s) and shall receive allocations and distributions under Articles VI, VII, VIII and X in respect of such Unit(s). Notwithstanding the foregoing, Profits, Losses and other items will be allocated between the transferor and the transferee according to Code Section 706.

(c) Any Limited Partner who Transfers all his or its Units (i) shall cease to be a Limited Partner upon such Transfer, and (ii) shall no longer possess or have the power to exercise any rights or powers of a Limited Partner of the Partnership.

11.4 Procedures for Transfer. Subject in all events to the general restrictions on Transfers contained in Sections 11.1, 11.3 and 11.5, no Transfer of Unit(s) may be completed to a Person that is not already a Limited Partner until the prospective transferee is admitted as a Limited Partner of the Partnership by executing and delivering to the Partnership a written undertaking to be bound by the terms and conditions of this Agreement substantially in the form of Exhibit A hereto. Upon the amendment of the Limited Partners Schedule by the Partnership, such prospective transferee shall be admitted as a Limited Partner and deemed listed as such on the books and records of the Partnership.

11.5 Limitations.

(a) In order to permit the Partnership to qualify for the benefit of a “safe harbor” under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer of any Unit shall be permitted or recognized by the Partnership (within the meaning of Treasury Regulation Section 1.7704-1(d)) and the Partnership shall not issue any Units if and to the extent that such Transfer or issuance would cause the Partnership to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-1(h), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3)).

(b) Notwithstanding anything to the contrary in this Agreement, no Unit may be Transferred and the Partnership may not issue any Unit unless (i) such Transfer or issuance, as the case may be, shall not affect the Partnership’s existence or qualification as a limited liability limited partnership under the Delaware LP Act, (ii) such Transfer or issuance, as the case may be, shall not cause the Partnership to be classified as other than a partnership for United States federal income tax purposes, (iii) such Transfer or issuance, as the case may be, shall not result in a termination of the Partnership under Code Section 708, unless the Board determines that any such termination will not have a material adverse impact on the Limited Partners, (iv) such Transfer shall not cause the Partnership to lose its ability to rely on the “qualified purchaser” exemption of Section 3(c)(7) of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, (v) such Transfer shall not cause all or any portion of the assets of the Partnership to constitute “plan assets” under the Employee Retirement Income Security Act of 1974, the related provisions of the Code and the respective rules and regulations promulgated thereunder, in each case as amended from time to time and (vi) such Transfer or issuance, as the case may be, shall not cause the application of the tax-exempt use property rules of Code Sections 168(g)(l)(B) and 168(h) to the Partnership or its Limited Partners.

11.6 Right of First Offer.

(a) Subject to Section 11.1(c), at least 20 Business Days prior to the Transfer by any TowerBrook Investor or any GI Investor of any Units to any Person(s) (including any indirect Transfer of Units by means of a sale or other transfer for economic value (including by way of a merger, consolidation or other similar transaction) of capital stock of a Blocker Corporation or equity securities of GI Partners Holdco) (other than pursuant to a Public Offering or pursuant to any of clause (i) or (iv) of the first sentence of Section 11.1(a) above, and other than (I) with respect to up to 5% in the aggregate of the number of Class A-1 Common Units owned by the TowerBrook Investors as of the Original Closing Date and with respect to up to 5% in the aggregate of the number of Class A-1 Common Units owned by GI Investors as of the Original Closing Date, (II) with respect to up to 5% in the aggregate of the Series A Participating Preferred Units owned by the TowerBrook Investors or the GI Investors, as the case may be, as of the Original Closing Date, (III) with respect to up to 5% in the aggregate of the Series B Participating Preferred Units issuable to the TowerBrook Investors or the GI Investors, as the case may be, as of the Second Effective Date assuming such Persons have funded their aggregate Series B Commitments as of the Second Effective Date in full (provided that if upon the expiration of the Series B Commitment Period such Series B Commitments have not been funded in full, then with respect to up to 5% in the aggregate of the number of Series B

Participating Preferred Units actually issued to the TowerBrook Investors or GI Investors, as the case may be, with respect to their aggregate Series B Commitments as of the Second Effective Date), or (IV) in the case of any GI Investor, any Transfer during any ROFR Period), such Transferring Investor shall give notice (the “ROFO Notice”) to Brian Harris (but only if Brian Harris is then the Chief Executive Officer of the Partnership or any of its Subsidiaries) and to the TowerBrook Investors (if such Transferring Investor is a GI Investor) or to the GI Investors (if such Transferring Investor is a TowerBrook Investor), as the case may be, (Brian Harris (if he is then eligible to receive such ROFO Notice), and such TowerBrook Investors or GI Investors being collectively referred to herein as the “Offered Holders”) specifying the Units (and/or the capital stock of any applicable Blocker Corporation or equity securities of GI Partners Holdco) proposed to be Transferred (any such Units and any such capital stock, the “Offered Units”). At any time within 10 Business Days after delivery of the ROFO Notice (the “Exercise Period”) any Offered Holder (other than Brian Harris) may notify such Transferring Holder (with a copy to Brian Harris, if he is then an Offered Holder) in writing of its offer to purchase all of the Offered Units and the price (the “Offered Price”) and the other terms upon which the Offered Holder proposes to purchase such Offered Units (such offer must be solely for cash) (the “Offer Notice”). If an Offer Notice is delivered to such Transferring Holder and if Brian Harris is then an Offered Holder, then at any time within five Business Days after the delivery of such Offer Notice to such Transferring Holder, Brian Harris may notify such Transferring Holder and the Offered Holder that delivered such Offer Notice in writing of his offer to purchase one-seventh of each series, class and type of Offered Units at the same applicable Offered Price and other terms as set forth in such Offer Notice (the “Harris Offer Notice”). Any Offer Notice will constitute an irrevocable offer by the applicable Offered Holder to acquire the Offered Units (other than any Offered Units for which a Harris Offer Notice has been delivered by Brian Harris) from such Transferring Holder at the Offered Price and on the terms specified in such Offer Notice, and any Harris Offer Notice will constitute an irrevocable offer by Brian Harris to acquire the Offered Units covered thereby in the manner and on the terms described above.

(b) At any time during the 30-day period commencing upon the date six Business Days after the expiration of the Exercise Period, such Transferring Holder may (x) deliver written notice to the applicable Offered Holder(s) accepting the applicable offer set forth in both the applicable Offer Notice and any related Harris Offer Notice (an “Acceptance Notice”) or (y) Transfer all of the Offered Units under the Offer Notice, at a price which is greater than the price specified in such Offer Notice and on other terms and conditions which are not in the aggregate more favorable to the transferee thereof than those specified in the Offer Notice, to any Person(s); provided that, in either case, such Transferring Holder shall also comply with any applicable provisions of Section 11.1(b) hereof. Upon the proper delivery of an Acceptance Notice, the applicable Offered Holder(s) (including Brian Harris, if he has delivered a Harris Offer Notice in connection therewith) and such Transferring Holder shall be firmly bound to consummate the purchase and sale of the Offered Units in accordance with the terms hereof and the applicable ROFO Notice, Offer Notice, Harris Offer Notice (if any) and Acceptance Notice. Subject to the provisions of Section 11.1(b) hereof and this Section 11.6, within 60 days after the applicable Offered Holder’s receipt of the applicable Acceptance Notice, such Offered Holder shall purchase and such Transferring Holder shall sell all of the Offered Units under the Offer Notice (other than any Offered Units for which a Harris Offer Notice has been delivered by Brian Harris) (or in the case such Transferring Holder is Brian Harris, then all of the Offered Units covered by the applicable Harris Offer Notice) at a mutually agreeable time and place (the

“Offered Units Closing”). At the Offered Units Closing, such Transferring Holder shall deliver to the applicable Offered Holder title and ownership to the applicable number of Offered Units, free and clear of any liens or encumbrances, and such Offered Holder shall deliver to such Transferring Holder the applicable Offered Price by wire transfer of immediately available funds to an account(s) designated by such Transferring Holder. Any Offered Units not Transferred within the applicable time periods specified above in this Section 11.6 will again be subject to the provisions of this Section 11.6 upon any subsequent proposed Transfer.

11.7 Right of First Refusal. If, pursuant to Section 3.1(j), a majority of the TCP Directors terminate the employment of Ladder Capital Finance LLC’s Chief Executive Officer without the consent of the GI Directors (which as provided by the terms of Section 3.1(j) can only occur prior to September 22, 2011), the GI Investors may transfer all, but not less than all, of the Participating Preferred Units held by such GI Investors (except, in the case of Participating Preferred Units held by the GI Blocker Corporations, in which case, at the election of the GI Investors, all of the then issued and outstanding capital stock of the GI Blocker Corporations) (such Participating Preferred Units and any such capital stock of the GI Blocker Corporations, collectively, the “GI Preferred Equity Securities”) to any Person who is not a competitor of the Partnership within 180 days (but subject to extension for up to 90 days if required to obtain regulatory approvals or consents of any governmental authority) of such termination (any such period, a “ROFR Period”) without being required to comply with any of the restrictions contained in Sections 11.1(a), 11.1(b) or 11.6 (a “ROFR Transfer”) but subject to the restrictions set forth in this Section 11.7. At least 20 Business Days prior to consummating any ROFR Transfer, the GI Investors shall give notice (the “ROFR Notice”) to the Partnership specifying the name of the proposed transferee, the price and the other terms upon which such proposed transferee proposes to purchase such GI Preferred Equity Securities. At any time within 10 Business Days after delivery of the ROFR Notice, the Partnership may notify the GI Investors (and the GI Blocker Corporations, if applicable) in writing of its offer to purchase all of such GI Preferred Equity Securities at the same price and other terms as set forth in the ROFR Notice. Such offer will constitute an irrevocable offer by the Partnership and acceptance by the GI Investors (and the GI Blocker Corporations, if applicable) at the price and on the terms specified in such offer. Within 60 days after the receipt of the Partnership’s offer hereunder, the Partnership shall purchase and the GI Investors (and, if applicable, the applicable owners of the GI Blocker Corporations) shall sell all of the GI Preferred Equity Securities held by such GI Investors and such owners of the GI Blocker Corporations (if applicable) at a mutually agreeable time and place (the “ROFR Transfer Closing”). At the ROFR Transfer Closing, such GI Investors and such owners of the GI Blocker Corporations (if applicable) shall deliver to the Partnership title and ownership to all of the GI Preferred Equity Securities held by the GI Investors and such owners of the GI Blocker Corporations (if applicable), free and clear of any liens or encumbrances, and the Partnership shall deliver to the GI Investors and such owners of the GI Blocker Corporations (if applicable) the applicable price by wire transfer of immediately available funds to an account(s) designated by the GI Investors.

11.8 Pledge of Units. Notwithstanding anything contained herein to the contrary, to the extent any Limited Partner pledges any Units owned by such Limited Partner in a manner permitted by Section 11.1(a) hereof, then such permitted pledge of such Units shall not be considered a “Transfer” for purposes of Sections 11.3 and 11.4 hereof; provided that, as a point of clarity, such Sections 11.3 and 11.4 hereof shall be applicable in connection with any transfer or assignment of any such Units in connection with the exercise of any remedies by the applicable beneficiary of such permitted pledge of such Units.

ARTICLE XII

Certain Agreements

12.1 Approved Company Sale.

(a) At any time that the Board approves a bona fide sale of all or substantially all of the Partnership’s assets determined on a consolidated basis or a bona fide sale of all (or a lesser percentage (but at least 80%), if necessary, as determined by the Board for accounting, tax or other reasons) of the Partnership’s outstanding Units or equivalents (in either case, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) or any other transaction which has the same effect as any of the foregoing, to an Independent Third Party or group of Independent Third Parties (each such sale or transaction, an “Approved Company Sale”), and the Participating Preferred Majority Holders have consented to such Approved Company Sale as required by Section 12.3, then each holder of Units and the General Partner will vote for, consent to and raise no objections against the Approved Company Sale or the process, so long as such transaction involves the receipt by each holder of Units of consideration in accordance with Section 7.2 or any similar provision of this Agreement. If the Approved Company Sale is structured as a merger or consolidation, then each holder of Units and the General Partner shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation so long as such transaction involves the receipt by each holder of Units of consideration in accordance with Section 7.2 or any similar provision of this Agreement. If the Approved Company Sale is structured as a Transfer of Units, then each holder of Units shall agree to sell all (or his or its pro rata portion, if less than all Units are being sold in such Approved Company Sale) of his or its Units and rights to acquire Units on substantially the same terms and conditions, in all material respects, as applicable to the respective types of Units to be Transferred in such Approved Company Sale (except for the giving effect to the relative preferences of the different types and classes of Units pursuant to Section 7.2 or any similar provision of this Agreement) and the General Partner agrees to comply with its obligations with respect to such Approved Company Sale as set forth in Section 4.8. Each holder of Units shall take all necessary or desirable actions in connection with the consummation of an Approved Company Sale as reasonably requested by the Board, including executing the applicable purchase agreement. In connection with any Approved Company Sale, (i) no Limited Partner shall have any liability relating to any representation, warranty or covenant made by any other Partner, (ii) subject to clause (iii) below, no Limited Partner shall be required to make any representation or warranty about the Partnership or any of its Subsidiaries (but may be required to make customary representations and warranties about such Limited Partner’s valid title to, and ownership of, such Limited Partner’s Units, free and clear of all liens, claims and encumbrances (other than those arising under applicable securities laws)), (iii) any direct liability of any Limited Partner in respect of any representation, warranty or covenant made by the Partnership shall be several (but not joint) with the other selling Limited Partners (pro rata based on the aggregate consideration to be paid to such Limited Partners in connection with such sale), (iv) other than acts of fraud or intentional misrepresentation by such Limited Partner, the aggregate liability of any Limited Partner in respect of any representation or warranty of the Partnership or such Limited Partner or covenant made by the Partnership shall not exceed the amount of the consideration received by such Limited Partner and (v) the General Partner shall have no obligations or liabilities (including indemnification obligations) with respect to such Approved Company Sale after the completion of such Approved Company Sale.

(b) If the Board or the Partnership enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each holder of Units who is not an “accredited investor,” as such term is defined in Regulation D as promulgated under the Securities Act, will, at the request of the Partnership, appoint a purchaser representative (as such term is defined in Rule 501 under the Securities Act) (reasonably acceptable to the Board), in which event the Partnership will be responsible for the fees of the purchaser representative so appointed.

(c) This Section 12.1 shall terminate and be of no further force or effect upon the consummation of an Approved Company Sale or a Qualified Initial Public Offering.

12.2 Financial Statements; Confidentiality.

(a) Financial Statements. The Partnership shall deliver to each holder of Series A Participating Preferred Units and Series B Participating Preferred Units:

(i) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, an unaudited consolidated quarterly financial statement for the Partnership for such quarter; and

(ii) within 120 days after the end of each fiscal year, consolidated financial statements for the Partnership for such year audited by a firm of independent certified public accountants of recognized national standing selected by the Board in accordance with United States generally accepted accounting principles as in effect from time to time.

Notwithstanding the foregoing time periods, the Partnership may furnish such reports to holders of Series A Participating Preferred Units and Series B Participating Preferred Units after the expiration of such time periods, but as soon as reasonably practical following receipt of all financial and other information necessary or desirable to prepare such documents. Notwithstanding any provision in this Section 12.2(a) to the contrary, the information and materials described in this paragraph shall only be furnished to a holder of Series A Participating Preferred Units and/or Series B Participating Preferred Units who has provided such representations, warranties and assurances, as the Partnership may request in its sole discretion, that such documents (and the contents thereof) are not required by any law to be disclosed to any other Person and that such holder will not disclose such documents (or any contents thereof) to any other Person who may be required by law to disclose such documents (or any contents thereof), in each case other than disclosure permitted by Section 12.2(b). The Partnership may, in its sole discretion, choose to furnish certain or all such information and materials described in this paragraph to holders of Series A Participating Preferred Units and Series B Participating Preferred Units electronically via the Internet in lieu of providing the holders of Series A Participating Preferred Units and Series B Participating Preferred Units with hard copies of such information and materials.

(b) Confidentiality. All information disclosed by the Partnership pursuant to Section 12.2(a) or otherwise pursuant to this Agreement shall be confidential information of the Partnership (other than information which is publicly available not pursuant to a breach of this Section 12.2(b)) and, unless otherwise provided in this Agreement or consented to by the Board in writing in advance, shall not be used by the recipients thereof for any purpose other than (i) to monitor and manage their investment in the Partnership, and shall not be disclosed to any third party other than employees, consultants, advisors, accountants, attorneys and other representatives of such recipient on a need-to-know basis and (ii) in the case of any Limited Partner that is (or is controlled by) a private equity fund or other investment fund, the disclosure in a customary manner by such Limited Partner of any such information in confidence to such Limited Partner’s investors. The obligations of a Limited Partner pursuant to this Section 12.2(b) shall not apply to the extent that the disclosure of information otherwise determined to be confidential is required by applicable law, regulations, stock exchange rules or regulations, subpoena, civil investigative demand or other proceeding; provided that (x) as soon as reasonably practicable, such Limited Partner shall notify the Partnership thereof, which notice shall include the basis upon which such Limited Partner believes the information is required to be disclosed and (y) such Limited Partner shall, if requested by the Partnership and at the sole cost and expense of the Partnership, reasonably cooperate with the Partnership to protect the continued confidentiality thereof.

12.3 Certain Partnership Actions that Require the Consent of the Participating Preferred Majority Holders. Except with the written consent of the Participating Preferred Majority Holders, the Partnership shall not, and shall not permit any of its Subsidiaries to, (i) take any action that would reasonably be expected to effect a change in the business of the Partnership and its Subsidiaries, taken as a whole, that causes such business to differ materially from the description of such business described in that certain Private Offering Memorandum of the Partnership, dated as of April 2008, as supplemented from time to time prior to the Original Closing Date (which, business, includes, without limitation, the owning, sponsoring and/or managing by the Partnership and/or one or more of the Partnership’s Subsidiaries of various funds, real estate investment trusts, managed accounts and/or other investment vehicles that conduct the business (or certain portions thereof) of the Partnership and its Subsidiaries as described in such Private Offering Memorandum, as so supplemented), (ii) consummate any Approved Company Sale or (iii) consummate any Public Offering.

12.4 Blocker Corporations. Notwithstanding anything to the contrary contained herein, with respect to each Blocker Corporation so long as (A) such Blocker Corporation is a Limited Partner and (B) such Blocker Corporation never conducts any business, or enters into any arrangement, in each case, other than in connection with its purchase and ownership of Limited Partnership Interests, the Partnership and each Partner hereby agrees to use commercially reasonable efforts to (i) effect the sale of the capital stock of such Blocker Corporation to the applicable acquirer(s) as part of any sale of the Partnership, or sale of all or substantially all of the Partnership’s and its subsidiaries assets (on a consolidated basis), to such acquirer(s), including in connection with any Approved Company Sale and (ii) in connection with the consummation of any Qualified Initial Public Offering, cause such Blocker Corporation to become (by merger, contribution or other appropriate means) the applicable IPO Newco, or a wholly-owned subsidiary of the applicable IPO Newco, in exchange for which the owner(s) of such Blocker Corporation will receive an appropriate number of shares of capital stock or other equity securities of such IPO Newco (as determined in good faith by the Board) in a manner consistent with the terms of Section 13.15 hereof.

ARTICLE XIII

Miscellaneous Provisions

13.1 Notices.

(a) All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by internationally recognized overnight courier prepaid, to (i) any Limited Partner, at such Limited Partner’s address set forth on the Limited Partners Schedule, (ii) the General Partner, c/o the General Partner at the Partnership’s principal place of business (with a copy to the Partnership’s Secretary at the Partnership’s principal place of business), and (iii) the Partnership, to the Partnership’s Secretary at the Partnership’s principal place of business (or in any case to such other address as the addressee may from time to time designate in writing to the sender).

(b) All such notices, requests and other communications will (i) if delivered personally to the address as provided in Section 13.1(a) be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in Section 13.1(a), be deemed given upon facsimile confirmation and (iii) if delivered by overnight courier to the address as provided in Section 13.1(a), be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section 13.1).

13.2 GOVERNING LAW. ALL ISSUES AND QUESTIONS CONCERNING THE APPLICATION, CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE EXHIBITS TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, AND SPECIFICALLY THE DELAWARE LP ACT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

13.3 No Action for Partition. No Partner shall have any right to maintain any action for partition with respect to the property of the Partnership.

13.4 Headings and Sections. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement. Unless the context requires otherwise, all references in this Agreement to Sections, Articles or Exhibits shall be deemed to mean and refer to Sections, Articles or Exhibits of or to this Agreement.

13.5 Amendments. Except as otherwise expressly set forth in this Agreement, the Certificate of Limited Partnership, this Agreement and any provision hereof or thereof may be modified, amended or restated only upon the written approval of the Participating Preferred Majority Holders, the TowerBrook Majority Holders and the GI Majority Holders, and any such modification, amendment or restatement to which such written approval is obtained will be binding upon the Partnership and each Partner; provided that no modification, amendment or restatement of any provision of this Agreement that materially and adversely affects the rights or obligations hereunder of (I) any holder of Series A Participating Preferred Units, in its capacity as such, without similarly affecting the rights or obligations hereunder of all holders of Series A Participating Preferred Units shall be effective against such holder unless approved in writing by such holder of Series A Participating Preferred Units, (II) any holder of Series B Participating Preferred Units, in its capacity as such, without similarly affecting the rights or obligations hereunder of all holders of Series B Participating Preferred Units shall be effective against such holder unless approved in writing by such holder of Series B Participating Preferred Units or (III) any holder of Class A-1 Common Units, in its capacity as such, without similarly affecting the rights or obligations hereunder of all holders of Class A-1 Common Units shall be effective against such holder unless approved in writing by such holder of Class A-1 Common Units. Notwithstanding the first sentence of this Section 13.5, no such modification, amendment or restatement that (A) amends (i) this sentence, (ii) the manner in which distributions to holders of Class A-2 Common Units are allocated among the holders of Class A-2 Common Units and the holders of Series A Participating Preferred Units, Series B Participating Preferred Units and Class A-1 Common Units (including with respect to priority and ratios of such distributions) as set forth in Sections 7.2, 7.3, 10.2(b) or 10.2(c), (iii) any consent or approval right granted specifically in this Agreement to the Class A-2 Common Majority Holders, (iv) Sections 5.7, 5.8, 5.9, 5.10, 5.11 or 5.12 or (v) any of the related defined terms used in such Sections with respect thereto, or (B) except as expressly set forth in Sections 5.2 and 5.3 of this Agreement, otherwise has an adverse effect upon the rights and obligations of the holders of Class A-2 Common Units (solely in their capacity as such) under this Agreement, in each case, shall be binding on the holders of the Class A-2 Common Units unless such modification, amendment or restatement has also been approved in writing by the Class A-2 Common Majority Holders, in which case, such modification, amendment or restatement will be binding upon all holders of Class A-2 Common Units. Notwithstanding the first sentence of this Section 13.5, so long as Brian Harris is Chief Executive Officer of the Partnership or any of its Subsidiaries no such modification, amendment or restatement that amends this sentence or any right (including any consent or approval right) granted specifically in this Agreement to Brian Harris for so long as he is Chief Executive Officer of the Partnership or any of its Subsidiaries unless such modification, amendment or restatement has been approved in writing by Brian Harris. Notwithstanding the first sentence of this Section 13.5, so long as any Meridian Investor (other than Alan Fishman or any of his Permitted Transferees) is a holder of Units, no such modification, amendment or restatement that amends this sentence, any defined term with the word “Meridian” included as part of such defined term, or any of the rights granted specifically to Meridian Capital, Meridian LCF or the Meridian Majority Holders in Sections 3.1, 3.2 or 7.2(c) of this Agreement shall be binding upon Meridian Capital, Meridian LCF or any other Meridian Investor unless such modification, amendment or restatement has been approved in writing by the Meridian Majority Holders.

Notwithstanding the foregoing or anything to the contrary in this Agreement, the rights of GI Partners Fund III-A L.P. to designate one GI Director pursuant to Section 3.1 and the definition of “GI Specified Holders” shall not be modified, amended or restated without the prior written consent of GI Partners Fund III-A L.P. Notwithstanding the first sentence of this Section 13.5, no such modification, amendment or restatement that (A) amends (i) this sentence or (ii) any consent or approval right granted specifically in this Agreement to the Series B Preferred Majority Holders or (iii) the defined term of “Series B Preferred Majority Holders”, or (B) except as expressly set forth in Sections 5.2 and 5.3 of this Agreement, otherwise has an adverse effect upon the rights and obligations of the holders of Series B Participating Preferred Units (solely in their capacity as such) under this Agreement, in each case, shall be binding on the holders of the Series B Participating Preferred Units unless such modification, amendment or restatement has also been approved in writing by the Series B Preferred Majority Holders, in which case, such modification, amendment or restatement will be binding upon all holders of Series B Participating Preferred Units.

13.6 Binding Effect. Except as otherwise provided to the contrary in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Partners, their distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns.

13.7 Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (and may be transmitted via facsimile or scanned pages), each of which shall be deemed to be an original and shall be binding upon the Partner who executed the same, but all of such counterparts shall constitute the same agreement.

13.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

13.9 Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The Partners agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

13.10 Business Days. If any time period for giving notice or taking action under this Agreement expires on a day which is a Saturday, Sunday or holiday in the state in which the Partnership’s chief executive office is located, the time period shall be automatically extended to the Business Day immediately following such Saturday, Sunday or holiday.

13.11 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

13.12 No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

13.13 Entire Agreement and Incorporation by Reference. Except as otherwise expressly set forth in this Agreement, this Agreement and the other agreements referred to in this Agreement (including the Series B Subscription Agreements, the Class A-1 Common Unit Grant Agreement, the Registration Rights Agreement, the Equity Grant Agreements and the AIMCo Letter Agreement) embody the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way. This Agreement amends and restates the Prior Agreement in its entirety.

13.14 Parties in Interest. Nothing herein shall be construed to be to the benefit of or enforceable by any third party, including any creditor of the Partnership; provided, however, so long as GI Partners Fund III-A L.P. owns an equity interest in a Limited Partner, GI Partners Fund III-A L.P. is hereby expressly made a third party beneficiary of Section 3.1 and the last sentence of Section 13.5 of this Agreement.

13.15 Qualified Initial Public Offering.

(a) If at any time the Board desires to cause (i) a transfer of all the issued and outstanding Units to a newly organized corporation or other business entity, existing corporate Subsidiary of the Partnership and/or any Blocker Corporation (an “IPO Newco”), (ii) a merger or consolidation of the Partnership into or with an IPO Newco as provided under Section 17-211 of the Delaware LP Act or otherwise or (iii) another restructuring of the Partnership into an IPO Newco, including by way of the conversion of the Partnership into a corporation (any such corporation, also an “IPO Newco”), in any case, in connection with a Qualified Initial Public Offering, and the Participating Preferred Majority Holders have consented to such Qualified Initial Public Offering as required by Section 12.3, then each Partner shall take such steps to effect such transfer, merger, consolidation or other restructuring as may be requested by the Board, including, in the case of each Limited Partner, transferring or tendering such Limited Partner’s Units to IPO Newco in exchange or consideration for shares of capital stock or other equity interests of IPO Newco, determined in accordance with the valuation procedures set forth in Section 13.15(b).

(b) In connection with a transaction described in Section 13.15(a), the Board shall, in good faith, determine the fair market value of the Units transferred to or otherwise converted or exchanged in connection with the applicable transaction of the Partnership with IPO Newco, the aggregate fair market value of IPO Newco and the number of shares of capital stock or other equity interests to be issued to each Limited Partner in exchange or consideration therefor. Notwithstanding the foregoing, in determining such fair market value of the Units, (i) the offering price of the applicable Qualified Initial Public Offering will be used by the Board to determine such fair market value of the Units, and (ii) the impact of the provisions of Sections 7.2 and 10.2(b) will be taken into account.

(c) Each Partner hereby agrees (i) not to effect any sale or distribution of any Units (or any equity securities issued in exchange for, or distributed with respect to, Units, including any equity securities of IPO Newco) or any securities convertible into or exchangeable or exercisable for Units (or any equity securities issued in exchange for, or distributed with respect to, Units, including any equity securities of IPO Newco), during the 180-day period beginning on the effective date of a Qualified Initial Public Offering (except as part of such Qualified Initial Public Offering, if otherwise permitted), unless the underwriters managing such Qualified Initial Public Offering otherwise agree (which agreement shall be equally applicable to all Partners) and (ii) to execute and deliver any reasonable agreement which is consistent with the provisions of clause (i) of this Section 13.15(c) and which may be required by the underwriters managing such Qualified Initial Public Offering.

(d) This Agreement will automatically terminate and be of no further force and effect upon the consummation of a Qualified Initial Public Offering, except that the provisions of Sections 12.2(b) and 13.15(c) shall survive any such termination and will continue to be enforceable by the Partnership.

13.16 Mergers and Consolidations. Any merger or consolidation of the Partnership with or into another entity shall require the approval of only the Participating Preferred Majority Holders, the Class A-2 Common Majority Holders, the TowerBrook Majority Holders and the GI Majority Holders, unless such merger or consolidation of the Partnership with or into another entity is in connection with an Approved Company Sale or a Qualified Initial Public Offering, in which case, shall require the approval of only the Participating Preferred Majority Holders, the TowerBrook Majority Holders and the GI Majority Holders. The approval of any such merger or consolidation as provided in the immediately preceding sentence shall be deemed to meet all of the requirements of Partner approval of a merger or consolidation, as the case may be, for purposes of the Delaware LP Act, including Section 17-211 of the Delaware LP Act.

13.17 Conflicting Agreements. Each Partner represents that such Partner has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no Partner shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement.

13.18 Venue and Submission to Jurisdiction. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT (INCLUDING AGAINST ANY DIRECTOR OR OFFICER OF THE PARTNERSHIP) SHALL BE BROUGHT SOLELY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND EACH PARTNER HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURT FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. IN ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH PARTNER WAIVES PERSONAL SERVICE OF ANY SUMMONS,

COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH IN THE BOOKS AND RECORDS OF THE PARTNERSHIP. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

*     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Limited Partnership Agreement of Ladder Capital Finance Holdings LLLP as of the date first above written.

GENERAL PARTNER:

LCFH GP, LLC

By:	/s/ Jonathan Bilzin
Name:	Jonathan Bilzin
Title:	Authorized Person

By:	/s/ Howard Park
Name:	Howard Park
Title:	Authorized Person

LIMITED PARTNERS:

TI II LADDER HOLDINGS, LLC

By:	/s/ Glenn Miller
Name:	Glenn F. Miller
Title:	Vice President

TCP LADDER BLOCKER, INC.

By:	/s/ Glenn Miller
Name:	Glenn F. Miller
Title:	Vice President

[Continuation of Signature Page to this

Limited Liability Limited Partnership Agreement of

Ladder Capital Finance Holdings LLLP]

GI LADDER HOLDCO LLC

By:	GI Partners Fund III L.P., its sole member

By:	GI GP III L.P., its General Partner

By:	GI GP III LLC, its General Partner

By:	/s/ Howard Park
Name:	Howard Park
Title:	Managing Director

GI LADDER HOLDCO ECI BLOCKER, INC.

By:	/s/ Howard Park
Name:	Howard Park
Title:	President

GI LADDER HOLDCO UBTI BLOCKER, INC.

By:	/s/ Howard Park
Name:	Howard Park
Title:	President

GI Partners Fund III-A L.P. hereby consents to this Agreement:

GI PARTNERS FUND III-A L.P.

By:	GI GP III L.P., its General Partner

By:	GI GP III LLC, its General Partner

By:	/s/ Howard Park
Name:	Howard Park
Title:	Managing Director

[Continuation of Signature Page to this

Limited Liability Limited Partnership Agreement of

Ladder Capital Finance Holdings LLLP]

/s/ Brian Harris Brian Harris

/s/ Greta Guggenheim Greta Guggenheim

/s/ Pamela McCormack Pamela McCormack

/s/ Robert Perelman Robert Perelman

/s/ Marc Fox Marc Fox

/s/ Thomas Harney Thomas M. Harney

/s/ Alan Fishman Alan Fishman

[Continuation of Signature Page to this

Limited Liability Limited Partnership Agreement of

Ladder Capital Finance Holdings LLLP]

MERIDIAN LCF LLC

By:	/s/ Alexander DiLorenzo
Name:	Alexander DiLorenzo
Title:	Sole Member

[Continuation of Signature Page to this

Limited Liability Limited Partnership Agreement of

Ladder Capital Finance Holdings LLLP]

LIMITED PARTNER:

GP09 LADDER LIMITED PARTNERSHIP
(Print or Type Name)

By:	/s/ Jason Peters
Name:	Jason Peters
Title:	Director of GP

Exhibit A

FORM OF JOINDER TO

THE LIMITED LIABILITY LIMITED PARTNERSHIP AGREEMENT

THIS JOINDER (this “Joinder”) to the Limited Liability Limited Partnership Agreement of Ladder Capital Finance Holdings LLLP, a Delaware limited liability limited partnership (the “Partnership”), dated as of August 9, 2011, as amended or restated from time to time, by and among the Partners of the Partnership (the “Agreement”), is made and entered into as of                 by and between the Partnership and                     (“Holder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, on the date hereof, Holder has acquired                 [[Series A/Series B] Participating Preferred Units/Class [A-1][A-2] Common Units] from                     and the Agreement and the Partnership require Holder, as a holder of such [[Series A/Series B] Participating Preferred Units/Class [A-1][A-2] Common Units], to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.	Agreement to be Bound. Holder hereby (i) acknowledges that it has received and reviewed a complete copy of the Agreement and (ii) agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Limited Partner for all purposes thereof and entitled to all the rights incidental thereto.

2.	Limited Partners Schedule. For purposes of the Limited Partners Schedule, the address of the Holder is as follows:

[Name]

[Address]

3.	Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

4.	Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

5.	Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

IN WITNESS WHEREOF, the parties hereto have executed this Joinder to the Limited Liability Limited Partnership Agreement of Ladder Capital Finance Holdings LLLP as of the date set forth in the introductory paragraph hereof.

LADDER CAPITAL FINANCE HOLDINGS LLLP

By:
Name:
Title:

[HOLDER]

By:
Name:
Title:

Schedule A

Officers of Ladder Capital Finance Holdings LLLP

(as of August 9, 2011)

Brian Harris	–	Chief Executive Officer

Greta Guggenheim	–	President

Pamela McCormack	–	Managing Director, Head of Transaction Management, General Counsel and Secretary

Robert Perelman	–	Managing Director and Head of Asset Management

Marc Fox	–	Chief Financial Officer

Thomas Harney	–	Head of Merchant Banking & Capital Markets

Jonathan Bilzin	–	Vice President

Howard Park	–	Vice President